Exhibit 10.2

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY. SUCH OMITTED PORTIONS, WHICH ARE MARKED WITH BRACKETS AND ASTERISKS [***********], HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

ANG2 LICENSE AND COLLABORATION AGREEMENT

By and Between

BAYER HEALTHCARE LLC

and

REGENERON PHARMACEUTICALS, INC.

Dated as of March 23, 2016

TABLE OF CONTENTS

ARTICLE I DEFINITIONS

ARTICLE II INTENTIONALLY OMITTED

ARTICLE III COLLABORATION
3.1	Scope of Collaboration
3.2	Compliance with Law
3.3	Further Assurances and Transaction Approvals
3.4	Compliance with Third Party Agreements
3.5	Plans
3.6	Excluded Territory Activities
3.7	Information Protections

ARTICLE IV MANAGEMENT
4.1	Committees/Management
4.2	Joint Steering Committee
4.3	Joint Development Committee
4.4	Joint Commercialization Committee
4.5	Other Committees
4.6	Membership
4.7	Meetings
4.8	Decision-Making
4.9	Project Manager
4.10	Resolution of Governance Matters

ARTICLE V LICENSE GRANTS
5.1	Regeneron License Grants
5.2	Company License Grants
5.3	Sublicensing
5.4	No Implied License
5.5	Retained Regeneron Rights
5.6	Retained Bayer Rights
5.7	Right of Negotiation for Excluded Territory

ARTICLE VI DEVELOPMENT ACTIVITIES
6.1	Development of Licensed Products
6.2	Development Plans
6.3	Clinical Trials Outside of a Development Plan
6.4	Development Budgets
6.5	Development Reports

i

6.6	Review of Clinical Trial Protocols

ARTICLE VII COMMERCIALIZATION
7.1	Commercialization of Licensed Products in the Field in the Territory
7.2	Territory ANG2 Commercialization Plan
7.3	Country/Region ANG2 Commercialization Plans
7.4	HQ Plan and HQ Budget
7.5	Commercialization Activities; Sharing of Commercial Information
7.6	Pricing and Pricing Approvals in the Territory
7.7	Sales and Distribution in the Territory; Other Responsibilities
7.8	Commercialization Efforts
7.9	Contract Sales Force
7.10	Promotional Materials
7.11	Promotional Claims/Compliance
7.12	Restriction on Bundling in the Territory
7.13	Inventory Management
7.14	Medical and Consumer Inquiries
7.15	Market Exclusivity Extensions
7.16	Post Marketing Clinical Trials
7.17	Non-Compete; Activities Outside the Collaboration
7.18	Restriction on Commercialization Activities
7.19	Exports from the Territory to the Excluded Territory

ARTICLE VIII CLINICAL AND REGULATORY AFFAIRS
8.1	Ownership of Approvals and Registration Filings
8.2	Regulatory Coordination
8.3	Regulatory Coordination with Third Parties
8.4	Regulatory Events
8.5	Pharmacovigilance and Product Complaints
8.6	Regulatory Inspection or Audit
8.7	Recalls and Other Corrective Actions

ARTICLE IX MANUFACTURING AND SUPPLY
9.1	Formulated Bulk Product Supply in the Field in the Territory
9.2	Finished Product Supply in the Field in the Territory
9.3	Supply Agreement
9.4	Manufacturing Plans
9.5	Manufacturing Shortfall
9.6	Manufacturing Compliance

ARTICLE X PERIODIC REPORTS; PAYMENTS
10.1	Upfront Payment, Milestone Payments, Aventis ANG2 Royalties
10.2	Development Costs
10.3	Periodic Reports
10.4	Quarterly True-Up Payments; Funds Flow
10.5	Payments Related to Commercialization of Licensed Products in Japan
10.6	Invoices and Documentation
10.7	Payment Method and Currency
10.8	Late Payments
10.9	Taxes
10.10	Adjustments to FTE Rates
10.11	Resolution of Payment Disputes
10.12	Development Budget Overruns
10.13	Commercialization Budget Overruns

ARTICLE XI DISPUTE RESOLUTION
11.1	Resolution of Disputes
11.2	Governance Disputes
11.3	Legal Disputes
11.4	Expert Panel
11.5	No Waiver

ARTICLE XII TRADEMARKS AND CORPORATE LOGOS
12.1	Corporate Names
12.2	Selection of Product Trademarks
12.3	Ownership of Product Trademarks
12.4	Prosecution and Maintenance of Product Trademark(s)
12.5	License and Use of the Product Trademark(s), PDGF Trademark(s) and EYLEA Trademark(s)
12.6	Use of Corporate Names
12.7	Trademark Defense
12.8	Product Domain Names Registrations

ARTICLE XIII NEWLY CREATED INVENTIONS
13.1	Ownership of Newly Created Intellectual Property
13.2	Prosecution and Maintenance of Patents
13.3	Interference, Opposition and Reissue
13.4	Coordination with IP Provisions in the PDGF Agreement and the EYLEA Agreement

ARTICLE XIV INTELLECTUAL PROPERTY LITIGATION
14.1	Enforcement of Patents

14.2	Patent Marking
14.3	Third-Party Infringement Claims; New Licenses
14.4	Invalidity or Unenforceability Defenses or Actions

ARTICLE XV BOOKS, RECORDS AND INSPECTIONS; AUDITS AND ADJUSTMENTS
15.1	Books and Records
15.2	Audits and Adjustments
15.3	Accounting Standards

ARTICLE XVI REPRESENTATIONS AND WARRANTIES
16.1	Due Organization, Valid Existence and Due Authorization
16.2	Knowledge of Pending or Threatened Litigation
16.3	Additional Regeneron Representations and Warranties
16.4	Disclaimer of Warranties
16.5	Mutual Covenants

ARTICLE XVII CONFIDENTIALITY
17.1	Confidential Information
17.2	Exclusions
17.3	Permitted Disclosures and Uses
17.4	Injunctive Relief
17.5	Publication of New Information
17.6	Other Publications or Disclosures
17.7	Disclosure of Collaboration Know-How and Joint Inventions

ARTICLE XVIII INDEMNITY
18.1	General Indemnity
18.2	Additional Indemnity
18.3	Insurance
18.4	Indemnity Procedure

ARTICLE XIX FORCE MAJEURE

ARTICLE XX TERM AND TERMINATION
20.1	Term/Expiration of Term
20.2	Termination For Material Breach
20.3	Termination for Insolvency
20.4	Termination for Breach of Standstill
20.5	Termination for Termination of EYLEA Agreement
20.6	Other Termination
20.7	Effect of Termination
20.8	Survival of Obligations

20.9	Termination of the PDGF Agreement

ARTICLE XXI MISCELLANEOUS
21.1	Governing Law; Submission to Jurisdiction
21.2	Waiver
21.3	Notices
21.4	Entire Agreement
21.5	Amendments
21.6	Headings
21.7	Severability
21.8	Registration and Filing of the Agreement
21.9	Assignment
21.10	Successors and Assigns
21.11	Affiliates
21.12	Counterparts
21.13	Third-Party Beneficiaries
21.14	Relationship of the Parties
21.15	Limitation of Damages
21.16	Standstill Agreement
21.17	Termination of Standstill
21.18	Rejection of Agreement in Bankruptcy
21.19	Non-Solicitation
21.20	Construction
21.21	References

v

ANG2 LICENSE AND COLLABORATION AGREEMENT
THIS ANG2 LICENSE AND COLLABORATION AGREEMENT (“Agreement”), dated as of March 23, 2016 (the “Effective Date”), is made by and between BAYER HEALTHCARE LLC, a Delaware limited liability company having a principal place of business at 100 Bayer Boulevard, Whippany, New Jersey 07981-0915 (“Company”), and REGENERON PHARMACEUTICALS, INC., a New York corporation having a principal place of business at 777 Old Saw Mill River Road, Tarrytown, New York 10591 (“Regeneron”) (with each of Company and Regeneron referred to herein individually as a “Party” and collectively as the “Parties”).
WHEREAS, Regeneron owns and has licensed certain Patents, Know-How and other rights related to ANG2 Products in the Territory;
WHEREAS, Company and its Affiliates possess knowledge and expertise in, and resources for, developing and commercializing pharmaceutical products in the Field in the Territory;
WHEREAS, Regeneron and Company have previously entered into a certain License and Collaboration Agreement, dated October 18, 2006 and amended on May 6, 2012 (the “EYLEA Agreement”), for the development, manufacture and commercialization of EYLEA;
WHEREAS, Regeneron and Company have previously entered into a certain License and Collaboration Agreement, dated January 10, 2014 (the “PDGF Agreement”), for the development, manufacture and commercialization of PDGF Products (as defined below);
WHEREAS, Regeneron has conducted certain research and development activities with respect to ANG2 Products and intends to conduct additional development of ANG2 Products; and
WHEREAS, Company wishes to enter into a collaboration with Regeneron to Develop and Manufacture Licensed Products in the Field and Commercialize Licensed Products in the Field in the Territory, including for use in combination with EYLEA and, potentially, PDGF Products, under the terms and conditions set forth herein (the “Collaboration”).
NOW, THEREFORE, in consideration of the following mutual covenants contained herein, and for other good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS

Capitalized terms used in this Agreement, whether used in the singular or plural, except as expressly set forth herein, shall have the meanings set forth below:
1.1    “Accounting Standards” shall mean, with respect to either Party, GAAP or IFRS, in each case, as generally and consistently applied throughout the Party’s organization. Each Party shall promptly notify the other in the event that it changes the Accounting Standards pursuant to which its records are maintained.
1.2    “Additional Major Market Country” shall mean any country in the Territory, other than the Major Market Countries referred to in the definition thereof, in which Net Sales in a Contract Year are [***********] or more of aggregate Net Sales in the Territory in such Contract Year. Once designated as an Additional Major Market Country, a country shall continue to be an Additional Major Market Country from and after January 1 of the next Contract Year, and each Contract Year thereafter as long as Net Sales in such country in the immediately preceding Contract Year(s) are [***********] or more of aggregate Net Sales in the Territory in such Contract Year(s). Notwithstanding the foregoing, the Parties shall have the right to mutually agree that a country that exceeds the [***********] aggregate Net Sales threshold in a given Contract Year shall not be an Additional Major Market Country if such country is not expected to exceed such [***********] aggregate Net Sales threshold on an ongoing basis.
1.3    “Affiliate” shall mean, with respect to any Person, another Person that controls, is controlled by or is under common control with such first Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such first Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if any of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.
1.4    “Aflibercept” shall mean VEGF Trap as defined in the EYLEA Agreement.

1.5    “Agreement” shall have the meaning set forth in the introductory paragraph, including all Schedules and Exhibits.
1.6    “ANG2” shall mean angiopoietin 2 (ANGPT2 or ANG2).
1.7    “ANG2 Antibody” shall mean any Antibody that [***********].
1.8    “ANG2 Products” shall mean any form or dosage of pharmaceutical composition or preparation [***********].
1.9    “ANG2 Royalty Term” shall have the meaning ascribed to it in the Aventis First Amendment.
1.10    “Antibody(ies)” shall mean a [***********].
1.11    “Anticipated First Commercial Sale” shall mean, with respect to a Licensed Product in the Field, on a country-by-country basis in the Territory, the date agreed upon by the JSC in advance as the expected date of First Commercial Sale of such Licensed Product in the Field in such country in the Territory.
1.12    “Approval” shall mean, with respect to each Licensed Product (or, where applicable, EYLEA and/or any PDGF Product), any approval (including Marketing Approvals and Pricing Approvals), registration, license and/or authorization from any Regulatory Authority required for the development, Manufacture and/or commercialization of such Licensed Product (or, where applicable, EYLEA and/or any PDGF Product) in the Field in a regulatory jurisdiction anywhere in the world, and shall include, without limitation, an approval, registration, license and/or authorization granted in connection with any Registration Filing.
1.13    “Arm” shall mean [***********].
1.14    “Aventis” shall mean Sanofi Biotechnology SAS (as successor in interest to Aventis Pharmaceuticals Inc.).
1.15    “Aventis Agreement” shall mean the Amended and Restated Collaboration Agreement by and between Sanofi-Aventis US, LLC and Regeneron, dated as of February 23, 2015, as the same may be further amended from time to time.
1.16    “Aventis ANG2 Royalties” shall mean the payments to be made by Company as set forth in Section II of Schedule 3.
1.17    “Aventis First Amendment ” shall mean the First Amendment, dated as of May 1, 2013, to the Amended and Restated License and Collaboration, dated as of November 10, 2009, by and between Aventis and Regeneron Pharmaceuticals, Inc., as the same may be further amended from time to time.
1.18    “Bi-Specific/Multi-Specific” shall mean [***********].

1.19    “Business Day” shall mean a day on which commercial banking institutions in New York, New York are open for business.
1.20    “Change of Control” shall mean, with respect to Regeneron, any of the following events: (a) any Person is or becomes the “beneficial owner” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right may be exercised immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power represented by all classes of capital stock then outstanding of Regeneron normally entitled to vote in elections of directors; (b) Regeneron consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into Regeneron, other than (i) a merger or consolidation that would result in the voting securities of Regeneron outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) a majority of the combined voting power of the voting securities of Regeneron or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of Regeneron (or similar transaction) in which no Person becomes the beneficial owner, directly or indirectly, of voting securities of Regeneron representing a majority of the combined voting power of Regeneron’s then outstanding securities; or (c) Regeneron conveys, transfers or leases all or substantially all of its assets to any Person other than a wholly-owned Affiliate of Regeneron.
1.21    “Class A Stock” shall mean the Class A Stock of Regeneron, par value $0.001 per share.
1.22    “Clinical Supply Cost” shall mean (a) the Out-of-Pocket Cost for purchasing and/or the Manufacturing Cost to Manufacture Formulated Bulk Product for Clinical Supply Requirements under the Development Plans, (b) the Out-of-Pocket Cost for purchasing and/or the Manufacturing Cost to Manufacture comparator agent or placebo requirements for activities contemplated under the Development Plans, (c) the Out-of-Pocket Cost and/or the Manufacturing Cost for filling, packaging and labeling Clinical Supply Requirements, comparator agent and/or placebo, as the case may be, for activities contemplated under the Development Plans and (d) any VAT and/or similar taxes actually paid with respect to the Manufacture or delivery of Clinical Supply Requirements.
1.23    “Clinical Supply Requirements” shall mean, with respect to a Licensed Product, the quantities of Finished Product, comparator agent and/or placebo as are required by a Party or the Parties for Development in the Field under this Agreement, including, without limitation, the conduct of research, pre-clinical studies and clinical trials in connection with a Development Plan, and quantities of such Licensed Product that are required by a Party for submission to a Regulatory Authority in connection with any Registration Filing and/or Approval in the Field in any regulatory jurisdiction in the Territory.
1.24    “COGS” for a Quarter shall mean cost (calculated in accordance with the Accounting Standards) of Manufacturing the Licensed Products sold in the Field in the Territory in the Quarter.
1.25    “Combination ANG2 Product” shall mean a form or dosage of pharmaceutical composition or preparation that is comprised of or contains as active ingredients an ANG2 Antibody together with Aflibercept and/or a PDGF Licensed Product [***********].
1.26    “Combination PDGF Product” shall have the meaning set forth in the PDGF Agreement.
1.27    “Commercialize” or “Commercialization” shall mean any and all activities directed to marketing, promoting, detailing, distributing, importing, offering for sale, having sold and/or selling a Licensed Product in the Field in the Territory, including, without limitation, market research, pre-launch marketing and educational activities, sampling and Non-Approval Trials in the Territory.
1.28    “Commercial Overhead Charge” shall mean, on a country-by-country basis in the Territory, beginning on the First Commercial Sale in the applicable country, an amount (agreed upon by the JFC at least eighteen (18) months prior to the Anticipated First Commercial Sale in the country) to [***********], such amount to be determined by the JFC as of January 1 of each following Contract Year. For the avoidance of doubt, “Commercial Overhead Charge” shall not include any amounts included in Company HQ Costs, Medical Affairs Cost, Sales Force Cost, or Other Shared Expenses or any other amounts included in Shared Promotion Expenses (other than Commercial Overhead Charge). Unless otherwise agreed by the JFC and JCC, the Commercial Overhead Charge shall be a fixed amount for each Contract Year. Notwithstanding the foregoing, the Parties shall have the right to mutually agree to adjust the Commercial Overhead Charge once in a given Contract Year for a given country to reflect unforeseen circumstances.
1.29    “Commercial Supply Cost” shall mean (a) the Out-of-Pocket Cost for purchasing and/or the Manufacturing Cost to Manufacture Formulated Bulk Product for Commercial Supply Requirements, (b) the Out-of-Pocket Costs and/or the Manufacturing Cost for filling, packaging and labeling Commercial Supply Requirements, and (c) any VAT and/or similar taxes actually paid with respect to the Manufacture and/or delivery of such Commercial Supply Requirements.
1.30    “Commercial Supply Requirements” shall mean, with respect to each Licensed Product, quantities of Finished Product as are required by Company to fulfill its (and/or its Affiliate’s and/or Sublicensee’s) requirements for commercial sales,

Non-Approval Trials and Licensed Product sampling with respect to such Licensed Product in the Field in the Territory.
1.31    “Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, reasonable, diligent, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances, it being understood and agreed that such efforts shall be consistent with the Collaboration Purpose and substantially equivalent to those efforts and resources commonly used by a Party for a product owned by it, which product is at a similar stage in its development and/or product life and is of similar market potential (taking into consideration both anticipated total sales and overall profitability). Commercially Reasonable Efforts shall be determined on a market-by-market and product-by-product basis in view of conditions prevailing at the time, and evaluated taking into account all relevant factors, including, without limitation, the efficacy, safety, anticipated regulatory authority approved labeling, competitiveness of the product and alternative products that are in the marketplace (including EYLEA and/or any PDGF Product) and/or under development by Third Parties and other technical, scientific, legal, medical marketing and competitiveness factors. It is anticipated that the level of effort constituting Commercially Reasonable Efforts may change over time. In determining whether a Party has used Commercially Reasonable Efforts, neither the Territory Profit Split nor other payments made or required to be made from one Party to the other under this Agreement shall be considered in determining market potential (that is, a Party may not apply lesser resources or efforts in support of a Licensed Product because it must pay the Territory Profit Split and/or make milestone and/or any other payments hereunder to the other Party). By way of example, for purposes of determining whether Company uses Commercially Reasonable Efforts to Commercialize a Licensed Product in a Major Market Country, a basis for comparison shall be the efforts used by Company to commercialize in such Major Market Country another Company product that is wholly owned by Company, is at a similar stage of commercialization to the Licensed Product and has both anticipated total sales and overall profitability to Company in such Major Market Country substantially similar to that of the Licensed Product, taking into account total sales and total profitability of the Licensed Product in such Major Market Country, but without consideration of any of the payments required to be made from one Party to the other under this Agreement.
1.32    “Committee” shall mean any of the JSC, JDC, JCC or JFC, each as described in Article IV (together with the Working Groups and/or other committees contemplated herein and/or established in accordance with this Agreement).
1.33    “Common Stock” shall mean the common stock of Regeneron, par value $0.001 per share.
1.34    “Company Collaboration Intellectual Property” shall mean the Company Collaboration Patent Rights and Company Collaboration Know-How.

1.35    “Company Collaboration Know-How” shall mean all Know-How that is conceived, developed, created or otherwise made by or on behalf of Company (and/or its Affiliates and/or its and/or their Sublicensees) under or in connection with the Development, Manufacture and/or Commercialization of Licensed Products under the Collaboration during the Term of this Agreement (and/or any transition period as provided in Schedules 7, 8 and/or 9), excluding any Joint Inventions. Company Collaboration Know-How shall include New Information of Company. For clarity, all Know-How that is conceived, developed, created or otherwise made by or on behalf of Company (and/or its Affiliates and/or its and/or their sublicensees) in connection with the development, manufacture and/or commercialization of products that are not Licensed Products outside of this Agreement and without use of any (a) then existing Company Collaboration Intellectual Property, (b) Joint Intellectual Property, or (c) Regeneron Collaboration Intellectual Property, Regeneron Licensed Intellectual Property, Regeneron EYLEA Intellectual Property or Regeneron PDGF Intellectual Property shall not constitute Company Collaboration Know-How.
1.36    “Company Collaboration Patent Rights” shall mean those Patents that (a) claim and/or cover the Company Collaboration Know-How and (b) are Controlled by Company and/or any of its Affiliates (other than by operation of the license and other grants in Article V).
1.37    “Company EYLEA Intellectual Property” shall mean (a) the Company Intellectual Property as defined in the EYLEA Agreement and (b) Company’s interest in any Joint Inventions (as defined in the EYLEA Agreement) and Joint Patent Rights (as defined in the EYLEA Agreement).
1.38    “Company Future Non-Collaboration Patent Rights” shall mean those Patents Controlled by Company or any of its Affiliates (other than by operation of the license and other grants in Article V) that (a)(i) are necessary or useful for the Exploitation of Licensed Products in the Field and (ii) are not Company Collaboration Patent Rights, Patents within the Company EYLEA Intellectual Property or the Company PDGF Intellectual Property or Joint Patent Rights and (b)(i) do not claim Know-How existing as of the effective date of the termination of this Agreement, or (ii) do not claim priority to any Patents that claim Know-How existing as of the effective date of the termination of this Agreement.
1.39    “Company Global HQ Costs” shall have the meaning set forth in Section 1.40.
1.40     “Company HQ Costs” shall mean the sum of (a) beginning on the First Commercial Sale of a Licensed Product in any Major Market Country, the product of (i) the number of Company HQ Unit FTEs performing activities directly related to the Commercialization of Licensed Products in the Field across the Territory (and to the extent agreed by Regeneron, globally) and (ii) the applicable HQ FTE Rate and (b) the Out-of-Pocket Costs of the type identified in clauses (f) through (h) of the definition of Shared Promotion Expenses that are incurred by the Company HQ Unit in connection with performing activities directly related to the Commercialization of Licensed Products in the Field across the Territory (and to the extent agreed by Regeneron, globally), in each case ((a) and (b)), in accordance with the approved HQ Plan and HQ Budget. The Company HQ Costs (x) allocated to the Territory pursuant to the HQ Budget (such costs, “Company Territory HQ Costs”) shall be considered Shared Promotion Expenses and (y) allocated globally pursuant to the HQ Budget (such costs, “Company Global HQ Costs”) shall be considered Global HQ Costs. For clarity, the cost and expense of activities of the type set forth in the definition of Commercial Overhead Charge that are performed by the Company HQ Unit shall be Company HQ Costs and not Commercial Overhead Charges.
1.41    “Company HQ Unit” shall mean those employees of Company who are performing activities directly related to the Commercialization of Licensed Products in the Field across the Territory (and to the extent agreed by Regeneron, globally) and not for specific country(ies) or Region(s).
1.42    “Company Non-Collaboration Patent Rights” shall mean all Patents Controlled by Company and/or any of its Affiliates (other than by operation of the license and other grants in Article V) that (a) are necessary and/or useful for the Exploitation of Licensed Products in the Field and (b) are not Company Collaboration Patent Rights, Joint Patent Rights, Patents within the Company EYLEA Intellectual Property or the Company PDGF Intellectual Property or Company Future Non-Collaboration Patent Rights.
1.43    “Company PDGF Intellectual Property” shall mean (a) the Company Collaboration Intellectual Property (as defined in the PDGF Agreement) and (b) Company’s interest in any Joint Intellectual Property (as defined in the PDGF Agreement).
1.44    “Company Territory HQ Costs” shall have the meaning set forth in Section 1.40.
1.45    “Competing ANG2 Product” shall mean any form or dosage of pharmaceutical composition or preparation that [***********]. Notwithstanding the foregoing, [***********].
1.46    “Consolidated Payment Report” shall mean a consolidated Quarterly report prepared by Company (based on information reported under Sections 6.5 and 10.3) setting forth in reasonable detail, for each Reporting Country in the Territory, for each Region in the Territory, in the aggregate for all countries in the Territory, and with respect to the Company HQ Unit and the Regeneron HQ Unit, as applicable, (a) Net Sales, COGS and Shared Promotion Expenses incurred by each Party for such Quarter, (b) Development Costs incurred by each Party for such Quarter under the Global ANG2 Development Plan and the Territory ANG2 Development Plan, (c) Other Shared Expenses incurred by each Party for such Quarter, including the allocation of global costs pursuant to Section 4.4(b)(xii), (d) Commercial Supply Costs incurred by each Party for such Quarter, (e) Company HQ Costs and Regeneron HQ Costs incurred by Company and Regeneron, as applicable, for such Quarter under the HQ Plan and HQ Budget, and (f) the Quarterly True-Up, and the component items and calculations in determining such Quarterly True-Up, calculated in accordance with Schedule 2.
1.47    “Contract Year” shall mean the period beginning on January 1, 2016 and ending on December 31, 2016, and each succeeding consecutive twelve (12)-month period thereafter during the Term. The last Contract Year of the Term shall begin on January 1 for the year during which termination or expiration of this Agreement will occur, and the last day of such Contract Year shall be the effective date of such termination or expiration.
1.48    “Control” shall mean, with respect to any item of New Information or Party Information, material, regulatory documentation, Patent and/or other intellectual property right, and/or ANG2 Antibody, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sublicense, right of reference and/or other right to or under, such New Information or Party Information, material, regulatory documentation, Patent and/or other intellectual property right, and/or ANG2 Antibody as provided for herein without violating the terms of any agreement and/or other arrangement with any Third Party.
1.49    “Controlling Party” shall mean Regeneron with respect to the filing, prosecution and maintenance (and enforcement in the Field in the Territory) of a Joint Patent Right that claims and/or covers an ANG2 Product (and/or the Manufacture and/or use thereof, including, without limitation, any devices for the administration of such Licensed Product and/or any component thereof), and/or a PDGF Product (and/or the Manufacture and/or use thereof, including, without limitation, any devices for the administration of such PDGF Product and/or any component thereof) and/or EYLEA (and/or the Manufacture and/or use thereof, including, without limitation, any devices for the administration of EYLEA and/or any component thereof), and Company in the case of all other Joint Patent Rights.
1.50    “Country ANG2 Commercialization Report” shall mean, for each Reporting Country in the Territory, a written report summarizing the Commercialization activities undertaken by Company (and/or its Affiliate) during the previous Quarter in connection with the applicable Country/Region ANG2 Commercialization Plan for such Reporting Country, including the number of details for the Licensed Product in the Field in the applicable country, together with a detailed project-level statement of Shared Promotion Expenses (calculated in U.S. dollars and local currency) incurred by Company (and/or its Affiliate) during such Quarter in the applicable country.
1.51    “Country/Region ANG2 Commercialization Budget” shall mean the three (3)-year rolling budget(s) (with full detailed budgets for the first year and sales and expense data that are available for the following two years) approved by the JCC for a particular Country/Region ANG2 Commercialization Plan.

1.52    “Country/Region ANG2 Commercialization Plan” shall mean, for each Reporting Country and each Region in the Territory, the three (3)-year rolling plan for Commercializing Licensed Products in the Field in such Reporting Country or such Region, including the applicable Country/Region ANG2 Commercialization Budget, developed and approved by the JCC, as the same may be amended from time-to-time in accordance with the terms of this Agreement. Each Country/Region ANG2 Commercialization Plan shall set forth, for each Licensed Product, the information, plans and forecasts set forth in Section 7.3.
1.53    “CPI” for the Excluded Territory shall mean the Consumer Price Index – Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, 1982-1984 = 100, published by the United States Department of Labor, Bureau of Statistics (or its successor equivalent index). For countries and Regions in the Territory (other than Japan), “CPI” shall mean the “Euro area (changing composition) - HICP - Overall index, Monthly Index, Eurostat, neither seasonally nor working day adjusted, as published by the European Central Bank” (or its successor equivalent index). In Japan, “CPI” shall mean Consumer Prices (MEI) – All Items, 2010=100 for Japan, as published by Organization for Economic Co-Operation and Development.
1.54    “Develop” or “Development” shall mean (a) activities directly and specifically relating to research and pre-clinical and clinical drug development of a Licensed Product in the Field, including, without limitation, test method development and stability testing, assay development, toxicology, pharmacology, formulation, quality assurance/quality control development, technology transfer, statistical analysis, process development and scale-up, pharmacokinetic studies, data collection and management, clinical studies (including research to design clinical studies), regulatory affairs, project management, drug safety surveillance activities related to clinical studies, the preparation, submission and maintenance of Registration Filings and Approvals (including post-marketing clinical trials imposed by applicable Law and/or as required by a Regulatory Authority (other than Non-Approval Trials)) and activities necessary and/or useful to obtain a Pricing Approval, reimbursement and/or listing on health care providers’ and payers’ formularies, and (b) any other development activities with respect to a Licensed Product in the Field, including, without limitation, activities to support new product formulations, delivery technologies and/or new indications in the Field whether before or after the First Commercial Sale. For clarity, (x) the Development of Aflibercept and/or a PDGF Licensed Product for use with or as part of a Licensed Product (including, for clarity, as a Combination ANG2 Product that is a Licensed Product), shall be governed by this Agreement and not the EYLEA Agreement or the PDGF Agreement, and all related costs of Developing Aflibercept and/or a PDGF Licensed Product for use with or as part of a Licensed Product (including, for clarity, as a Combination ANG2 Product that is a Licensed Product), shall be Development Costs hereunder, but (y) the Development (as such term is defined in the EYLEA Agreement) of EYLEA (other than for use with or as part of a Licensed Product (including, for clarity, as a Combination ANG2 Product that is a Licensed Product)) shall not constitute Development under this Agreement and the costs relating to the Development (as such term is defined in the

EYLEA Agreement) of EYLEA (other than for use in combination with or as part of a Licensed Product (including, for clarity, as a Combination ANG2 Product that is a Licensed Product)) shall not constitute Development Costs under this Agreement and (z) the Development (as such term is defined in the PDGF Agreement) of any PDGF Product (other than for use with or as part of a Licensed Product (including, for clarity, as a Combination ANG2 Product that is a Licensed Product)) shall not constitute Development under this Agreement and the costs relating to the Development (as such term is defined in the PDGF Agreement) of such PDGF Product (other than for use with or as part of a Licensed Product (including, for clarity, as a Combination ANG2 Product that is a Licensed Product)) shall not constitute Development Costs under this Agreement.
1.55    “Development Cost Effective Date” shall mean January 1, 2016.
1.56    “Development Costs” shall mean costs incurred by a Party in connection with the Development of Licensed Products in the Field in accordance with this Agreement and, except as provided in Sections 6.3(b) and 6.3(c), the Development Plan(s) (including Development Costs for EYLEA and/or any PDGF Licensed Product for use with or as part of a Licensed Product (including, for clarity, as a Combination ANG2 Product that is a Licensed Product)), including, without limitation:
(a)    all Out-of-Pocket Costs incurred in connection with such Development, including, without limitation, fees and expenses associated with obtaining and maintaining Registration Filings and Approvals (including Pricing Approvals, reimbursement and formulary listings) necessary for the Development and Commercialization of the Licensed Products in the Field under this Agreement;
(b)    Development FTE Costs;
(c)    Clinical Supply Costs;
(d)    the costs and expenses incurred in connection with (i) activities relating to the Manufacturing process, formulation, cleaning, and shipping development and validation, (ii) Manufacturing scale-up and improvements, (iii) stability testing, (iv) quality assurance/quality control development (including management of Third Party fillers, packagers and labelers), and (v) internal and Out-of-Pocket Costs incurred in connection with (A) qualification and validation of Third Party contract manufacturers and vendors and (B) subject to the terms of this Agreement, establishing a primary and/or secondary source supplier, including, without limitation, the transfer of process and Manufacturing technology and analytical methods, scale-up, process and equipment validation, cleaning validation and initial Manufacturing licenses, approvals and Regulatory Authority inspections (in each case, to the extent not included in Clinical Supply Costs or Commercial Supply Costs);
(e)    any license fees and other payments under Existing Licenses and/or New Licenses to the extent attributable to the Manufacture of Clinical

Supply Requirements and/or the Development of Licensed Products in the Field under the Plans for the Territory (which, for the avoidance of doubt, include activities in the Excluded Territory performed under the Global ANG2 Development Plan, but exclude the Aventis ANG2 Royalties); and
(f)    any other costs and/or expenses specifically identified and included in the applicable Development Plan and/or included as Development Costs under this Agreement.
Notwithstanding the foregoing, Medical Affairs Costs shall be excluded from Development Costs. For clarity, it is the intent of the Parties that any costs and/or expenses incurred under this Agreement (including any costs included in the foregoing definition of Development Costs) will not be unfairly allocated to the Licensed Products in the Field (to the extent that any such costs and/or expenses are attributable, in part, to products and/or activities outside the scope of this Agreement). For further clarity, the costs of Developing Aflibercept for use with or as part of a Licensed Product (including, for clarity, as a Combination ANG2 Product that is a Licensed Product) shall be Development Costs hereunder, but the costs relating to the Development (as such term is defined in the EYLEA Agreement) of EYLEA (other than for use in a combination with or as part of a Licensed Product (including, for clarity, as a Combination ANG2 Product that is a Licensed Product)) shall not constitute Development Costs under this Agreement and the costs relating to the Development (as such term is defined in the PDGF Agreement) of any PDGF Product (other than for use in combination with or as part of a Licensed Product (including, for clarity, as a Combination ANG2 Product that is a Licensed Product)) shall not constitute Development Costs under this Agreement.
1.57    “Development FTE Cost” shall mean, for all Development activities performed in accordance with the Development Plan(s), including regulatory activities, the product of (a) the number of FTEs required for such Development activity as set forth in the approved Development Plan and (b) the applicable Development FTE Rate.
1.58    “Development FTE Rate” for [***********], such amounts to be adjusted as of January 1, 2017 and annually thereafter, with each annual adjustment effective as of January 1 of each Contract Year, by the percentage increase or decrease, if any, in the applicable CPI (determined based on the location of the Development personnel) for the twelve (12) months ending June 30 of the prior Contract Year. The Development FTE Rate shall be inclusive of the FTE Costs and Expenses.
1.59    “Development Plan(s)” shall mean the Initial Development Plan, the Global ANG2 Development Plan and the Territory ANG2 Development Plan, as applicable.
1.60    “Dollars” and/or “$” shall mean United States Dollars.

1.61    “Effective Date” shall have the meaning set forth in the introductory paragraph.
1.62    “EMA” shall mean the European Medicines Agency or any successor agency thereto.
1.63    “Excluded Territory” shall mean the United States.
1.64    “Executive Officers” shall mean the Chief Executive Officer of Regeneron and the senior-most executive officer of Bayer HealthCare’s global healthcare business.
1.65    “Existing Licenses” shall mean the agreements listed in Schedule 4.
1.66    “Exploit” and/or “Exploitation” shall mean to make, have made, import, export, use, sell, have sold and/or offer for sale or otherwise dispose of.
1.67    “EYLEA” shall mean a pharmaceutical product containing Aflibercept as its sole active ingredient and commercialized by the parties pursuant to the EYLEA Agreement.
1.68    “EYLEA Agreement” shall have the meaning set forth in the recitals.
1.69    “EYLEA Commercial Supply Agreement” shall mean that certain Commercial Formulated Bulk Supply Agreement by and between Company and Regeneron, dated September 18, 2012 and amended on August 1, 2013, as the same may be further amended from time to time.
1.70    “EYLEA Regulatory Documentation” shall mean any and all Registration Filings (as defined in the EYLEA Agreement), Approvals (as defined in the EYLEA Agreement) and other regulatory documentation related to EYLEA, in each case, Controlled by Company and/or any of its Affiliates.
1.71    “EYLEA Trademark” shall mean the Product Trademark as defined in the EYLEA Agreement.
1.72    “FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.
1.73    “FFDCA” shall mean the United States Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations, guidelines, guidance and other requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

1.74    “Field” shall mean the treatment of any ocular disease and/or disorder through the local administration of any product to the eye, including, without limitation, by topical, intravitreal, periorbital, implants and/or other means of local administration to the eye.
1.75    “Finished Product” shall mean a Licensed Product in the Field in its finished, labeled and packaged form, ready for sale to the market and/or use in clinical and/or pre-clinical trials, as the case may be.
1.76    “First Commercial Sale” shall mean, with respect to a Licensed Product in a country in the Territory, the first commercial sale of the Finished Product to non-Sublicensee Third Parties for use in the Field in such country (or group of countries) following receipt of Marketing Approval. Sales for test marketing and/or clinical trial purposes and/or compassionate or similar use shall not constitute a First Commercial Sale.
1.77    “Fixed Combination ANG2 Product” shall mean a form or dosage of pharmaceutical composition or preparation that [***********].
1.78    “Formulated Bulk Product” shall mean (a) with respect to a Monotherapy ANG2 Product, the ANG2 Antibody included therein; (b) with respect to a Fixed Combination ANG2 Product, the ANG2 Antibody and Aflibercept and/or PDGF Licensed Product(s), and any other active ingredients included therein; or (c) with respect to any other Licensed Product, including, without limitation, any other Fixed Combination ANG2 Product, each of the ANG2 Antibody and, if applicable, Aflibercept and/or PDGF Licensed Product(s), and any other active ingredients included therein, in each case ((a), (b) and (c)), formulated into solution or in lyophilized form, ready for storage and/or shipment to a manufacturing facility, to allow processing into the Finished Product.
1.79    “FTE” shall mean a full time equivalent employee (i.e., one fully-committed or multiple partially-committed employees aggregating to one full-time employee) employed or contracted by a Party and assigned to perform specified work, with such commitment of time and effort to constitute one employee performing such work on a full-time basis, which for purposes hereof shall be [***********] per year.
1.80    “FTE Costs and Expenses” shall mean the sum of (a) all costs and/or expenses for the employee providing the applicable services, including, without limitation, salaries, wages, bonuses, benefits, profit sharing, stock option grants, and FICA costs and other similar ex-U.S. costs, travel, meals and entertainment, training, recruiting, relocation, operating supplies, and equipment and other disposable goods to the extent required for the performance of the applicable services and (b) a pro rata allocation of equipment maintenance costs, utilities, general, administrative and facilities expenses, including allocated building operating costs and depreciation and repairs and maintenance, in either case ((a) or (b)), whether internal costs and expenses or amounts paid to Third Parties. For clarity, FTE Costs and Expenses shall not include any Commercial Overhead Charges.
1.81    “GAAP” shall mean generally accepted accounting principles in the United States.
1.82    “Genentech Agreement” shall mean that certain Amended and Restated Non-Exclusive License and Settlement Agreement by and between Regeneron and Genentech, Inc. (“Genentech”), dated May 17, 2013, pursuant to which Genentech granted Regeneron rights to certain Genentech Patents and Regeneron agreed to make certain payments to Genentech relating to certain of Regeneron’s and/or Company’s sales of EYLEA in the Territory.
1.83    “Genentech Covenant Not to Sue” shall mean that certain agreement by and between Regeneron, Regeneron UK Ltd, Bayer Pharma AG, Bayer Australia Limited, and Genentech Inc., dated May 17, 2013.
1.84    “Global HQ Costs” shall mean the Company Global HQ Costs and the Regeneron Global HQ Costs.
1.85    “Global ANG2 Development Budget” shall mean the three (3)-year rolling budget(s) approved by the JSC in the Global ANG2 Development Plan.
1.86    “Global ANG2 Development Plan” shall mean the three (3)-year rolling plan approved by the JSC for Developing Licensed Products in the Field as part of an integrated worldwide Development program, including the related Global ANG2 Development Budget, as the same may be amended from time-to-time in accordance with the terms of this Agreement. Global ANG2 Development Plan activities may be undertaken entirely or partially in the Excluded Territory if approved by the JSC. For clarity, the Global ANG2 Development Plan will not include (a) any Development activities that are conducted and/or sponsored by a Party that are only required for an Approval specific to the Territory (including activities under the Territory ANG2 Development Plan) or the Excluded Territory, (b) Non-Approval Trials or (c) any studies conducted for Pricing Approval and/or formulary approval.
1.87    “Good Practices” shall mean compliance with the applicable standards contained in then-current “Good Laboratory Practices,” “Good Manufacturing Practices” and/or “Good Clinical Practices,” as promulgated by the FDA and any analogous guidelines promulgated by the EMA, ICH and/or other country regulatory agencies, as applicable.
1.88    “Governmental Authority” shall mean any court, agency, authority, department, regulatory body and/or other instrumentality of any government and/or country and/or of any national, federal, state, provincial, regional, county, city and/or other political subdivision of any such government and/or any supranational organization of which any such country is a member.

1.89    “HQ Budget” shall have the meaning set forth in Section 7.4.
1.90    “HQ FTE Rate” shall mean (a) for Company HQ Unit personnel and Regeneron HQ Unit personnel based in the Excluded Territory, the Development FTE Rate for the Excluded Territory and (b) for Company HQ Unit personnel and Regeneron HQ Unit personnel based in the Territory, the applicable Development FTE Rate for the Territory. The HQ FTE Rate shall be inclusive of the FTE Costs and Expenses.
1.91    “HQ Plan” shall mean the three (3)-year rolling plan for Commercializing the Licensed Products in the Field in the Territory (and, if and to the extent agreed by Regeneron, the Excluded Territory) approved by the JSC, including the HQ Budget (with full detailed budgets for the first year and expense data that are available for the following two years), as the same may be amended from time-to-time in accordance with the terms of this Agreement. The HQ Plan shall set forth the activities to be performed by the Company HQ Unit and Regeneron HQ Unit.
1.92    “HQ Report” shall mean a written report summarizing the Commercialization activities undertaken by the Company HQ Unit during the previous Quarter in connection with the applicable HQ Plan, including the number of Company HQ Unit FTEs and the activities performed thereby, together with a detailed project-level statement of Out-of-Pocket Costs included in Company HQ Costs (calculated in United States Dollars and, if applicable and to the extent available and generated by Company’s and its Affiliates’ internal reporting systems, local currency) during such Quarter.
1.93    “IAS/IFRS” shall mean International Accounting Standards/International Financial Reporting Standards of the International Accounting Standards Board.
1.94    “ICH” shall mean the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.
1.95    “IND” shall mean, with respect to each Licensed Product (or, where applicable, EYLEA and/or a PDGF Licensed Product) in the Field, an Investigational New Drug Application filed with the FDA with respect to such Licensed Product (or, where applicable, EYLEA and/or a PDGF Licensed Product), as described in the FDA regulations, including all amendments and supplements to the application, and any equivalent filing with any Regulatory Authority outside the United States.
1.96    “Initial Development Budget” shall mean the budget(s) included as part of the Initial Development Plan.
1.97    “Initial Development Plan” shall mean the initial plan for the Development of Licensed Products in the Field under this Agreement (together with the Initial Development Budget) on a global basis, as set forth on Schedule 5.

1.98    “Initiation” shall mean, with respect to a clinical study, the first dosing of the first human subject in such clinical trial.
1.99    “Joint Intellectual Property” shall mean Joint Patent Rights and Joint Inventions.
1.100    “Joint Patent Rights” shall mean Patents that cover a Joint Invention.
1.101    “Know-How” shall mean any and all proprietary technical and/or scientific information, know-how, data, test results, knowledge, techniques, discoveries, inventions, specifications, designs, trade secrets, regulatory filings and other information (whether or not patentable or otherwise protected by trade secret Law).
1.102    “Law” and/or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority.
1.103    “Lead Regulatory Party” shall mean the Party having responsibility for preparing, prosecuting and maintaining Registration Filings and any Approvals for Licensed Products in the Field and for related regulatory duties, in each case, as set forth in this Agreement.
1.104    “Legal Dispute” shall mean any dispute, controversy and/or claim related to compliance with this Agreement and/or the validity, breach, termination and/or interpretation of this Agreement.
1.105    “Licensed Products” shall mean ANG2 Products (including, without limitation, any Combination ANG2 Products) that are comprised of or contain as an active ingredient any ANG2 Antibodies that are Controlled and being developed by Regeneron and/or any of its Affiliates [***********] as of the Effective Date as set forth on Schedule 1.105; provided, that any [***********].
1.106    “Major Market Country” shall mean [***********].
1.107    “Manufacture” and/or “Manufacturing” shall mean activities directed to producing, manufacturing, processing, filling, finishing, packaging, labeling, quality assurance testing and release, shipping and/or storage of a product, including, without limitation, Formulated Bulk Product, Finished Product, placebo and/or a comparator agent, as the case may be.
1.108    “Marketing Approval” shall mean an approval of the applicable Regulatory Authority necessary for the marketing and sale of a Licensed Product (or, where applicable, EYLEA and/or a PDGF Licensed Product) in an indication in the Field in any country, but excluding any separate Pricing Approval.

1.109    “Medical Affairs Cost” shall mean, for each country in the Territory, the product of (a) the number of FTEs supporting Medical Education Activities related to the Licensed Products in the Field as agreed upon in the Country/Region ANG2 Commercialization Plan or Territory ANG2 Commercialization Plan and (b) the applicable Medical Affairs FTE Rate.
1.110    “Medical Affairs FTE Rate” shall mean, on a Region-by-Region and/or one or more Major Market Countries basis in the Territory (determined based on the location of the medical affairs professional), a rate agreed upon in local currency by the Parties prior to the expected start of the first Non-Approval Trial in such Region or Major Market Country, as applicable, based upon the fully burdened cost of medical affairs professionals of pharmaceutical companies in the Field in the applicable country, such amount to be adjusted as of January 1 of each following Contract Year by the percentage increase or decrease, if any, in the applicable CPI through June 30 of the prior Contract Year. The Medical Affairs FTE Rate shall be inclusive of the FTE Costs and Expenses.
1.111    “Medical Education Activities” shall mean activities conducted in accordance with a Plan that are designed to ensure and/or improve appropriate medical use of, conduct medical education of, and/or further research regarding, Licensed Products sold in the Territory, including by way of example: (a) activities of medical scientific liaisons who, among their other functions may (i) conduct service based medical activities including providing input and assistance with consultancy meetings, recommend investigators for clinical trials and provide input in the design of such trials and other research related activities, and (ii) deliver non-promotional communications and conduct non-promotional activities including presenting new clinical trial and other scientific information; (b) grants to support continuing medical education, symposia, and/or research related to a Licensed Product (excluding Development activities); (c) development, publication and dissemination of publications relating to Licensed Products, as well as medical information services provided in response to inquiries communicated via the sales representatives or otherwise received by a Party and/or its Affiliates; (d) the support of Non-Approval Trials; and (e) establishment and implementation of risk, evaluation and mitigation and strategies (REMS).
1.112    “Monotherapy ANG2 Product” shall mean any form or dosage of pharmaceutical composition or preparation that [***********].
1.113    “Net Sales” shall mean the gross amount invoiced for bona fide arms’ length sales of Licensed Products in the Field in the Territory by or on behalf of Company and/or its Affiliates and/or Sublicensees to Third Parties (other than Sublicensees), less the following deductions determined in accordance with Company’s Accounting Standards:
(a)    normal and customary trade, cash and/or quantity discounts allowed and taken with respect to Licensed Product sales;

(b)    amounts repaid and/or credited by reason of defects, rejections, recalls, returns, rebates and allowances;
(c)    chargebacks and other amounts paid on sale and/or dispensing of Licensed Products;
(d)    Third Party cash rebates and chargebacks related to sales of the Licensed Product, to the extent allowed;
(e)    retroactive price reductions that are actually allowed and/or granted;
(f)    compulsory payments, rebates and co-pay assistance directly related to the sale of Licensed Products, accrued, paid and/or deducted pursuant to agreements (including, but not limited to, managed care agreements) and/or government regulations;
(g)    freight, insurance and other transportation charges, to the extent included in the invoice price;
(h)    tariffs, duties, excise, value-added, consumption and/or other taxes (other than taxes based on income), to the extent included in the invoice price; and
(i)    any other specifically identifiable costs and/or charges included in the gross invoiced sales price of such Licensed Product falling within categories substantially equivalent to those listed above.
Sales between the Parties, and/or between the Parties and their Affiliates and/or Sublicensees, for resale, shall be disregarded for purposes of calculating Net Sales. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but that are separately charged to, and paid by, Third Parties shall not be deducted from the invoice price in the calculation of Net Sales. In the case of any sale of a Licensed Product for consideration other than cash, such as barter or countertrade, Net Sales shall be calculated on the fair market value of the consideration received as agreed by the Parties. In the event that a Licensed Product is sold in any country in the form of a combination product (other than a Combination ANG2 Product that contains an ANG2 Antibody and Aflibercept, an ANG2 Antibody and any PDGF Licensed Product(s) or an ANG2 Antibody, any PDGF Licensed Product(s) and Aflibercept as its sole active ingredients), Net Sales of such combination product for the purpose of determining the Territory Profit Split pursuant to this Agreement shall be calculated by multiplying actual Net Sales of the combination product in such country by the fraction A/(A+B), where A is the fair market value of the portion of the combination product that contains the ANG2 Antibody(s) and, if applicable, Aflibercept and/or PDGF Licensed Product(s), and B is the fair market value of the portion of the combination product containing the other active ingredient(s) included in such combination product, as such fair market values are determined by mutual agreement of the Parties through the JFC. For clarity, sales of a Combination ANG2 Product that is a Licensed Product and that contains ANG2 Antibody(ies) and Aflibercept, ANG2 Antibody(ies) and PDGF Product(s) or ANG2 Antibody(ies), Aflibercept and PDGF Product(s) as its sole active ingredients shall not be subject to the adjustment described in the immediately preceding sentence.
Sales of a Combination ANG2 Product that is a Licensed Product by or on behalf of Company and/or its Affiliates and/or Sublicensees to Third Parties (other than Sublicensees) shall constitute Net Sales hereunder and shall not be considered “Net Sales” (x) (as such term is defined in the EYLEA Agreement) under the terms of the EYLEA Agreement or (y) (as such term is defined in the PDGF Agreement) under the terms of the PDGF Agreement except for purposes of Section II of Schedule 3 of the PDGF Agreement. For clarity, for purposes of calculating the Aventis Royalty (as defined in the PDGF Agreement) and the Aventis ANG2 Royalty, sales of a Licensed Product that contains a PDGF Licensed Product shall be counted both as Net Sales under this Agreement and as Net Sales (as defined in the PDGF Agreement) under the PDGF Agreement.
1.114    “New Information” shall mean any and all ideas, inventions, data, writings, protocols, discoveries, improvements, trade secrets, materials (whether or not patentable or protectable as a trade secret) and/or other proprietary information not generally known to the public that arise and/or are conceived or developed by (a) either Party, (b) any Affiliate of Company that is engaged in the Development and/or Commercialization of Licensed Products pursuant to this Agreement, (c) any of Regeneron’s Affiliates that are engaged in the Development or Commercialization of Licensed Products pursuant to this Agreement and/or (d) the Parties or their Affiliates jointly, in each case ((a) - (d)), under or in connection with this Agreement but only in each case ((a) - (d)) to the extent specifically related to any ANG2 Product in the Field, including, without limitation, information and data included in any Plans or Registration Filings made under this Agreement. For clarity, all ideas, inventions, data, writings, protocols, discoveries, improvements, trade secrets, materials (whether or not patentable or protectable as a trade secret) and/or other proprietary information not generally known to the public that arise and/or are conceived or developed by either Party in connection with the development, manufacture and/or commercialization of products that are not Licensed Products or, with respect to Company, Additional ANG2 Antibodies, outside of this Agreement and without use of any Company Collaboration Intellectual Property and/or Joint Intellectual Property or, with respect to Company, any Regeneron Collaboration Intellectual Property and/or Regeneron Licensed Intellectual Property shall not constitute New Information.
1.115    “New License” shall mean any license approved by the JSC, other than Existing Licenses, required for the Development, Manufacture and/or Commercialization of any Licensed Product in the Field under this Agreement.

1.116    “Other Shared Expenses” shall mean those costs and expenses specifically referred to in Sections 4.4(b)(xii), 8.7, 12.4, 13.2(e), 13.3(b), 14.1(e), 14.3(b), 14.3(d), 14.4(c) and 18.2(a) that, except as set forth in Section 4.4(b)(xii) or elsewhere in this Agreement, shall be shared equally between the Parties. For clarity, [***********] shall constitute Other Shared Expenses. Notwithstanding anything to the contrary in this Agreement, [***********] shall not constitute Other Shared Expenses.
1.117    “Out-of-Pocket Costs” shall mean costs and/or expenses paid to Third Parties (and/or payable to Third Parties and accrued in accordance with the Accounting Standards) by either Party and/or its Affiliates in accordance with the applicable Plan, excluding FTE Costs and Expenses.
1.118    “Party Information” shall mean, with respect to a Party, any and all ideas, inventions, data, writings, protocols, discoveries, improvements, trade secrets, materials (whether or not patentable or protectable as a trade secret) and/or other proprietary information not generally known to the public regarding such Party’s and/or its Affiliates’ technology, products (other than Licensed Products), business and/or objectives (in each case, other than New Information) that are disclosed and/or made available by or on behalf of such Party and/or such Party’s Affiliates to the other Party and/or the other Party’s Affiliates in connection with this Agreement. Notwithstanding anything in this Agreement to the contrary, (a) all confidential information disclosed by Regeneron under the terms of the confidentiality agreement between the Parties dated August 28, 2014, as subsequently amended, is hereby deemed Party Information of Regeneron, (b) all Party Information (as defined in the EYLEA Agreement) of a Party under the EYLEA Agreement shall be Party Information of such Party under this Agreement, and (c) all Party Information (as defined in the PDGF Agreement) of a Party under the PDGF Agreement shall be Party Information of such Party under this Agreement.
1.119    “Patents” shall mean (a) all national, regional and international patents and patent applications, including, without limitation, provisional patent applications; (b) all patent applications filed either from such patents, patent applications and/or provisional applications and/or from an application claiming priority from either of these, including, without limitation, divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including, without limitation, utility models, petty patents, innovation patents and design patents and certificates of invention; (d) any and all extensions and/or restorations by existing and/or future extension and/or restoration mechanisms, including, without limitation, revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents and/or patent applications ((a), (b) and (c)); and (e) any similar rights, including, without limitation, so-called pipeline protection or any importation, revalidation, confirmation and/or introduction patent and/or registration patent and/or patent of additions to any of such foregoing patent applications and patents.

1.120    “PDGF Agreement” shall have the meaning set forth in the recitals.
1.121    “PDGF Licensed Product” shall mean a Licensed Product as such term is defined in the PDGF Agreement.
1.122    “PDGF Product” shall have the meaning set forth in the PDGF Agreement.
1.123    “PDGF Regulatory Documentation” shall mean any and all Registration Filings (as defined in the PDGF Agreement), Approvals (as defined in the PDGF Agreement) and other regulatory documentation related to the PDGF Licensed Products, in each case, Controlled by Company and/or any of its Affiliates.
1.124    “PDGF Trademark” shall mean the Product Trademark as defined in the PDGF Agreement.
1.125    “Person” shall mean and include an individual, partnership, joint venture, limited liability company, corporation, firm, trust, unincorporated organization and government and/or other department and/or agency thereof.
1.126    “Phase 1 Trial” shall mean a clinical trial of a Licensed Product that generally provides for the first introduction into humans of such product candidate, with the principal purpose of obtaining, either alone or in combination with one more other Phase 1 Trials, data regarding the safety, metabolic and pharmacokinetic properties and clinical pharmacology of such Licensed Product.
1.127    “Phase 2 Trial” shall mean a controlled dose ranging clinical trial to evaluate further the efficacy and safety of a Licensed Product in the Field in the targeted patient population and to help define the optimal dose and/or dosing regimen.
1.128    “Phase 3 Trial” shall mean a clinical trial that is designed to gather further evidence of safety and efficacy of a Licensed Product in the Field (and to help evaluate its overall risks and benefits) and is intended to support Marketing Approval for a Licensed Product in the Field in one or more countries in the Territory. A Phase 3 Trial typically follows at least one Phase 2 Trial.
1.129    “Plan” shall mean the Initial Development Plan, any Country/Region ANG2 Commercialization Plan, Territory ANG2 Commercialization Plan, Global ANG2 Development Plan, Territory ANG2 Development Plan, HQ Plan, Manufacturing Plan and/or other plan approved through the Committee process relating to the Development, Manufacture and/or Commercialization of Licensed Products in the Field under this Agreement.
1.130    “Pricing Approval” shall mean such approval, agreement, determination and/or governmental decision establishing prices for a Licensed Product (or, where applicable, EYLEA and/or any PDGF Licensed Product) that can be charged to consumers and/or will be reimbursed by Governmental Authorities in countries where Governmental Authorities and/or Regulatory Authorities of such country approve or determine pricing for pharmaceutical products for reimbursement or otherwise.
1.131    “Product Domain Names” shall mean any domain name (ccTLD or gTLD) that consists of or incorporates, or that is based on any of the Product Trademarks (including any misspelling, transliteration, translations, and any non-Latin or foreign language equivalent thereof).
1.132    “Product Trademark” shall mean, with respect to each Licensed Product in the Field in the Territory, the trademark(s) selected by the JCC and approved by the JSC for use on such Licensed Product throughout the Territory and/or accompanying logos, slogans, trade names, trade dress and/or other indicia of origin, in each case as selected by the JCC and approved by the JSC.
1.133    “Promotional Materials” shall mean, with respect to each Licensed Product, promotional, advertising, communication and educational materials relating to such Licensed Product for use in connection with the marketing, promotion and sale of such Licensed Product in the Field in the Territory, and the content thereof, and shall include, without limitation, promotional literature, product support materials and promotional giveaways.
1.134    “Quarter” and/or “Quarterly” shall refer to a calendar quarter, except that the last calendar quarter shall extend from the first day of such calendar quarter until the effective date of the termination or expiration of this Agreement. For clarity, the first Quarter shall commence on January 1, 2016, irrespective of the Effective Date.
1.135    “Regeneron Collaboration Intellectual Property” shall mean the Regeneron Collaboration Patent Rights and Regeneron Collaboration Know-How.
1.136    “Regeneron Collaboration Know-How” shall mean all Know-How that is conceived, developed, created or otherwise made by or on behalf of Regeneron (and/or its Affiliates or its or their Sublicensees) under or in connection with the Development, Manufacture and/or Commercialization of Licensed Products under the Collaboration, during the Term of this Agreement (and/or any transition period as provided in Schedules 7, 8 and/or 9), excluding any Joint Inventions. Regeneron Collaboration Know-How shall include New Information of Regeneron. For clarity, all Know-How that is conceived, developed, created or otherwise made by or on behalf of Regeneron (and/or its Affiliates or its or their sublicensees) in connection with the development, manufacture and/or commercialization of products that are not Licensed Products outside of this Agreement and without use of any Company Collaboration Intellectual Property, Company Licensed Intellectual Property, Company EYLEA Intellectual Property and/or Joint Intellectual Property shall not constitute Regeneron Collaboration Know-How.

1.137    “Regeneron Collaboration Patent Rights” shall mean those Patents that (a) claim and/or cover the Regeneron Collaboration Know-How and (b) are Controlled by Regeneron and/or any of its Affiliates (other than by operation of the license and other grants in Article V).
1.138    “Regeneron EYLEA Intellectual Property” shall mean (a) the Regeneron Intellectual Property as defined in the EYLEA Agreement and (b) Regeneron’s interest in any Joint Inventions (as defined in the EYLEA Agreement) and Joint Patent Rights (as defined in the EYLEA Agreement).
1.139    “Regeneron Global HQ Costs” shall have the meaning set forth in Section 1.140.
1.140    “Regeneron HQ Costs” shall mean the sum of (a) beginning on the First Commercial Sale of a Licensed Product in any Major Market Country, the product of (i) the number Regeneron HQ Unit FTEs performing activities directly related to the Commercialization of Licensed Products in the Field across the Territory (or globally) and (ii) the applicable HQ FTE Rate and (b) the Out-of-Pocket Costs of the type identified in clauses (f) through (h) of the definition of Shared Promotion Expenses that are incurred by the Regeneron HQ Unit in connection with performing activities directly related to the Commercialization of Licensed Products in the Field across the Territory (or globally), in each case ((a) and (b)), in accordance with the approved HQ Plan and HQ Budget. The Regeneron HQ Costs (x) allocated to the Territory pursuant to the HQ Budget (such costs, “Regeneron Territory HQ Costs”) shall be considered Shared Promotion Expenses and (y) allocated globally pursuant to the HQ Budget (such costs, “Regeneron Global HQ Costs”) shall be considered Global HQ Costs.
1.141    “Regeneron HQ Unit” shall mean those employees of Regeneron who are performing activities directly related to the Commercialization of Licensed Products in the Field across the Territory (or globally) and not for specific country(ies) or Region(s).
1.142    “Regeneron Licensed Intellectual Property” shall mean the Regeneron Licensed Patent Rights and Regeneron Licensed Know-How.
1.143    “Regeneron Licensed Know-How” shall mean all Know-How that (a)(i) is Controlled as of the Effective Date by Regeneron and/or any of its Affiliates (other than by operation of the license and other grants in Article V) and (ii) relates to an ANG2 Product in the Field and is necessary and/or useful for the Development, Manufacture and/or Commercialization of Licensed Products in the Field in the Territory and (b) is not included in the Regeneron EYLEA Intellectual Property or the Regeneron PDGF Intellectual Property.
1.144    “Regeneron Licensed Patent Rights” shall mean those Patents that (a) claim and/or cover the Regeneron Licensed Know-How and (b) are Controlled by

Regeneron and/or any of its Affiliates (other than by operation of the license and other grants in Article V).
1.145    “Regeneron Non-Collaboration Patent Rights” shall mean all Patents Controlled by Regeneron and/or any of its Affiliates (other than by operation of the license and other grants in Article V) that (a) are necessary and/or useful for the Development, Manufacture and/or Commercialization of Licensed Products in the Field in the Territory and (b) are not Regeneron Collaboration Patent Rights, Regeneron Licensed Patent Rights, Patents within the Regeneron EYLEA Intellectual Property or the Regeneron PDGF Intellectual Property or Joint Patent Rights.
1.146    “Regeneron PDGF Intellectual Property” shall mean (a) the Regeneron Collaboration Intellectual Property as defined in the PDGF Agreement and (b) Regeneron’s interest in any Joint Intellectual Property (as defined in the PDGF Agreement).
1.147    “Regeneron Territory HQ Costs” shall have the meaning set forth in Section 1.140.
1.148    “Regeneron VEGF Product” shall mean Product as defined in the EYLEA Agreement.
1.149    “Region” shall mean [***********].
1.150    “Registration Filing” shall mean the submission to the relevant Regulatory Authority of an appropriate application seeking any Approval, and shall include, without limitation, any IND and/or Marketing Approval application in the Field.
1.151    “Regulatory Authority” shall mean any federal, national, multinational, state, provincial and/or local regulatory agency, department, bureau and/or other governmental entity anywhere in the world with authority over the development, manufacture and/or commercialization of any Licensed Product, EYLEA and/or any PDGF Licensed Product. The term “Regulatory Authority” includes, without limitation, the FDA, the EMA and the Japanese Ministry of Health, Labour and Welfare.
1.152    “Reporting Country” shall mean any [***********].
1.153    “Sales Force Cost” shall mean, for a country in the Territory, the product of (a) the number of FTEs detailing the Licensed Products in the Field in the country in accordance with the approved Country/Region ANG2 Commercialization Plan and (b) the applicable Sales Force FTE Rate. Notwithstanding the foregoing, neither “Sales Force Cost” nor, for clarity, “Shared Promotion Expenses,” shall include the costs related to [***********].
1.154    “Sales Force FTE Rate” shall mean, on a Region-by-Region and/or one or more Major Market Countries basis (determined based on the location of the applicable FTE), a rate agreed upon in local currency by the Parties at least eighteen (18) months prior to the Anticipated First Commercial Sale of the first Licensed Product in the Region or Major Market Country, as applicable, based upon the fully burdened cost of sales representatives, reimbursement representatives and account managers of pharmaceutical companies in the Field in the applicable country, such amount to be adjusted as of January 1 of each following Contract Year by the percentage increase or decrease, if any, in the applicable CPI through June 30 of the prior Contract Year. The Sales Force FTE Rate shall be inclusive of the FTE Costs and Expenses.
1.155    “Shared Promotion Expenses” shall mean the sum of the following items, in each case to the extent attributable to Commercialization of Licensed Products in the Field in the Territory in accordance with an approved Country/Region ANG2 Commercialization Plan, Territory ANG2 Commercialization Plan or HQ Plan:
(a)    [***********] to cover the cost of distribution, freight, insurance and warehousing, related to the sale of Licensed Products in the Field in the Territory;
(b)    bad debt attributable to Licensed Products in the Field sold in the Territory;
(c)    Sales Force Cost;
(d)    Medical Affairs Cost;
(e)    Company Territory HQ Costs and Regeneron Territory HQ Costs;
(f)    Out-of-Pocket Costs related to (i) the marketing, advertising and/or promotion of Licensed Products in the Field in the Territory (including, without limitation, educational expenses, advocate development programs and symposia and Promotional Materials), (ii) market research for Licensed Products in the Field in the Territory and (iii) the preparation of training and communication materials for Licensed Products in the Field in the Territory;
(g)    a portion of Out-of-Pocket Costs agreed upon by the Parties related to the marketing, advertising and promotion of Licensed Products in the Field in the Territory (including, without limitation, educational expenses, advocate development programs and symposia, and promotional materials) to the extent such marketing, advertising and promotion (i) relate to both Licensed Products and other Company products and/or (ii) relate to Licensed Products in the Field in both the Territory and the Excluded Territory, in each case, as agreed upon in an approved Territory ANG2 Commercialization Plan and/or Country/Region ANG2 Commercialization Plan;
(h)    Out-of-Pocket Costs related to Non-Approval Trials for Licensed Products in the Field in the Territory, including, without limitation, the Out-of-

Pocket Cost of clinical research organizations, investigator and expert fees, lab fees and scientific service fees, and the Out-of-Pocket Cost of shipping clinical supplies to centers and/or disposal of clinical supplies, in each case, to the extent not included in Commercial Supply Cost; and
(i)    Commercial Overhead Charge.
The foregoing shall not include any costs that have been included in Development Costs. For clarity, it is the intent of the Parties that costs and headcount included in the foregoing will not be unfairly allocated to the Licensed Products in the Field in the Territory (to the extent that any Shared Promotion Expense is attributable, in part, to products and/or activities other than the Licensed Products in the Field in the Territory) and, in each case, will only be included once in the calculation of the Quarterly True-Up.
1.156    “Shares of Then Outstanding Capital Stock” shall mean, at any time, the issued and outstanding shares of Common Stock and Class A Stock of Regeneron at such time, as well as all capital stock issued and outstanding as a result of any stock split, stock dividend and/or reclassification of Common Stock and/or Class A Stock distributable, on a pro rata basis, to all holders of Common Stock and Class A Stock.
1.157    “Sublicensee” shall mean (a) with respect to Company, a Third Party to whom Company will have granted a license or sublicense under Company’s rights under this Agreement or (b) with respect to Regeneron, a Third Party to whom Regeneron will have granted a license or sublicense under Regeneron’s rights under this Agreement. For the avoidance of doubt, a “Sublicensee” will include a Third Party to whom Company will have granted the right to distribute Licensed Products in the Field wherein such distributor pays to Company a royalty (or other amount) based upon the revenues received by the distributor for the sale (or resale) of Licensed Products by such distributor.
1.158    “Technical Development Matter” shall mean any matter involving the Development of a Licensed Product in the Field, including, without limitation, the determination of clinical trial design and any Development and/or regulatory dispute referred to the Executive Officers pursuant to Section 4.10(b).
1.159    “Territory” shall mean all the countries of the world, except the Excluded Territory.
1.160    “Territory HQ Costs” shall mean the Company Territory HQ Costs and the Regeneron Territory HQ Costs.
1.161    “Territory ANG2 Commercialization Budget” shall mean the three (3)-year rolling budget(s) included in the Territory ANG2 Commercialization Plan.

1.162    “Territory ANG2 Commercialization Plan” shall mean the three (3)-year rolling plan for Commercializing the Licensed Products in the Field in the Territory approved by the JSC, including the Territory ANG2 Commercialization Budget, as the same may be amended from time-to-time in accordance with the terms of this Agreement. The Territory ANG2 Commercialization Plan shall set forth for each Licensed Product, the information, plans and forecasts set forth in Section 7.2.
1.163    “Territory ANG2 Development Budget” shall mean the three (3)-year rolling budget(s) approved by the JSC in the Territory ANG2 Development Plan.
1.164    “Territory ANG2 Development Plan” shall mean the three (3)-year rolling plan approved by the JSC for Developing the Licensed Products in the Field for a specific country (or countries) in the Territory, including the related Territory ANG2 Development Budget, as the same may be amended from time-to-time in accordance with the terms of this Agreement. For the avoidance of doubt, the Territory ANG2 Development Plan will not include (a) any Development activities that are conducted as part of the Global ANG2 Development Plan or (b) Non-Approval Trials, but will include any other clinical trials of the Licensed Products in the Field in the Territory, including any studies and/ or other activities conducted for Pricing Approval.
1.165    “Third Party” shall mean any Person other than Company or Regeneron or any Affiliate of either Party.
1.166     “Trap” shall mean any [***********].
1.167    “United States,” “US” and/or “U.S.” shall mean the United States of America (including its territories and possessions) and Puerto Rico.
1.168    “Valid Claim” shall mean a claim (a) of any issued and unexpired Patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed and/or admitted to be invalid and/or unenforceable through reissue, disclaimer or otherwise or (b) of any Patent application that has not been cancelled, withdrawn or abandoned or pending for more than seven (7) years.
1.169    “Additional Definitions.” Each of the following definitions is set forth in the Sections (or Schedules) of this Agreement indicated below:

DEFINITION	SECTION/SCHEDULE
Acquisition Proposal	21.16(c)
Affected Party	7.17(c)
Alliance Manager	4.2(a)
Audit Dispute	15.2(b)

DEFINITION	SECTION/SCHEDULE
Aventis Royalty Report	10.1(c)
Collaboration	Preamble
Collaboration Purpose	4.1(b)
Commercialization Overrun	10.13(d)
Company Indemnitees	18.1(b)
Company Non-Compete Period	7.17(b)(i)
Company Sole Inventions	13.1(a)
Confidential Property and Information	Section 3.7
Cost of Finishing	Schedule 1
Damages	18.1(a)
Default Interest Rate	10.8
Development Budget(s)	6.4
Development Overrun	10.12
Expert Panel	11.4
Force Majeure	Article XIX
Fully Burdened Manufacturing Cost	Schedule 1
Genentech	1.82
Global Brand	4.4(b)(i)
Global True-Up	Schedule 2
Governance Dispute	11.2
Indemnified Party	18.4
Indemnifying Party	18.4
Infringement	14.1(a)
Investor	21.16
JCC	4.1(a)
JDC	4.1(a)
JFC	4.1(a)
Joint Invention	13.1(b)
JSC	4.1(a)
Manufacturing Cost	Schedule 1
Manufacturing Plan	9.4
Marketing Guidelines	4.4(b)(v)
Modified Clause	21.7
Non-Approval Trials	7.2(j)
Non-Incurred Amount	6.4
Offeror	21.16(c)
Project Manager	4.9
Proposing Party	6.3
Quarterly True-Up	Schedule 2
Regeneron Development Milestone	Schedule 3
Regeneron Development Milestone Payment	10.1(b)

DEFINITION	SECTION/SCHEDULE
Regeneron Indemnitees	18.1(a)
Regeneron Reimbursement Amount	Schedule 2
Regeneron Sole Inventions	13.1(a)
Sole Inventions	13.1(a)
Term	20.1(a)
Territory Profit Split	Schedule 2
Third Party Claim	18.1(a)
Working Group	4.1(a)

Article II
INTENTIONALLY OMITTED

Article III
COLLABORATION

3.1    Scope of Collaboration. During the Term, the Parties will cooperate in good faith under this Agreement and each Party will use Commercially Reasonable Efforts to Develop Licensed Products in the Field for the purpose of Commercializing Licensed Products in the Field in the Territory. Company will use Commercially Reasonable Efforts to Commercialize Licensed Products in the Field in the Territory. The Parties shall establish various Committees as set forth in Article IV of this Agreement to oversee and/or coordinate the Development of Licensed Products in the Field and oversee the Commercialization of Licensed Products in the Field in the Territory, and each Party shall, subject to the terms and conditions set forth in Article XVII, provide (and/or cause its Affiliates to provide) to any relevant Committee (and with respect to the Excluded Territory, Regeneron) any necessary Party Information, New Information and such other information and materials as may be reasonably required for the Parties to effectively and efficiently Develop and Manufacture Licensed Products in the Field in the Territory and the Excluded Territory and for Company (and, if agreed to by Company and/or set forth in the Plans, Regeneron) to effectively and efficiently Commercialize the Licensed Products in the Field in the Territory under this Agreement. The Parties acknowledge and agree that all Development, Manufacture and Commercialization and other activities specifically related to EYLEA and/or a PDGF Product for use with or as part of a Licensed Product, whether or not such Licensed Product is a Combination ANG2 Product (including, for clarity, as a Combination ANG2 Product that is a Licensed Product), shall be governed by the provisions of this Agreement and not by the EYLEA Agreement or the PDGF Agreement, as applicable.
3.2    Compliance with Law. Both Company and Regeneron, and their respective Affiliates, shall perform their obligations under this Agreement in the Territory in accordance with applicable Law. No Party or any of its Affiliates shall, or shall be required to, undertake any activity under or in connection with this Agreement that violates, or that it believes, in good faith, may violate, any applicable Law.
3.3    Further Assurances and Transaction Approvals. Upon the terms and subject to the conditions hereof, each of the Parties will use Commercially Reasonable Efforts to (a) take, and/or cause to be taken, all actions necessary, proper and/or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement, (b) obtain from the requisite Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations and/or orders required to be obtained and/or made by such Party in connection with the authorization, execution and delivery by such Party of this Agreement and the consummation by such Party of the transactions contemplated by this Agreement and (c) make all necessary filings, and thereafter make any other advisable submissions, with respect to this Agreement and the transactions contemplated by this Agreement required to be made by such Party under applicable Laws. The Parties will cooperate with each other in connection with the making of all such filings. Each Party will furnish to the other Party all information in its possession and/or under its control required for any applicable and/or other filing to be made pursuant to the rules and regulations of any applicable Laws in connection with the transactions contemplated by this Agreement.
3.4    Compliance with Third Party Agreements. Each Party agrees to comply with the obligations set forth in (a) the Existing Licenses and the New Licenses to which it is a party and to notify the other Party of any terms and/or conditions in any such Existing License and/or New License with which such other Party is required to comply as a licensee or sublicensee, as the case may be, and (b) any other material agreement to which it is a party and that is related to the Collaboration, including, without limitation, any obligations to pay royalties, fees and/or other amounts due thereunder. Moreover, each Party shall take all actions reasonably necessary to ensure the other Party’s ability to comply with (y) any such Existing License and/or New License (including any such terms and conditions with which such Party is required to comply as a sublicensee), and (z) any such material agreement entered into pursuant to a Plan. Neither Party may terminate or amend any Existing License, New License or any other material agreement entered into pursuant to a Plan without the prior written consent of the other Party, if the amendment or termination imposes any material liability and/or restriction on either Party with respect to the Development, Manufacture and/or Commercialization of Licensed Products in the Field in the Territory and/or with respect to the Development, Manufacture and/or commercialization of Licensed Products in the Field in the Excluded Territory, such consent not to be unreasonably withheld or delayed.
3.5    Plans. The Parties shall undertake all Development and Commercialization activities under this Agreement solely in accordance with the Committee approved Plans. The Parties may agree to amend all Plans and budgets from time to time as circumstances may require in accordance with the terms of this Agreement.

3.6    Excluded Territory Activities. Regeneron shall have the exclusive right and authority, in its discretion, to Exploit ANG2 Products in the Field in the Excluded Territory, in each case, subject only to the terms of this Agreement that expressly apply to Licensed Products in the Field in the Excluded Territory. Each Party agrees to reasonably communicate and consult with the other Party (through the JDC and/or the other Party’s representatives on the JDC, with respect to Development activities, and through the JCC and/or the other Party’s representatives on the JCC, with respect to commercialization activities) on material Development and commercialization activities relating to Licensed Products in the Field in the Excluded Territory. Notwithstanding the foregoing or any other provision in this Agreement, neither Company nor any Committee shall have the right or authority to manage and/or control the internal operations of Regeneron or to approve, modify, impede and/or delay any of Regeneron’s commercialization and/or Development plans and/or activities for its ANG2 Products in the Excluded Territory (other than as contemplated under or in connection with the Global ANG2 Development Plan). Regeneron shall reasonably inform the JDC or the JCC or Company’s representatives on the JDC or JCC, as applicable, of (a) all material clinical and regulatory matters directly relating to its Licensed Products in the Excluded Territory, whether or not addressed in the Global ANG2 Development Plan, and (b) any other Development and/or commercialization activities directly relating to its Licensed Products in the Excluded Territory to the extent such matters and/or activities would be reasonably expected to materially adversely affect, and/or have a material impact on, the Development and/or Commercialization of Licensed Products in the Territory. To the extent any of the foregoing matters and/or activities in the Excluded Territory are undertaken pursuant to the Global ANG2 Development Plan, each Party shall comply with the Global ANG2 Development Plan; otherwise, Regeneron shall consider in good faith all comments of the JDC and the JCC (or Company’s representatives on the JDC or JCC) with respect to its Licensed Product(s) in the Excluded Territory. Without limiting the foregoing, in the event that Regeneron elects to cease all development, manufacturing and commercialization of a Licensed Product in the Field in the Excluded Territory, Regeneron shall provide written notice to Company thereof, in which case the provisions of Section 6.2(c) and Section 10.2(b) shall apply with respect to such Licensed Product.
3.7    Information Protections. Company shall establish processes and procedures to ensure that confidential and proprietary information of Regeneron, including, without limitation, any New Information of either Party (together or individually, “Confidential Property and Information”) are used solely for the purposes of the Collaboration. Such processes and procedures will ensure that the Confidential Property and Information are not used to benefit or advance any Company project outside the Collaboration, or to adversely affect the development, manufacture and/or commercialization of the Licensed Product in the Territory or the Excluded Territory. Company shall ensure that any Company employee (or any other individual performing activities by or on behalf of Company and/or its Affiliates under or in connection with this Agreement) that has access to any Confidential Property and Information is aware of the limitations on use of such Confidential Property and Information (including by means of appropriate training), and Company shall take all reasonable actions to prevent any provision and/or disclosure of the Confidential Property and Information within the Company to functions and individuals that do not need access to it for the purposes of the Collaboration. In the event that Regeneron reasonably believes that Company is in non-compliance with the provisions of this Section 3.7, Regeneron may require that the matter be submitted to the Executive Officers for resolution, and the Executive Officers shall diligently and in good faith attempt to resolve the matter as soon as reasonably practicable (although no later than fifteen (15) Business Days) after such matter is referred to the Executive Officers. For clarity, the preceding sentence shall not limit either Party’s rights under Section 20.2.
Article IV
MANAGEMENT

4.1    Committees/Management.
(a)    Within ten (10) days after the Effective Date, the Parties will establish, for the purposes specified herein, a Joint Steering Committee (the “JSC”), a Joint Development Committee (the “JDC”), a Joint Commercialization Committee (the “JCC”), a Joint Finance Committee (the “JFC”) and such other Committees as the Parties deem appropriate. The roles and responsibilities of each Committee are set forth in this Agreement (or as may be determined by the JSC for Committees established in the future) and may be further designated by the JSC. From time to time, each Committee may establish working groups (each, a “Working Group”) to oversee particular projects and/or activities, and each such Working Group shall be constituted and shall operate as the Committee that establishes the Working Group determines.
(b)    Each of the Committees and the Executive Officers shall exercise its decision-making authority hereunder in good faith and in a commercially reasonable manner for the purpose of optimizing the commercial potential of and financial returns from the Licensed Products in the Field in the Territory consistent with Commercially Reasonable Efforts (the definition of which, for purposes of this Section 4.1(b), shall not include the reference to the Collaboration Purpose) and without regard to any other pharmaceutical product being developed and/or commercialized in the Field by or through a Party and/or any of its Affiliates (other than EYLEA and/or any PDGF Product) (the “Collaboration Purpose”). The Parties acknowledge and agree that, unless otherwise expressly agreed by the Parties in writing, the Parties shall seek to optimize the commercial potential of and financial returns from the Licensed Products in the Field in the Territory under this Agreement, the PDGF Products under the PDGF Agreement and EYLEA under the EYLEA Agreement, and that, notwithstanding Section 3.1(b) of the EYLEA Agreement, the Parties shall have the right to consider Licensed Products in seeking to optimize the commercial potential of and financial returns from EYLEA under the EYLEA Agreement and the PDGF Products under the PDGF Agreement. The Parties acknowledge and agree that none of the Committees or the Executive Officers shall have the power to amend any of the terms or conditions of this Agreement, other than by mutual agreement of the Parties as set forth in Section 21.5.

(c)    Notwithstanding anything to the contrary in this Agreement, the PDGF Agreement and/or the EYLEA Agreement, the Parties may (i) direct any such Committee to meet simultaneously or concurrently with, or as part of, the meeting of the comparable committee under the PDGF Agreement and/or the EYLEA Agreement and/or (ii) combine any Committee with the comparable committee under the PDGF Agreement and/or the EYLEA Agreement, in each case ((i) and (ii)), for some or all purposes and/or for a limited period of time.
4.2    Joint Steering Committee.
(a)    Formation; Composition and Purpose. Within ten (10) days after the Effective Date, the Parties will establish the JSC, which shall have overall responsibility for the oversight of the Collaboration. The purpose of the JSC shall be (i) to review and approve the overall strategy for (A) an integrated worldwide Development program for the Licensed Products, (B) the Manufacture of Licensed Products in the Field for use in activities under the Plans and (C) the Commercialization of Licensed Products in the Field in the Territory; (ii) to review the efforts of the Parties in performing their responsibilities under the Plans and (iii) to oversee the Committees and resolve matters pursuant to the provisions of Section 4.10 below on which such Committees are unable to reach consensus. The JSC shall be composed of at least three (3) senior executives of each Party; provided that the total number of representatives may be changed upon mutual agreement of the Parties (so long as each Party has an equal number of representatives). In addition, each Party shall appoint a senior representative who possesses a general understanding of clinical, regulatory, manufacturing and marketing issues to act as its Alliance Manager (“Alliance Manager”) to the JSC. Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment within and among all Committees.
(b)    Specific Responsibilities. In addition to its overall responsibility for overseeing the Collaboration, the JSC shall in particular (i) annually review and approve the Development Plan(s), Manufacturing Plan(s) and Territory ANG2 Commercialization Plan(s); (ii) identify which Party or Third Party that will perform the filling, packaging, labeling and testing of the Formulated Bulk Product to supply Finished Product for Clinical Supply Requirements and Commercial Supply Requirements for use in the Field in the Territory under this Agreement; (iii) at least semi-annually review the efforts of the Parties in performing their respective Development and Commercialization activities under the then effective Plans; (iv) attempt in good faith to resolve any disputes referred to it by any of the Committees and provide a single-point communication for seeking consensus regarding key global strategy and Plan issues; (v) review and discuss, and attempt in good faith to resolve any disputes related to, whether the Parties shall Develop any Combination ANG2 Product that is a Licensed Product for, or Commercialize any such Combination ANG2 Product in, the Territory; (vi) establish sub-committees of the JSC as the JSC deems appropriate and (vii) consider and act upon such other matters as are specified in this Agreement or otherwise agreed to by the Parties.

4.3    Joint Development Committee.
(a)    Formation; Composition and Purpose. Within ten (10) days after the Effective Date, the Parties will establish the JDC. The purpose of the JDC shall be (i) to advise the JSC on the strategy for the Development of Licensed Products in the Field as part of an integrated worldwide Development program; (ii) to develop (or oversee the development of), review and annually update and present to the JSC for approval the Development Plan(s) (and related Development Budget(s)) and (iii) to oversee the implementation of the Development Plan(s) and the Development operational aspects of the Collaboration. The JDC shall be composed of at least three (3) senior executives of each Party; provided that each Party must appoint, as one of its representatives on the JDC, its Project Manager and provided further, that the total number of representatives may be changed upon mutual agreement of the Parties (so long as each Party has an equal number of representatives).
(b)    Specific Responsibilities. In particular, subject to Section 3.6, the JDC shall be responsible for:
(i)    advising the JSC on the overall global Development strategy for the Licensed Products in the Field;
(ii)    facilitating an exchange of Development data between the Parties and developing and updating the Development Plans (and related Development Budgets), as described in Sections 6.2 and 6.4, for final approval by the JSC;
(iii)    developing (or overseeing the development of), reviewing, annually updating and overseeing the implementation of, and compliance with, the Development Plans (including the Development Budgets);
(iv)    developing forecasts for Clinical Supply Requirements to enable the timely preparation of the Manufacturing Plans;
(v)    overseeing clinical and regulatory matters pertaining to Licensed Products in the Field arising from the Plans; advising on material clinical and regulatory matters and other Development activities in the Excluded Territory that are reasonably expected to materially adversely affect, and/or have a material impact on, the Development of Licensed Products in the Territory; and reviewing and approving protocols, statistical analysis plans, clinical study endpoints, clinical methodology and monitoring requirements for clinical trials of Licensed Products in the Field as contemplated under the Development Plans and for Non-Approval Trials;

(vi)    reviewing and approving proposed target Licensed Product labeling and reviewing, and to the extent set forth herein approving, proposed changes to Licensed Product labeling in the Field in accordance with Section 8.2(e);
(vii)    facilitating an exchange between the Parties of data, information, material and results relating to the Development of Licensed Products in the Field;
(viii)    formulating a life-cycle management strategy for Licensed Products in the Field and evaluating new opportunities for new formulations, delivery systems and improvements in concert with the JCC;
(ix)    establishing a regulatory Working Group responsible for overseeing, monitoring and coordinating the submission of Registration Filings in countries in the Territory, including coordinating material communications, filings and correspondence with Regulatory Authorities in the Territory in connection with the Licensed Products in the Field;
(x)    establishing a Working Group responsible for overseeing all basic research activities for Licensed Products in the Field conducted under the Global ANG2 Development Plan;
(xi)    considering and acting upon such other matters as are specified in this Agreement and/or by the JSC; and
(xii)    [***********].
4.4    Joint Commercialization Committee.
(a)    Formation; Composition and Purpose. Within twenty (20) days after the Effective Date, the Parties will establish the JCC. The purpose of the JCC shall be (i) to develop and propose to the JDC and JSC the strategy for the Commercialization of Licensed Products in the Field in the Territory; (ii) to discuss and advise on certain commercialization activities for the Licensed Products in the Excluded Territory to the extent contemplated in Section 3.6; (iii) to develop (or oversee the development of), review and annually update and present to the JSC for approval the Territory ANG2 Commercialization Plan (and related Territory ANG2 Commercialization Budget); (iv) to develop (or oversee the development of), review and annually update and approve the Country/Region ANG2 Commercialization Plans (and related Country/Region ANG2 Commercialization Budgets); (v) to develop (or oversee the development of), review and annually update and approve the HQ Plan (and related HQ Budget) and (vi) to oversee the implementation of the Territory ANG2 Commercialization Plan and the Commercialization operational aspects of the Collaboration. The JCC shall be composed of at least two (2) senior executives of each Party.

(b)    JCC Responsibilities. In particular, subject to Section 3.6, the JCC shall be responsible for:
(i)    recommending to the JSC whether a single brand will be used for commercialization of Licensed Products for one or more indications throughout the Excluded Territory and the Territory (“Global Brand”). If the JCC agrees that a Global Brand(s) for the Licensed Products is desirable, [***********];
(ii)    developing and proposing to the JSC the strategy for the Commercialization of the Licensed Products in the Field in the Territory;
(iii)    commencing no later than three (3) years prior to the Anticipated First Commercial Sale of the first Licensed Product in the Territory, (A) developing, and updating at least annually, the Territory ANG2 Commercialization Plans (and related Territory ANG2 Commercialization Budgets) and HQ Plan (and related HQ Budget) for final approval by the JSC and (B) approving the Country/Region ANG2 Commercialization Plan(s) (and related Country/Region ANG2 Commercialization Budget(s));
(iv)    developing forecasts for Commercial Supply Requirements for the Territory to enable the timely preparation of the Manufacturing Plans for review by the JSC;
(v)    developing and updating, as necessary, [***********] (collectively, the items referred to in this paragraph (v) shall be referred to as the “Marketing Guidelines”) as part of the Territory ANG2 Commercialization Plan;
(vi)    developing target profiles for the Licensed Products in the Field;
(vii)    developing (or overseeing the development of), reviewing, annually updating and overseeing the implementation of and compliance with the Territory ANG2 Commercialization Plans (including the Territory ANG2 Commercialization Budgets), HQ Plan (including the HQ Budget) and Country/Region ANG2 Commercialization Plans (including the Country/Region ANG2 Commercialization Budgets), including ensuring that country specific launch plans in the Territory are consistent with the Marketing Guidelines;
(viii)    establishing, as necessary, sub-committees of the JCC;

(ix)    selecting a Product Trademark for Licensed Products in the Field in accordance with Section 12.2 and giving guidance on trade dress in the Field [***********];
(x)    if the Parties agree to use a Global Brand, [***********];
(xi)    developing and implementing plans and policies regarding journal and other publications with respect to Licensed Products in the Field in concert with the JDC;
(xii)    allocating the appropriate cost for Commercialization activities that support the Licensed Products in the Field in the Territory and the Excluded Territory as Other Shared Expenses or Shared Promotion Expenses, if applicable, in accordance with this Agreement and assigning responsibilities and approving budgets for such activities;
(xiii)    formulating a life-cycle management strategy for Licensed Products in the Field and evaluating new opportunities for new indications, formulations, delivery systems and improvements in concert with the JDC;
(xiv)    consulting on all commercialization activities for Licensed Products in the Field in the Excluded Territory that are reasonably expected to materially adversely affect, and/or have a material impact on, the Commercialization of Licensed Products in the Territory in accordance with, and subject to, Section 3.6 and Section 7.6;
(xv)    consulting and coordinating with the JCC under the PDGF Agreement and/or the EYLEA Agreement with respect to the commercialization of Licensed Products under this Agreement, the PDGF Products under the PDGF Agreement and EYLEA under the EYLEA Agreement; and
(xvi)    considering and acting upon such other matters as are specified in this Agreement and/or by the JSC and/or JDC.
4.5    Other Committees. Within ten (10) days after the Effective Date, the Parties will establish the JFC, which shall be responsible for accounting, financial (including planning, reporting and controls) and funds flow matters related to the Collaboration and this Agreement, including such specific responsibilities set forth in Article X and such other responsibilities determined by the JSC. The JFC also shall respond to inquiries from the JDC and the JCC, as needed. At least eighteen (18) months prior to the Anticipated First Commercial Sale, the Company’s members of the JFC shall also include representatives who can address issues relating to the Commercialization of Licensed Products in the Field in the Major Market Countries and the Regions.
4.6    Membership. Each of the Committees shall be composed of an equal number of representatives appointed by each of Regeneron and Company. Each Party may replace its Committee members upon written notice to the other Party. Each Committee will have two (2) co-chairpersons, one designated by each of Regeneron and Company. Each co-chairperson shall be entitled to call meetings. The co-chairpersons shall coordinate activities to prepare and circulate an agenda in advance of the meeting and prepare and issue draft minutes of each meeting within seven (7) days thereafter and final minutes within thirty (30) days thereafter.
4.7    Meetings. Each Committee shall hold meetings at such times as the Parties shall determine, but in no event less frequently than every Quarter during the Term. If possible, the meetings shall be held in person (to the extent practicable, alternating the site for such meetings between the Parties) or when agreed by the Parties, by video and/or telephone conference. Other representatives of each Party and/or of Third Parties involved in the Development, Manufacture and/or Commercialization (or, with respect to Regeneron, commercialization) of the Licensed Products (under obligations of confidentiality and non-use substantially equivalent in scope to those included in Article XVII) may be invited by the Committee co-chairs to attend meetings of the Committees as nonvoting participants. Each Party shall be responsible for all of its own expenses of participating in the Committees. Either Party’s representatives on a Committee may call a special meeting of the applicable Committee upon at least five (5) Business Day’s prior written notice, except that emergency meetings may be called with at least one (1) Business Day’s prior written notice.
4.8    Decision-Making. The Committees shall operate by consensus. The representatives of each Party shall have collectively one (1) vote on behalf of such Party; provided that no such vote taken at a meeting shall be valid unless a representative of each Party is present and participating in the vote. Notwithstanding the foregoing, each Party, in its sole discretion, by written notice to the other Party, may choose not to have representatives on a Committee and leave decisions of such Committee(s) to representatives of the other Party.
4.9    Project Manager. Each of Company and Regeneron shall appoint a senior representative who possesses a general understanding of clinical, regulatory, manufacturing and marketing issues to act as its Project Manager (“Project Manager”). Each Project Manager will be responsible for:
(a)    coordinating the various functional activities of Company and Regeneron, as appropriate, in developing and executing strategies and Plans for the Licensed Products in the Field in an effort to ensure consistency and efficiency;
(b)    providing single-point communication for seeking consensus both within the respective Party’s organization and with the other Party’s organization regarding key strategy and Plan issues, as appropriate, including facilitating review of external corporate communications; and
(c)    identifying and raising cross-country, cross-Party and/or cross-functional disputes to the appropriate Committee in a timely manner.
4.10    Resolution of Governance Matters. As provided in Section 11.2, this Section 4.10 shall apply to matters constituting, or that if not resolved would constitute, a Governance Dispute.
(a)    Generally. The Parties shall cause their respective representatives on the Committees to use their Commercially Reasonable Efforts to resolve all matters presented to them as expeditiously as possible:
(i)    in the case of any matter that cannot be resolved by the JDC, JCC, JFC or any other committee established by the JSC, at the request of either Party, such matter shall promptly, and in any event within five (5) Business Days (or one (1) Business Day in the event of an urgent matter) after such request, be referred to the JSC with a request for resolution;
(ii)    in the event a unanimous vote on any matter cannot be obtained at the JSC within five (5) Business Days after referral to it pursuant to (i) above, except as set forth in (iii) below, Company shall have the deciding vote with respect to those matters described in[***********], and Regeneron shall have the deciding vote with respect to those matters described in [***********]. Neither Party shall have the deciding vote with respect to matters described in [***********]. For the avoidance of doubt, [***********].
(iii)    notwithstanding the above, and subject to Section 8.2(e), if either Party (the “First Party”) [***********], then such dispute shall be resolved in accordance with the dispute resolution procedures set forth in Section 4.10(b); provided, however, that the dispute resolution procedures set forth in Section 4.10(b) shall not apply and the terms of Section 4.10(a)(ii) above shall apply (and thus, the final decision of the Party authorized to cast the deciding vote under Section 4.10(a)(ii) shall be final and binding on the First Party) [***********].
(b)    Referral to Executive Officers. In the event that the JSC is, after a period of five (5) Business Days from the date a matter is submitted to it for decision, unable to make a decision due to a lack of required unanimity, and one Party is not expressly allocated decision-making authority over the matter as set forth in this Agreement (or such dispute is not otherwise governed by the terms of Section 4.10(a)(iii)), or an Audit Dispute, then either Party may require that the matter be submitted to the Executive Officers for a joint decision. In such event, either Party may, in a written notice to the other Party, formally request that the dispute be resolved by the Executive Officers, specifying the nature of the dispute with sufficient specificity to permit adequate consideration by such Executive Officers. The Executive Officers shall diligently and in good faith attempt to resolve the referred dispute within ten (10) Business Days of receiving such written notification. In the event that the Executive Officers are unable to resolve such dispute within such ten (10)-Business Day period, (i) to the extent such dispute relates to a Technical Development Matter (except for Legal Disputes) (unless as jointly agreed by the Parties), either Party may by written notice to the other Party require the specific issue in dispute to be submitted for resolution by an Expert Panel pursuant to Section 11.4 and (ii) to the extent such dispute relates to a Legal Dispute (unless as jointly agreed by the Parties), the Parties shall be free to pursue any rights and remedies available to them at law, in equity or otherwise pursuant to the terms of Section 11.3.
(c)    Interim Budgets. Pending resolution by the Executive Officers of any referred dispute under Section 4.10(b), the Executive Officers shall negotiate in good faith in an effort to agree to appropriate interim budgets and plans to allow the Parties to continue to use Commercially Reasonable Efforts to Develop, Manufacture and Commercialize the Licensed Products in the Field in the Territory pursuant to this Agreement. The most recent Committee approved Plan(s) shall be extended pending approval by the Executive Officers of the interim budget(s) and Plan(s) referred to in this Section 4.10(c).
(d)    Obligations of the Parties. The Parties shall cause their respective designees on the Committees and their respective Executive Officers to take the actions and make the decisions provided herein to be taken and made by such respective designees and Executive Officers in the manner and within the applicable time periods provided herein.
Article V
LICENSE GRANTS

5.1    Regeneron License Grants. Subject to the terms and conditions of this Agreement and any Existing License and/or New License to which Regeneron is a party, Regeneron hereby grants to Company:
(a)    (i) the nontransferable (except as permitted by Section 21.9), co-exclusive (with Regeneron and its Affiliates) right and license under the Regeneron Collaboration Intellectual Property, Regeneron Licensed Intellectual Property, Regeneron EYLEA Intellectual Property, Regeneron PDGF Intellectual Property and Regeneron’s interest in Joint Intellectual Property to make, have made, use, develop, import and export Licensed Products for use in the Field in the Territory, and (ii) the nontransferable (except as permitted by Section 21.9), exclusive right and license under the Regeneron Collaboration Intellectual Property, Regeneron Licensed Intellectual Property, Regeneron EYLEA Intellectual Property, Regeneron PDGF Intellectual Property and Regeneron’s interest in Joint Intellectual Property to sell, have sold and offer to sell Licensed Products in the Field in the Territory, subject to Regeneron’s right to supply Licensed Products to Company, as contemplated by this Agreement. Company will have the right to grant sublicenses under the foregoing license only as set forth in Section 5.3; and
(b)    the nontransferable (except as permitted by Section 21.9), fully paid-up, royalty-free, non-exclusive, sublicensable right and license under Regeneron Non-Collaboration Patent Rights and Party Information of Regeneron to make, have made, use, develop, sell, offer to sell, have sold, import and export Licensed Products for use in the Field in the Territory.
5.2    Company License Grants. Subject to the terms and conditions of this Agreement and any Existing License and/or New License to which Company and/or any of its Affiliates is a party, Company hereby grants to Regeneron:
(a)    the nontransferable (except as permitted by Section 21.9), royalty-free, (i) co-exclusive (with Company and its Affiliates) right and license under the Company Collaboration Intellectual Property and Company’s interest in Joint Intellectual Property to make, have made, use, develop, import and export Licensed Products for use in the Field in the Territory, (ii) non-exclusive right and license under the Company EYLEA Intellectual Property and the Company PDGF Intellectual Property to make, have made, use, develop, import and export Licensed Products for use in the Field in the Territory and (iii) non-exclusive right and license under the Company Collaboration Intellectual Property, Company EYLEA Intellectual Property, Company PDGF Intellectual Property and Company’s interest in Joint Intellectual Property to make, have made, use, develop, import and export Licensed Products in the Field in the Territory for purposes of developing and commercializing Licensed Products in the Field in the Excluded Territory. Regeneron will have the right to grant sublicenses under the foregoing licenses (and under the license grant to the Product Trademark(s), PDGF Trademark(s) and EYLEA Trademark in Section 12.5) only as set forth in Section 5.3;
(b)    the nontransferable (except as permitted by Section 21.9), fully paid-up, royalty-free, non-exclusive, sublicensable right and license under Company Non-Collaboration Patent Rights and Party Information of Company to (i) make, have made, develop, use, import and export Licensed Products for use in the Field in the Territory, (ii) make, have made, develop, use, sell, offer to sell, have sold, import and export Licensed Products for use in the Excluded Territory and (iii) make, have made, use, develop, import and export Licensed Products in the Field in the Territory for the sole purpose of developing and commercializing ANG2 Products in the Field in the Excluded Territory;
(c)    the nontransferable (except as permitted by Section 21.9), fully paid-up, royalty-free, (i) exclusive, sublicensable right and license under Company Collaboration Intellectual Property, Company EYLEA Intellectual Property, Company PDGF Intellectual Property and Company’s interest in Joint Intellectual Property to make, have made, develop, use, sell, offer to sell, have sold, import and export ANG2

Products for use in the Field in the Excluded Territory and (ii) non-exclusive, sublicensable right and license under Company Collaboration Intellectual Property, Company EYLEA Intellectual Property, Company PDGF Intellectual Property and Company’s interest in Joint Intellectual Property to make, have made, develop, use, import and export ANG2 Products in the Territory for the sole purpose of developing and commercializing ANG2 Products in the Excluded Territory; and
(d)    (i) the nontransferable (except as permitted by Section 21.9), fully paid-up, royalty-free, exclusive, sublicensable right and license under Company Collaboration Intellectual Property and Company’s interest in Joint Intellectual Property to make, have made, develop, use, sell, offer to sell, have sold, import and export Licensed Products for use outside the Field worldwide, (ii) the nontransferable (except as permitted by Section 21.9), fully paid-up, royalty-free, co-exclusive (with Company and its Affiliates), sublicensable right and license under Company Collaboration Intellectual Property and Company’s interest in Joint Intellectual Property to make, have made, develop, use, sell, offer to sell, have sold, import and export ANG2 Products that are not Licensed Products for use outside the Field in the Territory, (iii) the nontransferable (except as permitted by Section 21.9), fully paid-up, royalty-free, exclusive, sublicensable right and license under Company Collaboration Intellectual Property, Company EYLEA Intellectual Property, Company PDGF Intellectual Property and Company’s interest in Joint Intellectual Property to make, have made, develop, use, sell, offer to sell, have sold, import and export ANG2 Products for use outside the Field in the Excluded Territory, and (iv) the nontransferable (except as permitted by Section 21.9), fully paid-up, royalty-free, non-exclusive, sublicensable right and license under Company EYLEA Intellectual Property, Company PDGF Intellectual Property to make, have made, develop, use, sell, offer to sell, have sold, import and export (1) Licensed Products for use outside the Field in the Territory and (2) ANG2 Products that are not Licensed Products for use outside the Field in the Territory.
5.3    Sublicensing. Unless otherwise restricted by any Existing License and/or New License, Company will have the right to sublicense any of its rights under Section 5.1(a) only with the prior written consent of Regeneron, such consent not to be unreasonably withheld or delayed with respect to rights outside the Major Market Countries (and only with the prior written consent of Regeneron, which consent may be withheld for any reason, in the Major Market Countries), except that Company may sublicense any of its rights hereunder to an Affiliate for purposes of meeting its obligations under this Agreement without Regeneron’s consent. For clarity, subject and pursuant to the terms of the Genentech Agreement, Company shall, during the term of the Genentech Agreement, provide Regeneron with notice of any sublicense granted by Company to any Third Party under any Patents licensed by Genentech to Regeneron under the Genentech Agreement and included in the Regeneron Collaboration Patent Rights, Regeneron Licensed Patent Rights, Regeneron Non-Collaboration Patent Rights, Regeneron PDGF Intellectual Property or Regeneron EYLEA Intellectual Property. Unless otherwise restricted by any Existing License and/or New License, Regeneron will have the right to sublicense any of its rights under Section 5.2(a) (or under the license grant to the Product Trademark(s) in Section 12.5) only with the prior written consent of Company, such consent not to be unreasonably withheld or delayed, except that Regeneron may sublicense any of its rights hereunder to an Affiliate for purposes of meeting its obligations under this Agreement without Company’s consent. Each Party shall remain responsible and liable for the compliance by its Affiliates and Sublicensees with applicable terms and conditions set forth in this Agreement. Any such sublicense by a Party to a Sublicensee (or an Affiliate) shall be pursuant to a written agreement and shall require the Sublicensee (or Affiliate) of a Party to comply with the obligations of such Party as contained herein, including, without limitation, the confidentiality and non-use obligations set forth in Article XVII, and will include, with respect to a Sublicensee (or an Affiliate) of Company, an obligation of the Sublicensee (or Affiliate) to account for and report its sales of Licensed Products to Company on the same basis as if such sales were Net Sales by Company. For the avoidance of doubt, Regeneron shall be entitled to receive its share of the Territory Profit Split based on Net Sales of Licensed Products sold by Sublicensees (or Affiliates) of Company under this Agreement. In the event of a breach by a Sublicensee (or an Affiliate) of Company of any sublicense agreement that has or is reasonably likely to have a materially adverse effect on Regeneron and/or any of its Affiliates and/or any Regeneron Collaboration Intellectual Property, Regeneron Licensed Intellectual Property, Regeneron PDGF Intellectual Property and/or Regeneron EYLEA Intellectual Property, then Regeneron may cause Company or its Affiliate to exercise, and the Company and/or its Affiliate will promptly exercise, any termination rights it may have under the sublicense with the Sublicensee (or Affiliate). Any sublicense agreement entered into by Company and any of its Sublicensees (or Affiliates) will provide for the termination of the sublicense or the conversion of the sublicense to a license directly between the Sublicensee (or Affiliate) and Regeneron, at the option of Regeneron, upon termination of this Agreement. Furthermore, any such sublicense shall prohibit any further sublicense and/or assignment. Company will forward to Regeneron a complete copy of each fully executed sublicense agreement (and any amendment(s) thereto) within ten (10) days of the execution of such agreement.
5.4    No Implied License. Except as expressly provided in this Article V or elsewhere in this Agreement, neither Party will be deemed by this Agreement to have been granted any license or other rights to the other Party’s Patents, Know-How, Party Information or the other Party’s interest in the Joint Intellectual Property either expressly or by implication, estoppel or otherwise. Except to the extent licensed or otherwise expressly provided in this Agreement, each Party retains all rights to develop, manufacture and/or commercialize any rights not licensed hereunder and retained by such Party in its Patents, Know-How, Party Information and/or interest in the Joint Intellectual Property.
5.5    Retained Regeneron Rights. With respect to the licenses granted under Section 5.1(a), Regeneron reserves for itself and its Affiliates and Third Party licensees under the Regeneron Collaboration Intellectual Property, Regeneron Licensed Intellectual Property, Regeneron EYLEA Intellectual Property, Regeneron PDGF Intellectual Property, and Regeneron’s interest in the Joint Intellectual Property, (a) the co-exclusive right to make, have made, develop, import, export and use Licensed Products in the Field in the Territory solely for Development purposes, and (b) the co-exclusive right to Manufacture Licensed Products in the Territory. For the avoidance of doubt, Regeneron retains all rights in Regeneron Collaboration Intellectual Property, Regeneron Licensed Intellectual Property, Regeneron’s interest in the Joint Intellectual Property and ANG2 Products not expressly licensed hereunder, including, without limitation the right (i) to exploit Regeneron Collaboration Intellectual Property, Regeneron Licensed Intellectual Property, and Regeneron’s interest in the Joint Intellectual Property to make, have made, develop, use, sell, offer to sell, have sold, import and export ANG2 Products for use outside the Field and (ii) to exploit Regeneron Collaboration Intellectual Property, Regeneron Licensed Intellectual Property, and Regeneron’s interest in the Joint Intellectual Property to make, have made, develop, use, sell, offer to sell, have sold, and import and export ANG2 Products for use in the Field in the Excluded Territory.
5.6    Retained Bayer Rights. With respect to the licenses granted under Section 5.2, Company reserves for itself and its Affiliates and Third Party licensees under the Company Collaboration Intellectual Property and Company’s interest in the Joint Intellectual Property, (a) the co-exclusive right to make, have made, develop, import, export and use Licensed Products in the Field in the Territory for Development purposes, (b) the exclusive right to sell, offer to sell and have sold Licensed Products for use in the Field in the Territory, (c) the co-exclusive right to Manufacture Licensed Products in the Territory solely for use in the Field in the Territory and (d) the co-exclusive right to make, have made, develop, use, sell, offer to sell, have sold, import and export ANG2 Products that are not Licensed Products for use outside the Field in the Territory.
5.7    Right of Negotiation for Excluded Territory. In the event that Regeneron desires to enter into a license and/or co-promotion arrangement with a Third Party (other than with an Affiliate, distributor or contract sales force) with respect to commercialization of a Licensed Product in the Excluded Territory, Regeneron shall grant Company a first right of exclusive negotiation for such commercialization rights. If Regeneron desires to enter into such a commercialization arrangement, Regeneron shall give Company written notice thereof. Company shall have [***********] to determine and to notify Regeneron in writing whether Company desires to negotiate such a commercialization arrangement. Failure to provide written notice to Regeneron within such [***********] shall be deemed to be a rejection of Regeneron’s offer to negotiate for such commercialization rights. If Company rejects Regeneron’s offer to negotiate for such commercialization rights, or if Company accepts Regeneron’s offer to negotiate for such commercialization rights but the Parties are unable to reach an agreement on such commercialization arrangement after negotiating in good faith, within [***********] of the date Company notified Regeneron of its desire to enter into such commercialization arrangement, then Regeneron shall have no further obligation to Company with respect to the Licensed Products in the Excluded Territory.

Article VI
DEVELOPMENT ACTIVITIES
6.1    Development of Licensed Products. Subject to the terms of this Agreement, during the Term the Parties shall undertake Development activities with respect to Licensed Products in the Field pursuant to the Development Plans under the general direction and oversight of the JDC. Each Party shall (a) use Commercially Reasonable Efforts to Develop Licensed Products in the Field pursuant to the terms of this Agreement and carry out the Development activities assigned to it in Development Plans in a timely manner and (b) conduct all such Development activities hereunder in compliance with applicable Laws, including, without limitation, Good Practices. Regeneron may conduct separate Development activities to support Licensed Products in the Excluded Territory, subject to the conditions and requirements set forth herein.
6.2    Development Plans.
(a)    The JDC shall prepare and update Development Plans for Licensed Products in the Field under this Agreement for approval by the JSC. Except for the first Global ANG2 Development Plan incorporating the Initial Development Plan, an updated Global ANG2 Development Plan (and, if applicable, Territory ANG2 Development Plan) will be presented by the JDC for approval by the JSC, and approved by the JSC, at least two (2) months prior to the end of each Contract Year. Each Development Plan will set forth the plan for Development of each Licensed Product in the Field over at least three (3) Contract Years and will include (i) strategies and timelines for Developing and obtaining Approvals for the Licensed Products in the Field in the Territory and, subject to Section 3.6, the Excluded Territory, and (ii) the allocation of responsibilities for Development activities between the Parties and/or Third Party service providers to the extent provided by the applicable Development Plan.
(b)    Each Development Plan will be reviewed and informally updated by the JDC not less frequently than every six (6) months for the ensuing three (3) year period. No later than sixty (60) days after the Effective Date, the JDC will meet to finalize the first Global ANG2 Development Plan (which, as provided in the second sentence of Section 6.2(a), shall incorporate, or be substantially consistent with, the Initial Global ANG2 Development Plan) (and, if applicable, the first Territory ANG2 Development Plan). Until the first Global ANG2 Development Plan is approved by the JSC, the Parties will Develop the Licensed Products in the Field under this Agreement in accordance with the Initial Global ANG2 Development Plan, unless otherwise agreed to by the JSC. Unless otherwise agreed to by the JDC, each update to the Development Plan(s) shall include the activities and timelines described in or referred to in the Initial Development Plan until the activities described therein are completed in a timely manner.
(c)    Notwithstanding the foregoing, in the event that Regeneron elects to cease development, manufacturing and commercialization of a Licensed Product in the Field in the Excluded Territory pursuant to Section 3.6, the Parties shall Develop such Licensed Product in the Field in the Territory under this Agreement pursuant to a Territory ANG2 Development Plan.
6.3    Clinical Trials Outside of a Development Plan.
(a)    If a Party (the “Proposing Party”) wishes to undertake additional clinical trials not contemplated in a Development Plan to support a Licensed Product in the Field, the Proposing Party shall present the proposed protocols and clinical trial designs to the JDC for approval and, for other than Non-Approval Trials and/or trials conducted solely for purposes of obtaining Approvals in the Excluded Territory, shall also present to the JDC the related budgets. If the JDC fails to approve the proposal within the timeframe established by the JDC pursuant to Section 6.6, then (i) Regeneron as the Proposing Party shall be free to undertake, at its sole expense, additional clinical trials and other Development in the Territory and the Excluded Territory outside the Development Plan for use in the Excluded Territory and (ii) Company as the Proposing Party shall be free to undertake, at its sole expense, additional clinical trials and other Development in the Territory outside the Development Plan that are necessary to obtain Marketing Approval in the Territory; provided, however, that the Proposing Party must first present the proposed protocols and clinical trial designs to the other Party for approval, such approval not to be unreasonably withheld or delayed. If the other Party does not approve any such protocols and/or clinical trial designs for material safety reasons, the Proposing Party may not proceed with the proposed clinical trials unless and until the dispute has been resolved as provided in Section 4.10(b) and, if necessary, Section 11.4.
(b)     In the event that Regeneron conducts a clinical trial for a Licensed Product in the Field in the Excluded Territory outside the scope of a Development Plan pursuant to this Section 6.3 and Company desires to use any data from such clinical trial to support an application for Marketing Approval (including a new label claim) for a Licensed Product in the Field in the Territory, then Company shall pay to Regeneron an amount equal to [***********].
(c)    In the event that Company conducts a clinical trial for a Licensed Product in the Field in the Territory outside the scope of a Development Plan pursuant to this Section 6.3 and uses data from such clinical trial to obtain Marketing Approval for a Licensed Product in the Field in the Territory, then (A) if Regeneron does not use any data from such clinical trial to support an application for Marketing Approval (including a new label claim) for a Licensed Product in the Field in the Excluded Territory, Regeneron shall pay to Company an amount equal to [***********] and (B) if Regeneron desires to use any data from such clinical trial to support an application for Marketing Approval (including a new label claim) for a Licensed Product in the Field in the Excluded Territory, Regeneron shall pay to Company an amount equal to [***********].
(d)    The payment of any Development Costs and other amounts by a Party to a Proposing Party pursuant to this Section 6.3 shall not be subject to the

Quarterly True-Up mechanism set forth in Article X and Schedule 2. Notwithstanding anything to the contrary in this Section 6.3, a Party shall not be required to reimburse the other Party for any Development Costs incurred by such other Party in conducting a clinical trial outside the scope of a Development Plan pursuant to this Section 6.3 if the applicable data is used, and, for clarity, the non-reimbursing Party shall have the right to use such data, solely as part of an annual report, a safety report, and/or regular filing required by a Regulatory Authority or applicable Laws to maintain an Approval.
(e)    For clarity, except as otherwise provided in this Section 6.3, neither Party shall have the right to use any data, results or other Know-How resulting from a clinical trial conducted by the other Party outside the scope of a Development Plan pursuant to this Section 6.3 to support the Development or Commercialization of Licensed Products in the Field in the Territory or the Development or commercialization of Licensed Products in the Field in the Excluded Territory, as applicable, under this Agreement.
6.4    Development Budgets. The Territory ANG2 Development Plan shall include the Territory ANG2 Development Budget, and the Global ANG2 Development Plan shall include the Global ANG2 Development Budget (each individually, a “Development Budget” and both collectively, the “Development Budgets”), and the Development Budgets shall be prepared, updated, reviewed and approved as part of the preparation, update and approval of the Development Plans in accordance with this Agreement. Amendments and updates to any Development Budgets shall not be effective without the approval of the JSC. In the event that, during any Contract Year (the “First Year”), any Development activity expressly provided for in the approved Development Budget to be completed during such First Year is not completed during such First Year (to the extent incomplete, an “Incomplete Activity”) and the full expense budgeted for such activity for such First Year is not incurred (to the extent not incurred, a “Non-Incurred Amount”), then such Incomplete Activity shall be completed during Contract Years following such First Year (the “Succeeding Year(s)”) and the Non-Incurred Amount shall be included in the Development Budget for such Succeeding Year(s) as set forth in the following sentence. If the Development Budget for such Succeeding Year(s) has not yet been approved by the JSC, then the Non-Incurred Amount shall be included in the proposed Development Budget for such Succeeding Year(s) without otherwise limiting any other Development activities and/or any amounts related thereto, unrelated to the Incomplete Activity, which, pursuant to the Development Plan, would have been performed during such Succeeding Year, and if the Development Budget for the Succeeding Year(s) has been approved by the JSC, then the Development Budget for such Succeeding Year(s) shall be revised automatically to include the Non-Incurred Amount.
6.5    Development Reports. Within forty-five (45) days after the end of each Quarter after the Effective Date, Regeneron and Company shall each provide to the other Party a written report (in electronic form) summarizing the material activities undertaken by such Party during such Quarter in connection with each Development

Plan, together with a statement of Development Costs incurred by such Party during such Quarter, which statement shall detail those amounts to be included in the Consolidated Payment Report for such Quarter and shall be in such form, format and of such level of detail as approved by the JFC. Within forty-five (45) days after the end of a Contract Year, the JFC will present the final Development Costs for such preceding Contract Year to the JSC for approval.
6.6    Review of Clinical Trial Protocols. The JDC will establish procedures for the expeditious review of clinical trial protocols for the Licensed Products submitted to the JDC by either Party pursuant to Section 6.3, including, without limitation, pre-approval authorizations for Non-Approval Trials meeting established criteria. In no event will such procedures require more than ten (10) Business Days for the JDC to accept or reject a proposed protocol and/or clinical trial design for a clinical study to be conducted solely for purposes of obtaining an Approval in the Excluded Territory.
Article VII
COMMERCIALIZATION

7.1    Commercialization of Licensed Products in the Field in the Territory. Subject to the terms of this Agreement, the Parties shall undertake Commercialization activities with respect to Licensed Products in the Field in the Territory under the direction and oversight of the JCC and in accordance with the Territory ANG2 Commercialization Plan, the Country/Region ANG2 Commercialization Plans and the HQ Plan. Except as set forth in this Agreement, Company shall bear all costs and expenses to Commercialize the Licensed Products in the Field in the Territory.
7.2    Territory ANG2 Commercialization Plan. The Territory ANG2 Commercialization Plan and all updates and amendments thereto will be consistent with the principles of the Collaboration Purpose. The initial Territory ANG2 Commercialization Plan will be prepared by Company, with Regeneron’s participation and input with respect to the portions of such Plan directly applicable to the Major Market Countries, and submitted to the JCC for review and approval. Once approved by the JCC, the Territory ANG2 Commercialization Plan will be presented to the JSC for review and approval [***********] before the Anticipated First Commercial Sale of the first Licensed Product in the Territory. The Territory ANG2 Commercialization Plan for each subsequent Contract Year shall be updated by the JCC and approved by the JSC at least two (2) months prior to the end of the then current Contract Year. Each Territory ANG2 Commercialization Plan shall include (with sufficient detail, relative to time remaining to the Anticipated First Commercial Sale, to enable the JCC and JSC to conduct a meaningful review of such Plan) information and formatting as will be agreed upon by the JCC, including:

(a)    the overall strategy for Commercializing Licensed Products in the Field in the Territory, including Licensed Product target product profiles, branding, positioning, promotional materials and core messages;
(b)    subject to applicable Law, Licensed Product pricing guidelines in the Field in the Territory;
(c)    the Territory ANG2 Commercialization Budget;
(d)    anticipated launch dates for applicable countries in the Territory;
(e)    any global commercialization activities that are designed to benefit the Licensed Product in the Field in both the Territory and the Excluded Territory [***********];
(f)    market and sales forecasts for the Licensed Products in the Field in the Territory in a form to be agreed between the Parties;
(g)    strategies for the detailing and promotion of Licensed Products in the Field in the Territory, including recommended sales force sizes in the countries in the Territory;
(h)    anticipated major advertising, public relations and patient advocacy programs for Licensed Products in the Field in the Territory;
(i)    reimbursement and patient assistance, including [***********];
(j)    post-marketing clinical trials to support Commercialization of Licensed Products in the Field in the Territory that [***********], including any such clinical trials sponsored by Third Parties using Licensed Product supplied by the Parties (“Non-Approval Trials”);
(k)    proposed use of Third Party sales representatives, Sublicensees (and/or Affiliates) and/or distributors in any country in the Territory;
(l)    target incentive product weighting and performance goals for sales representatives detailing the Licensed Products in the Field in the Territory; and
(m)    all other Marketing Guidelines.
7.3    Country/Region ANG2 Commercialization Plans. Each Country/Region ANG2 Commercialization Plan and all updates and amendments thereto will be consistent with the Territory ANG2 Commercialization Plan and the principles of the Collaboration Purpose. The initial Country/Region ANG2 Commercialization Plan for [***********] and each Region will be prepared by Company, with Regeneron’s participation and input, and approved by the JCC at least [***********] before the Anticipated First Commercial Sale of the first Licensed Product in the applicable Country and/or Region. The Country/Region ANG2 Commercialization Plan for each subsequent Contract Year shall be updated and approved by the JCC at least two (2) months prior to the end of the then current Contract Year and shall cover then Reporting Countries. Each Country/Region ANG2 Commercialization Plan shall include (with sufficient detail, relative to time remaining to the Anticipated First Commercial Sale, to enable the JCC and JSC to conduct a meaningful review of such Plan) information and formatting as will be agreed upon by the JCC, including:
(a)    the overall strategy for Commercializing Licensed Products in the Field in the applicable Reporting Country or the Region, as applicable, including Licensed Product branding, positioning, promotional materials, core messages, pricing strategies and competitive analyses;
(b)    the Country/Region ANG2 Commercialization Budget;
(c)    anticipated launch dates for the Licensed Product in the Field in the applicable Reporting Country or the Region, as applicable;
(d)    market and sales forecasts for the Licensed Products in the Field in the applicable Reporting Country or the Region, as applicable, in a form to be agreed between the Parties;
(e)    strategies for the detailing and promotion of Licensed Products in the Field in the applicable Reporting Country or the Region, as applicable, including sales force and medical affairs field force sizes, the number and type of Licensed Product details to be performed by Company sales representatives and target opinion leaders in the applicable Reporting Country or the Region, as applicable;
(f)    FTE requirements and Shared Promotion Expenses to fulfill the requirements of the Country/Region ANG2 Commercialization Plan;
(g)    advertising, patient advocacy programs, professional symposia, public relations, marketing, sales and promotion efforts for Licensed Products in the Field in the applicable Reporting Country or the Region, as applicable;
(h)    reimbursement and patient assistance, [***********]; and
(i)    Non-Approval Trials (based on JDC approved protocols), [***********] in support of the Licensed Products in the Field in the applicable Reporting Country.
7.4    HQ Plan and HQ Budget. At least [***********] prior to the Parties’ mutually agreeing that Company shall incur any Company HQ Costs and/or Regeneron shall incur any Regeneron HQ Costs, the JCC and JFC shall prepare and the

JSC shall review and approve the initial HQ Plan and an initial budget for the Company HQ Unit and the Regeneron HQ Unit for the first Contract Year in which such expenses and costs are to be incurred, which budget shall include, in reasonable detail, the Company HQ Costs, the Regeneron HQ Costs, and the number of FTEs to be utilized by the Company HQ Unit and the Regeneron HQ Unit, as applicable, in connection with the Commercialization of Licensed Products in the Field across the Territory (and to the extent agreed by Regeneron, globally) (such budget, the “HQ Budget”), which budget shall, unless otherwise agreed by the Parties, remain fixed throughout such Contract Year. The Parties agree that the costs and expenses in the HQ Budget shall be explicitly allocated by the JCC and JFC as either Territory-specific costs and expenses or global costs and expenses. To the extent the Company HQ Costs and/or the Regeneron HQ Costs are (a) allocated to the Territory pursuant to the HQ Budget, such costs shall be considered Shared Promotion Expenses and shall be shared by the Parties pursuant to Section I of Schedule 2 and (b) allocated globally pursuant to the HQ Budget, such costs shall be considered Global HQ Costs and shall be shared by the Parties pursuant to Section III of Schedule 2. The HQ Plan and HQ Budget for each subsequent Contract Year shall be updated by the JCC and JFC and approved by the JSC at least two (2) months prior to the end of the then current Contract Year.
7.5    Commercialization Activities; Sharing of Commercial Information.
(a)    Company (through its Affiliates where appropriate) shall use Commercially Reasonable Efforts to Commercialize Licensed Products in the Field in the Territory and shall do so in accordance with the Territory ANG2 Commercialization Plan and the Country/Region ANG2 Commercialization Plans. Without limiting the foregoing, Company will, as necessary, build, train and apply a field force in the Territory necessary to Commercialize the Licensed Products in the Field in the Territory in accordance with the Territory ANG2 Commercialization Plan and Country/Region ANG2 Commercialization Plans.
(b)    Company shall use reasonable efforts to provide Regeneron with full access to Company information directly relating to the Commercialization of the Licensed Products in the Field in the Territory, including, without limitation, information relating to anticipated launch dates, the development of sales targets by customer segment and territory, key market metrics, market research, sales forecasting and modeling, sales, prescription and patient data, reimbursement and pricing matters, and field force plans, goals, incentives and training.
(c)    Each Party shall, on a periodic and reasonably current basis, keep the other Party informed regarding major market developments, acceptance of the Licensed Products in the Field, Licensed Product quality complaints and similar information from the Territory or the Excluded Territory, as the case may be.
(d)    No Party may initiate or support any Non-Approval Trial for a Licensed Product in the Field in the Territory without the prior approval of the JDC.

7.6    Pricing and Pricing Approvals in the Territory. [***********] For the avoidance of doubt, Regeneron shall have sole authority for determining and establishing the price and terms of sale (including any rebates or discounts) of Licensed Products in the Excluded Territory.
7.7    Sales and Distribution in the Territory; Other Responsibilities. Company (or its Affiliate) shall invoice and book, and appropriately record, all sales of the Licensed Products in the Field in the Territory. Company (or its Affiliate) also shall be responsible for (a) the distribution of Licensed Products in the Field in the Territory and for paying all governmental rebates that are due and owing with respect to the Licensed Products in the Field in the Territory, (b) handling all returns of Licensed Product sold in the Field in the Territory under this Agreement and (c) handling all aspects of ordering, processing, invoicing, collection, distribution and receivables with respect to Licensed Products in the Field in the Territory. If Licensed Product sold in the Field in the Territory is returned to Regeneron, it shall promptly be shipped to a facility designated by Company. If Licensed Product sold in the Excluded Territory is returned to Company, it shall promptly be shipped to a facility designated by Regeneron. If Regeneron receives an order for Licensed Product in the Field in the Territory (or Company receives an order for Licensed Product in the Field in the Excluded Territory), the Party erroneously receiving the order shall refer such orders to the other Party.
7.8    Commercialization Efforts. Company’s sales representatives in the Territory shall provide the FTE effort and promote and detail the Licensed Products in the Field in accordance with the approved Country/Region ANG2 Commercialization Plan (if applicable), Territory ANG2 Commercialization Plan and all applicable Laws. Company shall, at its own expense, comply with the training plan contained in any Country/Region ANG2 Commercialization Plan. Beginning in the Quarter of the First Commercial Sale of the first Licensed Product in each Reporting Country, Company will provide Regeneron on a quarterly basis with reports of the activity within its field force in each such Reporting Country, which will include reasonable data from reports created by Company for its internal management purposes. Company (through its local Affiliates where appropriate) shall maintain records relating to its sales representative FTEs for the Licensed Products in the Field in the countries in a manner sufficient to permit the determination of Sales Force Cost and Medical Affairs Cost and the incentive compensation requirements set forth in the Marketing Guidelines.
7.9    Contract Sales Force. Company shall not use the services of a sales representative employed by a Third Party without Regeneron’s prior written consent. Company will be responsible for (a) all costs associated with retaining any such contract sales force in excess of the expected Sales Force Cost if Company provided its own field force and for such Third Party’s compliance with this Agreement, (b) ensuring such contract sales force’s compliance with all applicable Laws and (c) ensuring that sales representatives in such contract sales force have minimum skill levels customary for sales representatives in the Field at major pharmaceutical companies in such country.

7.10    Promotional Materials.
(a)    Company will be responsible, consistent with the Marketing Guidelines, the Territory ANG2 Commercialization Plan and the Country/Region ANG2 Commercialization Plans (as applicable), for the creation, preparation, production and reproduction of all Promotional Materials and for filing, as appropriate, all Promotional Materials with all Regulatory Authorities for Licensed Products in the Field in the Territory. Upon request, Regeneron will have the right to review and comment on all major Promotional Materials for use in any country in the Territory prior to their distribution by Company for use in the Territory. Without limiting the provisions of Section 12.6, Company shall use its own corporate name and/or logo on Promotional Materials and Licensed Product labels in connection with Commercialization of Licensed Products in the Field in the Territory, unless otherwise mutually agreed by the Parties.
(b)    The Parties shall jointly own all rights to all Promotional Materials, including all copyrights thereto, in the Major Market Countries.
7.11    Promotional Claims/Compliance. Neither Company nor any of its Affiliates shall make any medical or promotional claims for any Licensed Product in the Field other than as permitted by applicable Laws. When distributing information related to any Licensed Product or its use in the Field in the Territory (including information contained in scientific articles, reference publications and publicly available healthcare economic information), Company and its Affiliates shall comply with all applicable Laws and any guidelines established by the pharmaceutical industry in the applicable country.
7.12    Restriction on Bundling in the Territory. If Company or its Affiliates or Sublicensees sell a Licensed Product in the Field in the Territory to a customer who also purchases other products and/or services from any such entity, Company agrees not to, and to require its Affiliates and Sublicensees not to, bundle or include any such Licensed Product as part of any multiple product offering or discount or price the Licensed Products in a manner that (a) is reasonably likely to disadvantage a Licensed Product in order to benefit sales or prices of other products offered for sale by a Party or its Affiliates or Sublicensees, as applicable, to such customer or (b) is inconsistent with the Collaboration Purpose.
7.13    Inventory Management. Company shall use Commercially Reasonable Efforts to manage, or cause to be managed, Licensed Product inventory on-hand at wholesalers or Sublicensees (or Affiliates) so as to maintain levels of inventory appropriate for expected demand and to avoid taking action that would result in unusual levels of inventory fluctuation.
7.14    Medical and Consumer Inquiries. Company shall be responsible for responding to medical questions and/or inquiries from members of the medical and paramedical professions and consumers regarding Licensed Products in the Field in the Territory. The Parties will work together to formulate responses to any such major medical and/or consumer inquiries, including any inquiry relating to EYLEA and/or any

PDGF Licensed Product (whether as part of a Combination ANG2 Product that is a Licensed Product or as a standalone product), which shall be used, if possible, by Company in the Territory and Regeneron in the Excluded Territory. If Regeneron receives questions about Licensed Products in the Field in a country in the Territory, it shall refer such questions to Company, and Company shall be responsible for responding thereto. If Company receives questions about Licensed Products in the Field in a country in the Excluded Territory (and/or about any Licensed Product outside the Field), it shall refer such questions to Regeneron, and Regeneron shall be responsible for responding thereto.
7.15    Market Exclusivity Extensions. Subject to the provisions of Article XIV, each Party shall use Commercially Reasonable Efforts to maintain, and, to the extent available, legally extend, the period of time during which, in any country in the Territory, (a) a Party(ies) has the exclusive legal right, whether by means of a Patent or through other rights granted by a Governmental Authority in such country, to Commercialize a Licensed Product in the Field in such country and (b) no generic equivalent of a Licensed Product in the Field may be marketed in such country.
7.16    Post Marketing Clinical Trials. Subject to the provision of this Agreement, the Parties shall comply with any clinical trial obligations with respect to a Marketing Approval with respect to any use of a Licensed Product in the Field in any country in the Territory imposed by applicable Law, pursuant to the Approvals or required by a Regulatory Authority.
7.17    Non-Compete; Activities Outside the Collaboration.
(a)    Activities Outside the Collaboration. During the Term, except as set forth in this Agreement, neither a Party nor any of its Affiliates, either alone or through any Third Party, shall develop, commercialize or otherwise Exploit any [***********]; provided that, notwithstanding the foregoing, during the Term, either Party can develop, make, have made, use, import and export (but not, either directly or through a Third Party, commercialize, sell, have sold or offer to sell) any [***********]. For clarity, nothing in the preceding sentence or elsewhere in this Agreement shall limit or restrict [***********]. For the avoidance of doubt, except with respect to the license grants set forth in Article V and the confidentiality and non-use restrictions set forth in Article XVII, nothing in the preceding sentence or elsewhere in this Agreement shall limit or restrict either Party’s right [***********], including, without limitation, Regeneron’s and Aventis’ activities under the Aventis Agreement or either Party’s activities under the EYLEA Agreement and/or the PDGF Agreement.
(b)    Non-Compete.
(i)    In the event that (A) Regeneron terminates this Agreement pursuant to Sections 20.2, 20.3, 20.4 or 21.18 or (B) this Agreement terminates pursuant to Sections 20.5 (other than for Company’s termination of the EYLEA Agreement pursuant to Section

19.3 or 19.4 of the EYLEA Agreement) or 20.6(a), then during the period (the “Company Non-Compete Period”) until the earlier of (1) [***********] and (2) [***********], its Affiliates or Sublicensees in the Field in the Territory, Company (and its Affiliates or Sublicensees) shall not, directly or indirectly, commercialize any [***********], or conduct any human clinical trial of or including, make any Registration Filing or other submission to a Regulatory Authority regarding, or manufacture, any [***********]; provided that, notwithstanding the foregoing, [***********].
(ii)    Without limiting the foregoing, in the event that an ANG2 Product is no longer being developed, manufactured or commercialized by or on behalf of Regeneron, its Affiliates or Sublicensees in the Field in the Territory, Regeneron shall, during any period in which the restrictions of this Section 7.17 remain in effect with respect to Company, provide written notice thereof to Company.
(c)    A Party (the “Affected Party”) shall not be considered in breach of this Section 7.17 solely by reason of (i) the acquisition by such Party of a Person with a Competing ANG2 Product in the Field in the Territory or the acquisition of such Party by a Person with a Competing ANG2 Product in the Field in the Territory or (ii) the determination by such Party that one of its or its Affiliates’ internal product candidates would otherwise constitute a Competing ANG2 Product in the Field or the acquisition by such Party or its Affiliate of rights to a product that would otherwise constitute a Competing ANG2 Product in the Field from a Third Party, in each case ((i) and (ii)), (A) with respect to Regeneron as the Affected Party, if Regeneron makes available and the Parties agree to include the offending Competing ANG2 Product(s) in the licenses granted to Company pursuant to this Agreement and (B) with respect to Company as the Affected Party, if Company makes available and the Parties agree to include the offending Competing ANG2 Product(s) in the Collaboration on the same terms as if such Competing ANG2 Product(s) were a Licensed Product(s) and as if Company had the rights and obligations of Regeneron hereunder with respect thereto and Regeneron had the rights and obligations of Company hereunder with respect thereto, or (C) if prior to the closing of such acquisition (or as of the date such Party makes a determination as to an internal product candidate), the Affected Party commits in writing to the other Party that, promptly following the closing of such acquisition (or the date such Party makes a determination as to an internal product candidate), it will divest itself of the offending rights and/or activity, and the Affected Party uses Commercially Reasonable Efforts to pursue such divestiture, and in the event that such divestiture is not completed within six (6) months of the closing of such acquisition, the Affected Party ceases all development, manufacturing and/or commercialization, as applicable, of the offending Competing ANG2 Product(s) in the Field or includes the offending Competing ANG2 Product(s) in the licenses granted to the other Party pursuant to this Agreement.

7.18    Restriction on Commercialization Activities. Company agrees that it shall refrain from pursuing a policy of directly or indirectly selling, advertising, promoting and/or marketing [***********], and, in particular, engaging in any advertising, promoting and/or marketing of [***********]. Without limiting the foregoing, it is agreed that the Parties shall use Commercially Reasonable Efforts to [***********] and each Party shall use Commercially Reasonable Efforts to [***********]. Company further agrees that it shall refrain from pursuing a policy of directly or indirectly selling, advertising, promoting and/or marketing Licensed Products that it is Commercializing hereunder in the Field in the Territory for sale in the Excluded Territory. Each Party will use reasonable efforts to prevent the unauthorized importation of Licensed Products into the Territory or Excluded Territory, as the case may be.
7.19    Exports from the Territory to the Excluded Territory.
(a)    Company shall supply [***********] with Licensed Products in quantities that are appropriate to the size of such market (not including cross-border sales).
(b)    The Parties shall discuss, as appropriate from time to time, through their respective representatives on the JSC, any concerns either Party may have with respect to the entry of Licensed Products into the Excluded Territory from the Territory, including [***********] (“Parallel Trade Concern”).
(c)    No later than ninety (90) days after Regeneron raises a Parallel Trade Concern, the Parties hereby agree to negotiate in good faith to determine a method for the calculation of [***********] (the “Parallel Unit Sales”). Such Parallel Unit Sales shall be determined based on available data, as agreed by the Parties, measuring [***********]. Out-of-Pocket Costs associated with obtaining the data required to meet Company’s obligations under this Section 7.19 shall be treated as Shared Promotion Expenses.
(d)    Within fifteen (15) days after the end of any Contract Year in which Regeneron raises a Parallel Trade Concern, Company shall provide a detailed written report, which shall include copies of all data used to generate such report (the “Parallel Trade Report”), to Regeneron. The Parallel Trade Report shall show the amount of Parallel Unit Sales of Licensed Products on a unit basis for each Licensed Product from Canada and/or Mexico into the Excluded Territory for the preceding Contract Year. The Parallel Trade Report shall [***********].
(e)    Promptly following delivery of the Parallel Trade Report, the Parties will meet and make a good faith effort to agree upon [***********].
(f)    Notwithstanding anything to the contrary contained herein, nothing contained in this Section 7.19 shall require any Party to take actions inconsistent with applicable Law.

Article VIII
CLINICAL AND REGULATORY AFFAIRS

8.1    Ownership of Approvals and Registration Filings.
(a)    Regeneron shall be the Lead Regulatory Party, and shall own all Approvals and Registration Filings, (i) with respect to the Development of Licensed Products in the Field in the Excluded Territory under the Global ANG2 Development Plan and (ii) with respect to its manufacturing facilities anywhere in the world (including with respect to any applicable site license and the drug master file for the Licensed Products), and shall have the rights and obligations set forth in this Article VIII with respect thereto.
(b)    During the Term, Company shall be the Lead Regulatory Party, and shall own all Approvals and Registration Filings, (i) with respect to the Licensed Products in the Field in each country in the Territory and (ii) with respect to its manufacturing facilities anywhere in the world (including with respect to any applicable site license), and shall have the rights and obligations set forth in this Article VIII with respect thereto.
(c)    The Lead Regulatory Party shall, as reasonably necessary to permit the other Party to perform its obligations and/or exercise its rights under this Agreement, license, transfer, provide a letter of reference with respect to and/or take such other action as is necessary to make available the relevant Registration Filings and Approvals to and for the benefit of the other Party.
(d)    The Lead Regulatory Party (as defined in the EYLEA Agreement or the PDGF Agreement, as applicable) shall, as reasonably necessary to permit the other Party to perform its obligations and/or exercise its rights under this Agreement, license, transfer, provide a letter of reference with respect to and/or take such other action as is reasonably necessary to make available the EYLEA Regulatory Documentation or the PDGF Regulatory Documentation, as applicable, to and for the benefit of the other Party.
8.2    Regulatory Coordination.
(a)    Under the direction and supervision of the Working Group, the Lead Regulatory Party shall oversee, monitor and coordinate all regulatory actions, communications and filings with and submissions (including supplements and amendments thereto) to each applicable Regulatory Authority with respect to the Licensed Product in the Field in each jurisdiction as to which it is the Lead Regulatory Party; provided that it shall adhere to the obligations in this Article VIII. Without limiting the foregoing, the Lead Regulatory Party will be responsible for, and will use Commercially Reasonable Efforts in applying for, obtaining and maintaining the applicable Approval or other Registration Filing for the Licensed Products in the Field for which it has responsibility as the Lead Regulatory Party. To the extent applicable, the

Lead Regulatory Party shall perform all such activities in accordance with the Plans and all applicable Laws.
(b)    The Parties shall establish procedures, through the JDC or the JCC, to ensure that the Parties exchange on a timely basis all necessary information with respect to Licensed Products, PDGF Products and EYLEA to enable the other Party and its licensees, as applicable, (i) to comply with its regulatory obligations in connection with the development, manufacture and/or commercialization of the Licensed Products, PDGF Products (pursuant to the PDGF Agreement) and EYLEA (pursuant to the EYLEA Agreement) in the Field, including, without limitation, filing updates and/or supplements with Regulatory Authorities, pharmacovigilance filings, manufacturing supplements and investigator notifications to Regulatory Authorities, (ii) to comply with Laws in connection with the development, manufacture and/or commercialization of the Licensed Products, PDGF Products (pursuant to the PDGF Agreement) and EYLEA (pursuant to the EYLEA Agreement) in the Field anywhere in the world, including the Excluded Territory, and (iii) to comply with Laws with respect to the development, manufacture and/or commercialization of ANG2 Products, PDGF Products (pursuant to the PDGF Agreement) and EYLEA (pursuant to the EYLEA Agreement) outside the Field. The Parties shall provide to each other prompt written notice of any Approval of a Licensed Product, a PDGF Product (pursuant to the PDGF Agreement) and/or EYLEA (pursuant to the EYLEA Agreement) in the Field anywhere in the world. The Parties shall work together cooperatively through the JDC in the preparation of regulatory strategies and with respect to all material regulatory actions, communications and Registration Filings for Licensed Products in the Field in the Territory (including with respect to any regulatory strategies, material regulatory actions, communications and Registration Filings under the EYLEA Agreement with respect to EYLEA and/or under the PDGF Agreement with respect to the PDGF Products), and, subject to Section 3.6, with respect to the same in the Excluded Territory to the extent that such strategies, actions, and/or communications would reasonably be expected to materially adversely affect, or have a material impact on, the Development and/or Commercialization of Licensed Products in the Field in the Territory.
(c)    Subject to Sections 3.6 and 8.2(e), the Lead Regulatory Party shall use Commercially Reasonable Efforts to provide the other Party as promptly as practicable with written notice and copies of any material (i) draft filings with, (ii) submissions to and (iii) correspondence (including Approvals) with, Regulatory Authorities in each case ((i), (ii) and (iii)) that directly pertain to the Development and/or Commercialization of a Licensed Product in the Field under the Plans, and shall use reasonable efforts to afford the other Party’s representatives an opportunity to actively participate in the drafting and review of such material filings and submissions (including, without limitation, all annual and periodic safety reports for Licensed Products in the Field). Moreover, the Lead Regulatory Party shall consider in good faith requests from the other Party to have up to two (2) representatives from the other Party attend (but not participate in) all material, pre-scheduled meetings, telephone conferences and/or discussions with the Regulatory Authorities in the Territory or, to the extent such material meetings, telephone conferences and/or discussions pertain to the activities under the Global ANG2 Development Plan, the Excluded Territory. Without limiting the foregoing, the Lead Regulatory Party shall use Commercially Reasonable Efforts to provide the other Party on a timely basis with all material information, data and materials reasonably necessary for the other Party to participate in the preparation of the material filings and submissions referred to in this paragraph (c), said items to be provided to the other Party in a timely manner. The Parties will discuss in good faith any disputes on the contents of filings and/or submissions referred to in this paragraph (c) to the Regulatory Authorities and disputes shall be submitted to the JDC for timely resolution.
(d)    For the avoidance of doubt, nothing in this Section 8.2 entitles Company to attend meetings with Regulatory Authorities in the Excluded Territory or review Registration Filings in connection with the Development of Licensed Products in the Excluded Territory, except as they relate to the performance of the Global ANG2 Development Plan. Subject to its obligations hereunder, Regeneron, in its sole discretion, shall have the exclusive right (i) to seek and obtain all Registration Filings and Approvals with respect to the commercialization of Licensed Products in the Excluded Territory, (ii) to decide the final content of, and to prepare and submit, any Registration Filings for Marketing Approval for a Licensed Product in the Excluded Territory and (iii) to make any submissions and/or conduct any meetings and/or discussions with Regulatory Authorities in the Excluded Territory concerning Marketing Approval for a Licensed Product.
(e)    [***********].
8.3    Regulatory Coordination with Third Parties. Company acknowledges and agrees that Regeneron has secured certain rights under the Aventis Agreement (a) to allow Company and its Affiliates to reference the filings, registrations, licenses and authorizations from or with any Regulatory Authority in connection with Regeneron’s and Aventis’ development, manufacture and/or commercialization of Regeneron VEGF Products outside the Field to support the development, manufacture and/or commercialization of Licensed Products (as defined in the EYLEA Agreement) in the Field in the Territory under the EYLEA Agreement and (b) to coordinate the exchange of information (including, without limitation, information pertaining to pharmacovigilance, development, manufacture and/or commercialization) related to Licensed Products (as defined in the EYLEA Agreement) inside and outside the Field between Regeneron, Company and Aventis (or any other Third Party licensee of Regeneron engaged in the development, manufacture and/or commercialization of Licensed Products (as defined in the EYLEA Agreement) outside the Field) in order to ensure compliance with applicable Laws. Regeneron shall use Commercially Reasonable Efforts under the Aventis Agreement to extend to Company substantially similar rights with respect to Licensed Products that contain Aflibercept under this Agreement as those rights identified in the previous sentence. It is agreed that Regeneron and its Affiliates and licensees of ANG2 Products and/or Regeneron VEGF Products outside the Field (including, without limitation, Aventis) and/or outside the Territory shall have the right to reference the Registration Filings and/or Approvals of the Parties for the Licensed Products, the PDGF Products and EYLEA to support Regeneron’s or its Affiliates’ or such licensees’ development, manufacture and/or commercialization of ANG2 Products, PDGF Products (pursuant to the PDGF Agreement) and EYLEA (pursuant to the EYLEA Agreement) and/or Regeneron VEGF Products outside the Field and/or outside the Territory. Company and Regeneron shall work in good faith to coordinate the exchange of information (including, without limitation, pharmacovigilance information) related to ANG2 Products, PDGF Products, EYLEA and/or Regeneron VEGF Products inside and outside the Field (and inside and outside the Territory) between Regeneron, Company and Aventis (and/or any other Third Party licensee of a Party engaged in the development, manufacture and/or commercialization of ANG2 Products, PDGF Products (pursuant to the PDGF Agreement) or EYLEA (pursuant to the EYLEA Agreement) and/or Regeneron VEGF Products outside the Field and/or outside the Territory) in order to ensure compliance with applicable Laws. As between the Parties, Regeneron shall have the exclusive right to communicate with Regulatory Authorities with respect to Licensed Products outside the Field and, subject to Section 3.6, in the Excluded Territory.
8.4    Regulatory Events. Each Party shall keep the other Party informed, commencing within forty-eight (48) hours after notification (or other time period specified below), of any action by, or notification or other information that it receives (directly or indirectly) from, any Regulatory Authority, Third Party or other Governmental Authority in the Territory or Excluded Territory, that:
(a)    raises any material concerns regarding the safety and/or efficacy of any Licensed Product in the Field;
(b)    indicates or suggests a potential investigation or formal inquiry by any Regulatory Authority in connection with the Development, Manufacture and/or Commercialization of a Licensed Product in the Field under the Plans; provided, however, that each Party shall inform the other Party of the foregoing no later than twenty-four (24) hours after receipt of a notification referred to in this clause (b); or
(c)    is reasonably likely to lead to a recall or market withdrawal of any Licensed Product in the Field in the Territory.
Information that shall be disclosed pursuant to this Section 8.4 shall include, but not be limited to:
(i)    Governmental Authority inspections of Manufacturing, Development, distribution and/or other facilities;
(ii)    inquiries by Regulatory Authorities and/or other Governmental Authorities concerning clinical investigation activities (including inquiries of investigators, clinical research organizations and other related parties) and/or pharmacovigilance activities, in each case, to the extent involving matters described in clauses (a), (b) or (c) of this Section 8.4;
(iii)    receipt of a warning letter issued by a Regulatory Authority;
(iv)    an initiation of any Regulatory Authority or other Governmental Authority investigation, detention, seizure or injunction; and
(v)    receipt of product complaints concerning actual or suspected Licensed Product tampering, contamination, and/or mix-up (e.g., wrong ingredients).
8.5    Pharmacovigilance and Product Complaints. While the Lead Regulatory Party shall be responsible for managing pharmacovigilance and product complaints for its territory and for formulating and implementing any related strategies, both Parties will cooperate with each other in order to fulfill all regulatory requirements concerning drug safety surveillance and product complaint reporting in all countries in which the Licensed Products (both in the Field and out of the Field), PDGF Products and/or EYLEA are being developed, manufactured, and/or commercialized in the Territory and/or in the Excluded Territory. Without limitation to the foregoing, the Parties shall within ninety (90) days of the Effective Date execute a Pharmacovigilance Agreement setting forth the specific procedures to be used by the Parties to coordinate the investigation and exchange of reports of adverse drug experiences and product complaints with respect to Licensed Product, any PDGF Product and/or EYLEA to ensure timely communication to Regulatory Authorities and compliance with Laws.
8.6    Regulatory Inspection or Audit. If a Regulatory Authority desires to conduct an inspection or audit of a Party with regard to a Licensed Product in the Field, each Party agrees to cooperate with the other and the Regulatory Authority during such inspection or audit, including by allowing, to the extent practicable, a representative of the other Party to be present during the applicable portions of such inspection or audit to the extent it relates to the Development, Manufacture and/or Commercialization of a Licensed Product for use in the Field under this Agreement. Following receipt of the inspection or audit observations of the Regulatory Authority (a copy of which the receiving Party will promptly provide to the other Party), the Party in receipt of the observations will prepare any appropriate responses; provided that the other Party, to the extent practicable, shall have the right to review and comment on such responses to the extent they relate to or may be reasonably expected to adversely impact the Licensed Products in the Field in the Territory, and the Party that received the observations shall consider in good faith the comments made by such other Party. In the event the Parties disagree concerning the form and/or content of a response, the Party that received the observations will decide the appropriate form and content of the response. Without limiting the foregoing, each Party (and its Third Party subcontractors) shall notify the other Party within forty-eight (48) hours of receipt of a notification from a Regulatory

Authority of the intention of such Regulatory Authority to audit or inspect facilities used or proposed to be used for the Manufacture of Licensed Products for use in the Field under this Agreement; provided that, to the extent feasible, such notification shall be given no later than twenty-four (24) hours prior to any such Regulatory Authority audit or inspection.
8.7    Recalls and Other Corrective Actions. Decisions with respect to any recall, market withdrawal or other corrective action related to any Licensed Product in the Field in the Territory shall be made only upon mutual agreement of the Parties, which agreement shall not be unreasonably withheld or delayed; provided, however, that nothing herein shall prohibit either Party from initiating and/or conducting any recall or other corrective action required by a Governmental Authority or Law. The Party that determines that a recall or market withdrawal of a Licensed Product in the Field in the Territory may be required shall, within twenty-four (24) hours, notify the other Party and, without limitation of and subject to the proviso in the immediately preceding sentence, the Parties shall decide whether such a recall or market withdrawal is required. The Parties shall cooperate with respect to any actions taken and/or public statements made in connection with any such recall or market withdrawal. Except to the extent any such recall, market withdrawal or other corrective action is due to a Party’s fraud, gross negligence or willful misconduct, expenses associated with such recalls will be treated as Other Shared Expenses. For clarity, any expenses associated with a recall, market withdrawal or other corrective action due to a Party’s fraud, gross negligence or willful misconduct shall not be treated as Other Shared Expenses and shall be the responsibility of the Party causing such recall, market withdrawal or other corrective action.
Article IX
MANUFACTURING AND SUPPLY

9.1    Formulated Bulk Product Supply in the Field in the Territory. Regeneron or its Affiliates will use Commercially Reasonable Efforts to provide an adequate and timely supply of any Formulated Bulk Product for Clinical Supply Requirements and Commercial Supply Requirements of Licensed Product in the Field in the Territory in accordance with the applicable Manufacturing Plan. Regeneron and/or its Affiliates may use its Manufacturing facilities or, subject to Company’s prior written approval, such approval not to be unreasonably withheld or delayed, Company or Third Parties to Manufacture any Formulated Bulk Product. [***********]. Any Formulated Bulk Product Manufactured by or on behalf of Regeneron or its Affiliates will be charged by Regeneron or its Affiliates at the Manufacturing Cost as a Clinical Supply Cost (for Clinical Supply Requirements) or Commercial Supply Cost (for Commercial Supply Requirements), as the case may be, in accordance with Schedule 1 and Schedule 2, or as otherwise agreed by the Parties.
9.2    Finished Product Supply in the Field in the Territory. The Parties, through the JSC, will identify which Party or Third Party will perform the filling, packaging, labeling and testing of the Formulated Bulk Product to supply Finished

Product for Clinical Supply Requirements and Commercial Supply Requirements for use in the Field in the Territory under this Agreement. The Finished Product Manufactured by or on behalf of a Party or its Affiliates will be charged by such Party or its Affiliates at the Manufacturing Cost as a Clinical Supply Cost (for Clinical Supply Requirements) in accordance with Schedule 1 or Commercial Supply Cost or COGS (for Commercial Supply Requirements) in accordance with Schedule 2, as the case may be.
9.3    Supply Agreement. Within six (6) months after the Effective Date, the Parties shall enter into one or more clinical supply agreements with respect to the quality assurance/quality control, forecasting, ordering and delivery of Clinical Supply Requirements, which shall contain terms consistent with this Agreement. At least [***********] prior to the Anticipated First Commercial Sale of the first Licensed Product in the Territory, the Parties (or their Affiliates) shall enter into separate commercial supply agreements with respect to the quality assurance/quality control, forecasting, ordering and delivery of Clinical Supply Requirements and Commercial Supply Requirements after the First Commercial Sale of such Licensed Product, in a form substantially consistent with the EYLEA Commercial Supply Agreement. Each supply agreement will include as an annex thereto a customary quality agreement containing terms and conditions regarding quality assurance and Good Practices and provide for terms for forecasting, ordering, delivery, payment and supply consistent with the terms of this Agreement.
9.4    Manufacturing Plans. The Parties (or their Affiliates), through the JSC, will develop and update as necessary on an annual basis, the Licensed Product Manufacturing plan (the initial plan and each such updated plan, a “Manufacturing Plan”) providing for the Manufacturing (including testing and specifications), distribution, and forecasting of Clinical Supply Requirements under the Development Plans and Commercial Supply Requirements under the Territory ANG2 Commercialization Plan, including, if applicable, the choice of Third Party manufacturers, fillers, packagers, and labelers. Notwithstanding the foregoing, Regeneron and/or its Affiliates will have the right to make all decisions with respect to Manufacturing Formulated Bulk Product for Licensed Products, subject to Company’s prior written approval, such approval not to be unreasonably withheld or delayed. Each Manufacturing Plan shall be updated, reviewed and approved by the Parties, through the JSC, on an annual basis and shall set forth the Licensed Product requirements over an ensuing period of at least three (3) Contract Years. Each Manufacturing Plan shall be approved by the JSC at least [***********], except that the initial Manufacturing Plan shall be approved by the JSC within [***********]. Each Manufacturing Plan will include [***********]. The Parties shall design Manufacturing Plans to ensure an adequate supply of Licensed Product and shall use Commercially Reasonable Efforts to perform their responsibilities in accordance with the approved Manufacturing Plans.
9.5    Manufacturing Shortfall. Each Party is required to provide prompt written notice to the other Party if it reasonably determines that it or its Affiliates will not be able to supply the agreed upon demand forecast for the Licensed Products set forth in a Manufacturing Plan.  Upon such notification, the matter will be referred to the JSC to determine what, if any (and identify and establish, as quickly as possible, if applicable) alternative supply source of Licensed Product should be utilized.  In case of Finished Product and/or Formulated Bulk Product shortages, available supplies will be allocated as between the Parties on a pro rata basis based on their forecasted requirements for Licensed Product in the Field in the Territory and the Excluded Territory over the relevant period; [***********].  Notwithstanding the foregoing, Company shall maintain an appropriate level of safety stock of Formulated Bulk Product and Finished Product. Company shall exert Commercially Reasonable Efforts to maintain the following target safety stocks based on Company’s most recent Territory or applicable country forecast reviewed with Regeneron and/or the Joint Commercialization Committee: [***********]. The safety stock in other countries shall be determined by Company (and reviewed with Regeneron) and shall be commensurate with the level of safety stock necessary to assure uninterrupted supply of Finished Product in the relevant country.
9.6    Manufacturing Compliance. Each Party and its Affiliates will use diligent efforts to Manufacture Formulated Bulk Product and Finished Product supplied under this Article IX or, as applicable, to ensure that the same is Manufactured by Third Parties in conformity with Good Practices and applicable Laws. Each Party will timely notify and seek the approval of the other Party, which approval shall not be unreasonably withheld or delayed, for any Manufacturing changes for any Formulated Bulk Product and/or Finished Product that are reasonably likely to have an adverse impact on (a) the quality of the Licensed Products supplied under this Agreement or (b) the regulatory status of the Licensed Products in the Territory, including requirements to support and/or maintain any Approvals. Each Party and its Affiliates shall have the right to conduct inspections and audits of the other Party’s and/or its Affiliates’ facilities involved in the Manufacture of Licensed Products in the Field pursuant to this Agreement at reasonable times and on reasonable prior notice on terms to be agreed upon by the Parties. Moreover, each Party and its Affiliates will use diligent efforts to negotiate agreements that would allow the other Party to audit the facilities of Third Party contractors (including Aventis, if applicable) involved in the Manufacture of Licensed Products for use in the Field under this Agreement.
Article X
PERIODIC REPORTS; PAYMENTS

10.1    Upfront Payment, Milestone Payments, Aventis ANG2 Royalties. In consideration of the rights granted to Company hereunder, Company shall be required to make the following payments to Regeneron:
(a)    Upfront Payment. Within ten (10) Business Days from the receipt of an invoice from Regeneron on or after the Effective Date, Company shall pay to Regeneron the non-refundable, non-creditable amount of Fifty Million U.S. Dollars (US $50,000,000) (which shall not, subject to Section 21.9, be reduced by any withholding or similar taxes).

(b)    Regeneron Development Milestone Payment. Company shall pay to Regeneron each non-refundable, non-creditable milestone payment set forth in Section I of Schedule 3 (each such payment, a “Regeneron Development Milestone Payment”) within ten (10) Business Days from the receipt of an invoice from Regeneron related to the achievement of the applicable Regeneron Development Milestone, which shall not, subject to Section 21.9, be reduced by any withholding or similar taxes.
(c)    Aventis ANG2 Royalties. Company shall pay to Regeneron the Aventis ANG2 Royalties (as described in Section II of Schedule 3) due with respect to a given Quarter during the ANG2 Royalty Term within forty-five (45) days after the end of such Quarter for so long as Regeneron is obligated to pay such Aventis ANG2 Royalties to Aventis under the Aventis First Amendment. Each payment of Aventis ANG2 Royalties due to Regeneron shall be accompanied by a report specifying, on a Licensed Product-by-Licensed Product and country-by-country basis, any information necessary to calculate the Aventis ANG2 Royalties and/or which Regeneron is required to report to Aventis under the Aventis First Amendment, including, without limitation, (i) the total gross invoiced amount from sales of each Licensed Product, (ii) all relevant deductions from gross invoiced amounts to calculate Net Sales (as defined in the Aventis First Amendment), (iii) the amount of Net Sales (as defined in the Aventis First Amendment) in local currency and United States Dollars and (iv) the Aventis ANG2 Royalties payable for such Quarter, in each case ((i) - (iv)), as set forth in the Aventis First Amendment (each such report, an “Aventis Royalty Report”). Without limiting the generality of the foregoing, Company shall require its Affiliates and Sublicensees to account for their Net Sales and to provide such reports with respect thereto, as if such sales were made by Company.
10.2    Development Costs.
(a)    Global ANG2 Development Plan. Commencing on the Development Cost Effective Date and continuing during the Term, (i) Company shall be responsible for paying twenty-five percent (25%) of all Development Costs incurred under the Global ANG2 Development Plan and (ii) Regeneron shall be responsible for paying seventy-five percent (75%) of all Development Costs incurred under the Global ANG2 Development Plan, in each case ((i) and (ii)), by or on behalf of Company, Regeneron and their respective Affiliates in accordance with Schedule 2 and the other terms of this Agreement. Company shall also provide Development Cost reporting under the Global ANG2 Development Plan in United States Dollars and, if applicable and to the extent available and generated by Company’s and its Affiliates’ internal reporting systems, local currency.
(b)    Territory ANG2 Development Plan. Commencing on the Development Cost Effective Date and continuing during the Term, each of Company and Regeneron shall be responsible for paying fifty percent (50%) of all Development Costs incurred under the Territory ANG2 Development Plan by or on behalf of Company, Regeneron and their respective Affiliates in accordance with Schedule 2 and the other terms of this Agreement. Company shall also provide Development Cost reporting under the Territory ANG2 Development Plan in local currency and United States Dollars. For clarity, in the event that Regeneron elects to cease all development of a Licensed Product in the Field in the Excluded Territory pursuant Section 3.6, all Development Costs incurred by the Parties (or their Affiliates) under the Territory ANG2 Development Plan after the Development Cost Effective Date in Developing such Licensed Product in the Field under this Agreement shall be considered Territory-specific Development Costs and shall be shared equally by the Parties pursuant to this Section 10.2(b).
(c)    Allocation. With respect to Section 10.2(a) and 10.2(b), each Party shall be responsible in the first instance for bearing any Development Costs incurred by it and such expenses shall be allocated between the Parties pursuant to the Global True-Up, except as otherwise may be agreed by the Parties.
10.3    Periodic Reports. Commencing on the Effective Date, Company and Regeneron shall each prepare and deliver to the other Party the periodic reports specified below:
(a)    Each Party shall deliver electronically the reports required to be delivered by it pursuant to Section 6.5;
(b)    Prior to the end of each Quarter, Company shall deliver electronically to Regeneron in a format to be agreed upon by the Parties (i) a high-level forecast of the Territory Profit for that Quarter to the extent reasonably available and (ii) a quarterly forecast of the Territory Profit for the remaining Quarters of the Contract Year. This forecast will include for each Reporting Country, the Regions, and the Company HQ Unit, as applicable, a minimum of Net Sales, COGS, Shared Promotion Expenses, Other Shared Expenses, and Company HQ Costs in United States Dollars and, if applicable and to the extent available and generated by Company’s and its Affiliates’ internal reporting systems, for each Reporting Country in local currency;
(c)    Within twenty (20) days following the end of each month, Company shall deliver electronically to Regeneron (i) a monthly detailed Net Sales report with monthly and year-to-date sales for each Licensed Product in the Field in the Territory by country in United States Dollars and (ii) the monthly Net Sales reports that are generated by Company’s and its Affiliates’ internal reporting systems for each country in the Territory in local currency;
(d)    Within forty-five (45) days following the end of each Quarter, Company shall deliver electronically to Regeneron a written report setting forth, on a country-by-country basis in the Territory for such Quarter (i) the Net Sales of each Licensed Product in local currency and in United States Dollars, (ii) Licensed Product quantities sold in the Field by dosage form and unit size and (iii) gross Licensed Product sales in the Field and an accounting of the deductions from gross sales permitted by the definition of Net Sales in local currency and United States Dollars;

(e)    Within thirty (30) days following the end of each Quarter, each Party that has incurred any Other Shared Expenses in that Quarter shall deliver electronically to the other Party a written report setting forth in reasonable detail the Other Shared Expenses incurred by such Party in such Quarter, including whether any such expenses are also included in the reports delivered pursuant to clause (g) below;
(f)    Within forty-five (45) days following the end of each Quarter, Company shall provide to Regeneron, in electronic form, a Country ANG2 Commercialization Report for each country in the Territory;
(g)    Within thirty (30) days following the end of each Quarter, each Party that has incurred any COGS and/or Shared Promotion Expenses in that Quarter either in a Reporting Country or by the Company HQ Unit or by the Regeneron HQ Unit, as applicable, shall deliver electronically to the other Party a preliminary written report setting forth in reasonable detail the COGS and/or Shared Promotion Expenses incurred by such Party in such Quarter (including a detailed breakdown of the Commercial Overhead Charge included in Shared Promotion Expenses in a format agreed upon by the JFC and JCC) in United States Dollars for each such Reporting Country and Company HQ Unit or Regeneron HQ Unit, as applicable. Company shall also provide the reports that are generated by Company’s or its Affiliates’ internal reporting system of the Shared Promotion Expenses incurred by Company for each applicable Reporting Country or Company HQ Unit, as applicable, in local currency;
(h)    Within forty-five (45) days following the end of each Quarter, each Party that has incurred any COGS and/or Shared Promotion Expenses (by Reporting Country, the Regions, the Company HQ Unit and the Regeneron HQ Unit) in that Quarter shall deliver electronically to the other Party a final written report setting forth in reasonable detail the COGS and/or Shared Promotion Expenses (including a detailed breakdown of the Commercial Overhead Charge included in Shared Promotion Expenses in a format agreed upon by the JFC and JCC) incurred by such Party in such Quarter in United States Dollars;
(i)    Within thirty (30) days following the end of each Quarter, each Party that has incurred any Global HQ Costs in that Quarter shall deliver electronically to the other Party a written report setting forth in reasonable detail the Global HQ Costs incurred by such Party in such Quarter in local currency and United States Dollars;
(j)    Within forty-five (45) days after the end of each Quarter, Company shall provide to Regeneron, in electronic form, an HQ Report;
(k)    Within forty-five (45) days following the end of each Quarter, each Party (if applicable) shall deliver electronically to the other Party a written report setting forth Commercial Supply Costs incurred by such Party for such Quarter in United States Dollars and, if applicable, for each Reporting Country in local currency; and

(l)    Within sixty (60) days following the end of each Quarter, Company shall deliver electronically to Regeneron a Consolidated Payment Report in respect of such Quarter, combining the information reported by each Party pursuant to Section 6.5 and this Section 10.3 and showing its calculations in accordance with Schedule 2 of the amount of any payments to be made by the Parties hereunder for such Quarterly period as contemplated by Section 10.4 and, if applicable, providing for the netting of such payments; and
(m)    At least six (6) months prior to the end of the then current Contract Year, Company will provide Regeneron with a high-level five (5)-year forecast to the extent available for each Reporting Country, the Regions, and the Company HQ Unit, as applicable, of Net Sales, COGS, Shared Promotion Expenses, Other Shared Expenses, and Company HQ Costs in United States Dollars and, if applicable and to the extent available and generated by Company’s and its Affiliates’ internal reporting systems, local currency, or the rate used to determine amounts in United States Dollars.
All reports referred to in this Section 10.3 shall be in such form, format and level of detail as may be approved by the JFC. Unless otherwise agreed by the JCC, the financial data in the reports will include calculations in local currency and United States Dollars. For all financial reports described in clauses (f), (g), (h), (i) and (j) above, Company shall also provide written explanations of variances to any JSC approved Territory ANG2 Commercialization Budget or Country/Region ANG2 Commercialization Budget and latest reforecast.
10.4    Quarterly True-Up Payments; Funds Flow.
(a)    Commencing with the first Quarter following the Effective Date, the Parties shall make Quarterly True-Up payments as set forth in Schedule 2. If Company is the Party owing the Quarterly True-Up based on the calculations in the Consolidated Payment Report, it shall, subject to Section 10.11, make such payment to Regeneron within ten (10) days after its delivery to Regeneron of such Consolidated Payment Report. If Regeneron is the Party owing the Quarterly True-Up based on the calculations in the Consolidated Payment Report, it shall, subject to Section 10.11, make such payment to Company within ten (10) days after its receipt of such Consolidated Payment Report from Company. Notwithstanding the foregoing, no later than fifty-five (55) days after the end of each Quarter, Company shall pay Regeneron [***********] of the amount of license fees, royalties and/or other amounts payable under any Existing License and/or New License (to the extent attributable to the Manufacture, Development and/or Commercialization of Licensed Products under the Plans for the Territory) to which Regeneron is a party and provide such supporting documentation required by such Existing License and/or New License, as the case may be. For clarity, Company’s payment of the [***********] (x) shall not be governed by the provisions of this Section 10.4, but rather, in the case of the [***********], shall be governed by the provisions of Section 10.1(c) and (y) shall not be included as part of the Quarterly True-Up payments to be made by the Parties pursuant to this Article X and Schedule 2.

(b)    Notwithstanding anything in this Agreement to the contrary, no cost, expense, amount or sum allocable or chargeable to the Parties’ activities under this Agreement shall be allocated or charged more than once (whether, for example, chargeable as a Development Cost, Shared Promotion Expense, Commercial Overhead Charge, Company HQ Cost, or Regeneron HQ Cost or as a deduction for purposes of calculating Net Sales).
10.5    Payments Related to Commercialization of Licensed Products in Japan. Notwithstanding anything to the contrary in this Agreement, within sixty (60) days of the Effective Date, the Parties shall meet to discuss in good faith [***********]. In the event [***********].
10.6    Invoices and Documentation. The JFC shall approve the form of any necessary documentation relating to any payments hereunder so as to afford the Parties appropriate accounting treatment in relation to any of the transactions and/or payments contemplated hereunder.
10.7    Payment Method and Currency. All payments under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by the Party to which such payments are due. All sums due under this Agreement shall be payable in United States Dollars. In those cases where the amount due in United States Dollars is calculated based upon one or more currencies other than United States Dollars, such amounts shall be converted to United States Dollars at the average rate of exchange for the Quarter to which such payment relates using the arithmetic mean of the daily rate of exchange, as reported in The Bloomberg Professional, a service of Bloomberg LP, or in the event The Bloomberg Professional does not have data available for the Quarter, then in Thomson Reuters Eikon and by a method of conversion consistent with Company’s customary and usual procedures used for currency conversion in its financial statements.
10.8    Late Payments. The Parties agree that, unless otherwise mutually agreed by the Parties or otherwise provided in this Agreement, amounts due by one Party to the other shall be payable to a bank account, details of which are to be communicated by the receiving Party. Unless otherwise mutually agreed by the Parties or otherwise provided in this Agreement, all payments under this Agreement shall earn interest, to the extent permitted by applicable Law, from the date due until paid at a rate equal to the one (1) month London Inter-Bank Offering Rate (LIBOR) U.S. Dollars, as quoted in Thomson Reuters Eikon effective for the date on which the payment was due, plus [***********] (such sum being referred to as the “Default Interest Rate”).
10.9    Taxes. Subject to Section 21.9, any withholding or other taxes that either Party or its Affiliates are required by Law to withhold and/or pay on behalf of the other Party, with respect to any payments to such other Party hereunder, shall be deducted from such payments and paid to the appropriate tax authority contemporaneously with the remittance to the other Party; provided, however, that the withholding Party shall promptly furnish to the other Party proper evidence of the taxes so paid. Each Party shall cooperate with the other and furnish to the other Party appropriate documents to secure application of the most favorable rate of withholding tax under applicable Law (or exemption from such withholding tax payments, as applicable). Without limiting the foregoing, Company agrees to make all lawful and reasonable efforts to minimize any such taxes, assessments and fees and will claim on Regeneron’s behalf the benefit of any available treaty on the avoidance of double taxation that applies to any payments hereunder.
10.10    Adjustments to FTE Rates. Notwithstanding anything herein to the contrary, upon the request of either Party (such request to occur not more than once every three (3) years for any country), the Parties shall meet to review the accuracy of an applicable FTE rate in any country (e.g., Sales Force FTE Rate, Medical Affairs FTE Rate, Development FTE Rate, HQ FTE Rate, etc.). The Parties agree to share reasonable supporting documents and materials in connection with an assessment of the applicable FTE rate and to determine in good faith whether to adjust the rate(s) in any country.
10.11    Resolution of Payment Disputes. In the event there is a dispute relating to any of the payment obligations and/or reports under this Article X (other than, for clarity, an Audit Dispute), the Party with the dispute shall have its representative on the JFC provide the other Party’s representative on the JFC with written notice setting forth in reasonable detail the nature and factual basis for such good faith dispute, and the Parties, through the JFC, will seek to resolve the dispute as promptly as possible, but no later than ten (10) days after such written notice is received. In the event that no resolution is reached by the JFC, the matter shall be referred to the JSC in accordance with Section 4.10(a). Notwithstanding any other provision of this Agreement to the contrary, the obligation to pay any reasonably disputed amount shall not be deemed to have been triggered until such dispute is resolved hereunder, provided that all amounts that are not in dispute shall be paid in accordance with the provisions of this Agreement.
10.12    Development Budget Overruns. Neither Party shall be required to pay any Development Costs for a Contract Year that are in excess of[***********] of the total amounts that are in the JSC approved Global ANG2 Development Budget (or Territory ANG2 Development Budget) for such Contract Year (as such budget may be adjusted to include any Non-Incurred Amounts from prior years pursuant to Section 6.4) (“Development Overruns”), unless such Development Overruns have been approved by both Parties’ representatives on the JSC. Otherwise, the Party responsible for the Development activities that caused the overrun shall be responsible for bearing [***********] of the costs and expenses of such Development Overrun not otherwise approved by the JSC, or, if both Parties contributed toward the overrun, they shall bear those excess expenses in the same proportion as their contributions to the Development Overrun.
10.13    Commercialization Budget Overruns.
(a)    Major Market Country / HQ Commercialization Overruns. Regeneron shall not be required to pay (i) any Shared Promotion Expenses with respect to any individual Major Market Country and/or the Company HQ Unit for a Contract Year that for such Major Market Country and/or the Company HQ Unit are in excess of [***********] of the total amounts that are in the JSC approved Territory ANG2 Commercialization Budget (or Country/Region ANG2 Commercialization Budget) for such Major Market Country and/or the HQ Budget for the Company HQ Unit for such Contract Year; and (ii) any Shared Promotion Expenses with respect to the aggregate of all Major Market Countries plus the Company HQ Unit for a Contract Year that collectively are in excess of [***********] of the total amounts that are in the JSC approved Territory ANG2 Commercialization Budget (and Country/Region ANG2 Commercialization Budget) for all the Major Market Countries and the HQ Budget for the Company HQ Unit for such Contract Year. Any Shared Promotion Expenses that are not paid pursuant to Section 10.13(a)(i) shall be excluded from the Shared Promotion Expenses used in calculating the limits set forth in Section 10.13(a)(ii).
(b)    Region Commercialization Overruns. Regeneron shall not be required to pay (i) any Shared Promotion Expenses with respect to any individual Region that are in excess of [***********] of the total amounts that are in the JSC approved Country/Region ANG2 Commercialization Budget for such individual Region for a Contract Year; and (ii) any Shared Promotion Expenses with respect to the aggregate of all Regions that collectively are in excess of [***********] of the total amounts that are in the JSC approved Country/Region ANG2 Commercialization Budget for all the Regions collectively for a Contract Year. Any Shared Promotion Expenses that are not paid pursuant to Section 10.13(b)(i) shall be excluded from the Shared Promotion Expenses used in calculating the limits set forth in Section 10.13(b)(ii).
(c)    Non-Incurred Amounts. In the event that, during any Contract Year, any Shared Promotion Expenses expressly provided for in the JSC approved Country/Region ANG2 Commercialization Budget, Territory ANG2 Commercialization Budget and/or HQ Budget to be incurred during such Contract Year are not incurred during such Contract Year, then such budgeted amounts not yet incurred shall be automatically included in the Country/Region ANG2 Commercialization Budget, Territory ANG2 Commercialization Budget and/or HQ Budget, as applicable, for such succeeding Contract Year(s) (as such budgets may be adjusted to include any budgeted amounts not yet incurred from prior Contract Years).
(d)    Company Responsibility for Commercialization Overruns. Each such overrun described in clauses (a) and (b) above shall be considered a “Commercialization Overrun” and shall be the sole responsibility of Company, unless such Commercialization Overrun has been approved by both Parties’ representatives on the JSC.
(e)    Development and Commercialization Overruns. Any such Development Overruns or Commercialization Overruns that are not approved by both Parties’ representatives on the JSC shall not be included in the calculation of the Regeneron Reimbursement Amount, Global True-Up, or Territory Profit Split, as

applicable. For clarity, the Parties shall share, to the extent provided in this Agreement, Development Costs and Shared Promotion Expenses that are over the budgeted amounts in the Plans up to (but not including) the amounts otherwise triggering a Development Overrun or Commercialization Overrun, as applicable.
Article XI
DISPUTE RESOLUTION

11.1    Resolution of Disputes. The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights and obligations hereunder. It is the objective of the Parties to comply with the procedures set forth in this Agreement to use all reasonable efforts to facilitate the resolution of such disputes in an expedient manner by mutual agreement.
11.2    Governance Disputes. Disputes, controversies and claims related to matters intended to be decided within the governance provisions of this Agreement set forth in Article IV (“Governance Disputes”) shall be resolved pursuant to Article IV and, to the extent any such Governance Dispute constitutes a Technical Development Matter or an Audit Dispute, pursuant to Section 11.4 (subject to, and without limitation of, the proviso in Section 4.10(a)(iii)), except to the extent any such Governance Dispute constitutes a Legal Dispute, in which event the provisions of Section 11.3 shall apply. For the avoidance of doubt, Legal Disputes arising under Section 20.2 hereof shall be governed under such section.
11.3    Legal Disputes. The Parties agree that, subject to Sections 11.5 and 17.4, they shall use reasonable efforts, through their participation in the JSC in the first instance, to resolve any Legal Dispute arising after the Effective Date by good faith negotiation and discussion. In the event that the JSC is unable to resolve any such Legal Dispute within five (5) Business Days of receipt by a Party of notice of such Legal Dispute, either Party may submit the Legal Dispute to the Executive Officers for resolution. In the event the Executive Officers are unable to resolve any such Legal Dispute within the time period set forth in Section 4.10(b), the Parties shall be free to pursue any rights and remedies available to them at law, in equity or otherwise, subject, however, to Section 21.1 and Section 21.15. For the avoidance of doubt, Legal Disputes arising under Section 20.2 hereof shall be governed under such section.
11.4    Expert Panel
(a)    In the event of a dispute between the Parties concerning a Technical Development Matter and/or an Audit Dispute that cannot be resolved by the Executive Officers pursuant to Section 4.10(b) (other than a Legal Dispute), either Party may by written notice to the other Party require the specific issue in dispute to be submitted to a panel of experts (“Expert Panel”) in accordance with this Section 11.4. Such notice shall contain a statement of the issue forming the basis of the dispute, the position of the moving Party as to the proper resolution of that issue and the basis for such position. For disputes referred to the Expert Panel arising under Section 4.10(a)(iii), the Expert Panel in resolving the dispute shall balance the relative benefits and harm to each Party from the matter in dispute in connection with the applicable Licensed Product in the Territory and Excluded Territory. Within fifteen (15) days after receipt of such notice, the responding Party shall submit to the moving Party a statement of its conception of the specific issue in question, its position as to the proper resolution of that issue and the basis for such position.
(b)    Within fifteen (15) days of the responding Party’s response, each Party shall appoint to the Expert Panel an individual who (i) has expertise in the pharmaceutical and/or biotechnology industry and the specific matters at issue (or, in the case of an Audit Dispute, expertise in accounting and auditing with respect to the development and commercialization of pharmaceutical products), (ii) is not a current or former director, employee or consultant of such Party or any of its Affiliates, or otherwise has not received compensation or other payments from such Party (or its Affiliates) for the past five (5) years and (iii) has no known personal financial interest or benefit in the outcome or resolution of the dispute, and the appointing Party shall give the other Party written notice of such appointment; provided that for such appointment to be effective and for such individual to serve on the Expert Panel, such individual must deliver to the other Party a certificate confirming that such individual satisfies the criteria set forth in clauses (i) through (iii) above, disclosing any potential conflict and/or bias and certifying that, as a member of the Expert Panel, such individual is able to render an independent decision.
(c)    Within fifteen (15) days of the appointment of the second expert, the two (2)-appointed experts shall agree on an additional expert who meets the same criteria as described above, and shall appoint such expert as chair of the Expert Panel. If the Party-appointed experts fail to timely agree on a third expert, then upon the written request of either Party, each Party-appointed expert shall, within ten (10) days of such request, nominate one expert candidate and the CPR Institute for Dispute Resolution shall, within ten (10) days of receiving the names of the Parties’ respective nominees, select one of those experts to serve as the chair of the Expert Panel. Each expert shall agree, prior to his or her appointment, to render a decision as soon as practicable after the appointment of the full Expert Panel.
(d)    Within seven (7) days of the appointment of the third expert, the Expert Panel shall hold a preliminary meeting or teleconference with the Parties or their representatives and shall designate a time and place for a hearing of the Parties on the dispute and the procedures to be utilized at the hearing. The Parties may agree in writing to waive the hearing and have the Expert Panel reach a decision on the basis of written submissions alone. The Expert Panel may order the Parties to produce any documents and/or information that are relevant to the dispute. All such documents and/or information shall be provided to the other Party and the Expert Panel as expeditiously as possible but no later than one (1) week prior to the hearing (if any), along with the names of all witnesses who will testify at the hearing and a brief summary of their testimony. The hearing shall be held in New York, NY, unless otherwise agreed by the Parties, and shall take place as soon as possible but no more than forty-five (45) days after the appointment of the third expert, unless the Parties otherwise agree in writing or the Expert Panel agrees to extend such time period for good cause shown. The hearing shall last no more than one (1) day, unless otherwise agreed by the Parties or the Expert Panel agrees to extend such time period for good cause shown. After the conclusion of all testimony (or if no hearing is held after all submissions have been received from the Parties), at a time designated by the Expert Panel no later than seven (7) days after the close of the hearing or the receipt of all submissions, each Party shall simultaneously submit to the Expert Panel and exchange with the other Party its final proposed resolution.
(e)    In rendering the final decision (which shall be rendered no later than fifteen (15) days after receipt by the Expert Panel of the Parties’ respective proposed resolutions), the Expert Panel shall be limited to choosing a resolution proposed by a Party without modification; provided, however, that in no event shall the Expert Panel render a decision that is inconsistent with the Collaboration Purpose and the Parties’ intentions as set forth in this Agreement. The agreement of two (2) of the three (3) experts shall be sufficient to render a decision and the Parties shall abide by such decision.
(f)    The decision of the Expert Panel shall be final and binding on the Parties and may be entered and enforced in any court having jurisdiction. Each Party shall bear the cost of its appointee to the Expert Panel and the Parties shall share equally the costs of the third expert.
11.5    No Waiver. Nothing in this Article XI or elsewhere in this Agreement shall prohibit either Party from seeking and obtaining immediate injunctive or other equitable relief if such Party reasonably believes that it will suffer irreparable harm from the actions or inaction of the other.
Article XII
TRADEMARKS AND CORPORATE LOGOS

12.1    Corporate Names. Each Party and its Affiliates shall retain all right, title and interest in and to their respective corporate names and logos.
12.2    Selection of Product Trademarks. [***********]. Each Licensed Product in the Field shall be promoted and sold in the Territory and, if the Parties agree to use a Global Brand pursuant to Section 4.4(b)(i), in the Excluded Territory, under the applicable Product Trademark(s), trade dress and packaging approved by the JCC.
12.3    Ownership of Product Trademarks. Except as described in Section 12.4 and Section 12.5, Company (or its local Affiliates, as appropriate) shall own and retain all right, title and interest in and to Product Trademark(s), together with all associated domain names, and all goodwill related thereto in all countries in the Territory. It is understood and agreed that Regeneron shall own and retain all right, title and interest in the Product Trademark(s) for Licensed Products, together with all associated domain names and all goodwill related thereto in the Excluded Territory.
12.4    Prosecution and Maintenance of Product Trademark(s). Company will use Commercially Reasonable Efforts to prosecute and maintain the Product Trademark(s) in all countries in the Territory. Notwithstanding the foregoing, in the event Company elects not to prosecute and/or maintain any Product Trademark(s) in any country in the Territory, Regeneron shall have the right, but not the obligation, to assume the prosecution and/or maintenance of such Product Trademark(s) on behalf of Company for use with Licensed Products, subject to consultation and cooperation with Company. All Out-of-Pocket Costs incurred in the filing, prosecution and maintenance of any Product Trademark(s) in the Territory shall be shared by the Parties as part of Other Shared Expenses.
12.5    License and Use of the Product Trademark(s), PDGF Trademark(s) and EYLEA Trademark(s). Company hereby grants to Regeneron (1) a co-exclusive (with Company and its Affiliates) sublicensable license to use the Product Trademark(s), (2) a non-exclusive sublicensable license to use the EYLEA Trademark(s) and (3) a non-exclusive sublicensable license to use the PDGF Trademark(s), all three licenses for use in the Territory for the Licensed Products solely for the purposes of Regeneron’s (a) Development and Manufacturing, and (b) if agreed to by Company or set forth in any Plans, Commercialization activities pursuant to this Agreement and subject to the terms and conditions of this Agreement. Regeneron shall utilize the Product Trademark(s), PDGF Trademark(s) and/or EYLEA Trademark(s), if applicable, only on approved Promotional Materials or other approved product-related materials for the Licensed Products in the Field in the Territory for the purposes contemplated herein, and all use by Regeneron or its Affiliates or Sublicensees of the Product Trademark(s), PDGF Trademark(s) and/or EYLEA Trademark(s), if applicable, shall be in accordance with (a) rules established by the JCC and (b) quality standards established by the JCC that are reasonably necessary in order to preserve the validity and enforceability of the Product Trademark(s). Regeneron agrees that at no time during the Term will it or any of its Affiliates attempt to use or register any trademarks, trade dress, service marks, trade names or domain names confusingly similar to the Product Trademark(s), PDGF Trademark(s) and/or EYLEA Trademark(s), if applicable, or take any other action that damages or dilutes the rights to, or goodwill associated with, the Product Trademark(s), PDGF Trademarks(s) and/or EYLEA Trademark(s), if applicable, in each case, in the Territory. Company shall utilize the Product Trademark(s), PDGF Trademark(s) and/or EYLEA Trademark(s), if applicable, only on approved Promotional Materials or other approved product-related materials for the Licensed Products in the Field in the Territory for the purposes contemplated herein, and all use by Company or its Affiliates or Sublicensees of the Product Trademark(s), PDGF Trademark(s) and/or EYLEA Trademark(s), if applicable, shall be in accordance with (a) rules established by the JCC and (b) quality standards established by the JCC that are reasonably necessary in order to preserve the validity and enforceability of the Product Trademark(s). Company agrees that at no time during the Term will it or any of its Affiliates attempt to use or register any trademarks, trade dress, service marks, trade names or domain names confusingly similar to the Product Trademark(s), PDGF Trademark(s) and/or EYLEA Trademark(s), if applicable, or take any other action that damages or dilutes the rights to, or goodwill associated with, the Product Trademark(s), PDGF Trademark(s) and/or EYLEA Trademark(s), if applicable, in the Territory or the Excluded Territory. Each Party shall be entitled to use the PDGF Trademark(s) and the EYLEA Trademark(s) (1) in any manner as specified in the PDGF Agreement or the EYLEA Agreement, as applicable, except as otherwise expressly provided in this Agreement and (2) in connection with the Licensed Products for the Development, Manufacturing and Commercialization of Licensed Products in the Field in the Territory as specified in this Agreement. Upon request by either Party, the other Party shall (or shall cause its Affiliates, as appropriate, to) execute such documents as may reasonably be required for the purpose of recording with any Governmental Authority the license, or a recordable version thereof, referred to above in this Section 12.5.
12.6    Use of Corporate Names. Company (through its Affiliates, as appropriate) shall use Commercially Reasonable Efforts to include Regeneron’s name with equal prominence on materials exclusively related to each Licensed Product in the Field (including, without limitation, package inserts, packaging, trade packaging, samples and all Promotional Materials used and/or distributed in connection with such Licensed Product) in the Major Market Countries, unless to do so would be prohibited under applicable Laws; provided, however, in the case of multi-product materials that refer to a Licensed Product in the Field in the Major Market Countries as well as other pharmaceutical products, the prominence of Regeneron’s name shall be commensurate with the relative prominence of the Licensed Product in such materials. Each Party grants to the other Party (and its Affiliates) the right, free of charge, to use its name and logo on package inserts, packaging, trade packaging, samples and all Promotional Materials used and/or distributed in connection with the applicable Licensed Product in the Field in the Territory during the Term and to the extent that a Party has a continuing right to use and/or sell existing inventory of Licensed Product and Promotional Materials for a maximum period of three (3) years thereafter with respect to Promotional Materials, package inserts, packaging, labeling, trade packaging and samples solely to the extent necessary to exhaust the existing inventory of Licensed Product and Promotional Materials containing such name and/or logo. During the Term, each Party shall submit samples of each such package inserts, packaging, trade packaging, etc. to such other Party for its prior approval, which approval shall not be unreasonably withheld or delayed, at least thirty (30) days before dissemination of such materials. Failure of the receiving Party to object within such thirty (30) day period shall constitute approval of the submitting Party’s package inserts, packaging, trade packaging, etc.
12.7    Trademark Defense. The Parties shall inform each other of any infringement or threatened infringement of the Product Trademark(s) or of any unfair trade practice, trade dress limitation, passing off of counterfeit goods, or similar offences involving the Licensed Products in the Territory, in the case of Company, or the Excluded Territory, in the case of Regeneron. Each Party shall be authorized to initiate at its own discretion legal proceedings against any infringement or threatened infringement of the Product Trademark(s) in the Territory, in the case of Company, or the Excluded Territory, in the case of Regeneron, and pay all costs and expenses related thereto. The Party conducting such action shall consider in good faith the other Party’s comments on the initiation, conduct and/or settlement of any such action. Company in the Territory and Regeneron in the Excluded Territory may initiate opposition proceedings and/or trademark cancellation actions and may settle any such proceedings and consent to the registration of a trademark that such Party, in its reasonable judgment, does not believe is confusingly similar to the Product Trademark(s) as determined in accordance with applicable Laws, or which such Party believes is confined to an unrelated field of use. Any such settlement shall be limited to the Territory, in the case of Company, or the Excluded Territory, in the case of Regeneron, unless the Parties agree otherwise in writing.
12.8    Product Domain Names Registrations. Company (a) shall use Commercially Reasonable Efforts to register, host, maintain and defend Product Domain Names consisting of or incorporating Product Trademarks of Company under a country code Top Level Domain (ccTLD) that corresponds to each country in the Territory, at Company’s sole cost and expense, and (b) shall not register, host, maintain or defend any Product Domain Name under any ccTLD that corresponds to a country in the Excluded Territory. Notwithstanding the foregoing, in the event Company elects not to register, host, maintain or defend any Product Domain Name under any ccTLD that corresponds to any country in the Territory, Regeneron shall have the right, but not the obligation, to assume the registration, hosting, maintenance or defense of such Product Domain Name under such ccTLD on behalf of Company for use with Licensed Products, subject to consultation and cooperation with Company. The Parties shall establish a process for the registration, defense, maintenance, hosting and common use of all Product Domain Names under the Top Level Domains (gTLDs).
Article XIII
NEWLY CREATED INVENTIONS

13.1    Ownership of Newly Created Intellectual Property.
(a)    Each Party (or each Party’s designated Affiliates) shall exclusively own all right, title and interest in and to any and all intellectual property (including, without limitation, Know-How, Patents and copyrights) discovered, invented, authored or otherwise created under or in connection with the Collaboration solely by or on behalf of such Party (or its Affiliates or its or their Sublicensees) (“Sole Inventions”). Sole Inventions made solely by or on behalf of Company (or its Affiliates or its or their Sublicensees) (other than Regeneron and its Affiliates) are referred to herein as “Company Sole Inventions.” Sole Inventions made solely by or on behalf of Regeneron (or its Affiliates or its or their Sublicensees) (other than Company and its Affiliates) are referred to herein as “Regeneron Sole Inventions.” The Parties agree that nothing in this Agreement, and no use by a Party of the other Party’s intellectual property pursuant to this Agreement, shall vest in a Party any right, title or interest in or to the other Party’s intellectual property, other than the license rights expressly granted hereunder.
(b)    The Parties shall each own an equal, undivided interest in any and all intellectual property (including, without limitation, Know-How, Patents and copyrights) discovered, invented, authored or otherwise created under or in connection with the Collaboration during the Term that is discovered, invented, authored or otherwise created jointly by an individual or individuals having an obligation to assign such intellectual property to Company or its Affiliates (or for which ownership vests in Company or its Affiliates by operation of law), on the one hand, and an individual or individuals having an obligation to assign such intellectual property to Regeneron or its Affiliates (or for which ownership vests in Regeneron or its Affiliates by operation of law), on the other hand (“Joint Inventions”). Each Party shall disclose to the other Party in writing and shall cause its Affiliates, and its and their Sublicensees to so disclose, the conception, discovery, invention, or reduction to practice of any Joint Inventions.
(c)    Notwithstanding the foregoing in Sections 13.1(a) and 13.1(b), (i) for purposes of determining whether a patentable invention is a Company Sole Invention, a Regeneron Sole Invention or a Joint Invention, questions of inventorship shall be resolved in accordance with United States patent laws, (ii) for purposes of determining whether a copyrighted work is a Company Sole Invention, a Regeneron Sole Invention or a Joint Invention, questions of copyright authorship shall be resolved in accordance with United States copyright laws and (iii) for purposes of determining whether Know-How (other than copyrighted work and Patent applications) is a Company Sole Invention, a Regeneron Sole Invention or a Joint Invention, questions of authorship or inventorship shall be resolved in accordance with the laws of the State of New York, United States.
(d)    To the extent that any right, title or interest in or to any intellectual property discovered, invented, authored or otherwise created under the Collaboration during the Term vests in a Party or its Affiliates, by operation of Law or otherwise, in a manner contrary to the agreed upon ownership as set forth in this Agreement, such Party shall, and hereby does, irrevocably assign, and shall cause its Affiliates and its and their Sublicensees to so assign, to the other Party any and all such right, title and interest in and to such intellectual property to the other Party without the need for any further action by any Party.
(e)    The Parties hereby agree that each Party’s use of the Joint Inventions is governed by the terms and conditions of this Agreement, including the terms of Article V and shall be governed as follows: each Party’s interest in the Joint Inventions may be sublicensed to Third Parties, and any ownership rights therein transferred, in whole or part, by each Party without the consent of the other Party, and if consent is required by Law for sublicensing in any jurisdiction then such consent is hereby granted, (unless otherwise prohibited by this Agreement); provided, however that (i) each of the Parties acknowledges that it receives no rights to any intellectual property of the other Party underlying or necessary for the use of any Joint Invention, except as may be expressly set forth in Article V, (ii) each Party agrees not to transfer any of its ownership interests in any of the Joint Inventions without securing the transferee’s written agreement to be bound by the terms of this Section 13.1(e) and the other terms of this Agreement that relate to the Joint Intellectual Property and (iii) nothing in this Article XIII shall relieve a Party or its Affiliates of their obligations under Article XVII with respect to New Information and/or confidential Party Information provided by or on behalf of the other Party or such other Party’s Affiliates. Neither Party hereto shall have the duty to account to the other Party for any revenues or profits obtained from any transfer of its interest in, or its use, sublicense or other exploitation of, the Joint Inventions outside the scope of the Collaboration. Subject to the provisions of Article XIV, each of the Parties (or its Affiliates), as joint owner of the Joint Inventions, agrees to cooperate with any enforcement actions brought by the other joint owner(s) against any Third Parties, and further agrees not to grant any licenses to any such Third Parties against which such enforcement actions are brought during the time of such dispute, without the prior written consent of the other joint owner(s), such consent not to be unreasonably withheld or delayed.
13.2    Prosecution and Maintenance of Patents.
(a)    Regeneron shall use Commercially Reasonable Efforts to prepare, file, prosecute and maintain the Regeneron Collaboration Patent Rights and Regeneron Licensed Patent Rights in the Territory and shall confer with and keep Company reasonably informed regarding the status of such activities. In addition, Regeneron shall have the following obligations with respect to the filing, prosecution and maintenance of the Regeneron Collaboration Patent Rights and Regeneron Licensed Patent Rights in the Territory: (i) Regeneron shall use Commercially Reasonable Efforts to provide to Company for review and comment a substantially completed draft of any priority Patent application in the Territory at least thirty (30) days prior to the filing of any such priority Patent application by Regeneron and consider in good faith any comment from Company; (ii) Regeneron shall provide Company promptly with copies of all material communications received from or filed in patent offices in the Territory with respect to such filings; (iii) Regeneron shall consult with Company promptly following the filing of the priority Patent applications in the Territory to mutually determine in which countries in the Territory it shall file convention Patent applications and (iv) Regeneron shall consult with Company a reasonable time prior to taking or failing to take action that would materially affect the scope and/or validity of rights under any Regeneron Collaboration Patent Rights and/or Regeneron Licensed Patent Rights in the Territory in the Field (including but not limited to substantially narrowing or canceling any claim without reserving the right to file a continuing or divisional Patent application, abandoning any Patent or not filing or perfecting the filing of any Patent application in any country). In the event that Regeneron desires to abandon any Regeneron Collaboration Patent Rights and/or Regeneron Licensed Patent Rights in the Territory, Regeneron shall provide reasonable prior written notice to Company of such intention to abandon (which notice shall, in any event, be given no later than sixty (60) days prior to the next deadline for any action that may be taken with respect to such Regeneron Collaboration Patent Rights and/or Regeneron Licensed Patent Rights with the applicable patent office) and, subject to any rights granted to Aventis under the Aventis Agreement, Company shall have the right, but not the obligation, to assume responsibility for the prosecution and maintenance thereof in Regeneron’s name, unless, with respect to any such Patent applications that are unpublished, Regeneron notifies Company that Regeneron would prefer to maintain the subject matter of such Patent applications as a trade secret.
(b)    Company shall use Commercially Reasonable Efforts to prepare, file, prosecute and maintain the Company Collaboration Patent Rights in the Territory and the Excluded Territory and shall confer with and keep Regeneron reasonably informed regarding the status of such activities. In addition, Company shall have the following obligations with respect to the filing, prosecution and maintenance of the Company Collaboration Patent Rights in the Territory and the Excluded Territory: (i) Company shall use Commercially Reasonable Efforts to provide to Regeneron for review and comment a copy of a substantially completed draft of any priority Patent application in the Territory and/or the Excluded Territory at least thirty (30) days prior to the filing of any such priority Patent application by Company and consider in good faith any comment from Regeneron; (ii) Company shall provide Regeneron promptly with copies of all material communications received from or filed in patent offices with respect to such filings; (iii) Company shall consult with Regeneron promptly following the filing of the priority Patent applications in the Territory and/or the Excluded Territory to mutually determine in which countries in the Territory and the Excluded Territory it shall file convention Patent applications and (iv) Company shall consult with Regeneron a reasonable time prior to taking or failing to take action that would materially affect the scope or validity of rights under any Company Collaboration Patent Rights in the Territory or the Excluded Territory in the Field (including but not limited to substantially narrowing or canceling any claim without reserving the right to file a continuing or divisional Patent application, abandoning any Patent or not filing or perfecting the filing of any Patent application in any country). In the event that Company desires to abandon any Company Collaboration Patent Rights in the Territory or the Excluded Territory, Company shall provide reasonable prior written notice to Regeneron of such intention to abandon (which notice shall, in any event, be given no later than sixty (60) days prior to the next deadline for any action that may be taken with respect to such Company Collaboration Patent Rights with the applicable patent office) and Regeneron shall have the right, but not the obligation, to assume responsibility for the prosecution and maintenance thereof in Company’s name in the Territory and in Regeneron’s name (and at Regeneron’s cost) in the Excluded Territory and upon Regeneron’s request, Company shall assign such Company Collaboration Patent Right in the Excluded Territory to Regeneron without additional consideration and such Patent shall thereafter cease to be a Company Collaboration Patent Right (provided, without limiting Company’s obligations under Section 7.17, Regeneron hereby grants Company (effective upon any such assignment), a non-exclusive license to all rights under such Patent except to the extent that Company grants Regeneron exclusive rights under the Company Collaboration

Patent Rights (A) in Section 5.2 or (B) solely upon termination of this Agreement under Schedule 7, Schedule 8 or Schedule 9, as applicable), unless, with respect to any such Patent applications that are unpublished, Company notifies Regeneron that Company would prefer to maintain the subject matter of such Patent applications as a trade secret.
(c)    The Parties shall consult with each other regarding the filing, prosecution and maintenance of any Joint Patent Rights in the Territory and the Excluded Territory, and responsibility for such activities shall be the obligation of the Controlling Party. The Controlling Party shall undertake such filings, prosecutions and maintenance in the names of both Parties as co-owners. The Controlling Party shall have the following obligations with respect to the filing, prosecution and maintenance of any Joint Patent Rights in the Territory and the Excluded Territory: (i) the Controlling Party shall use Commercially Reasonable Efforts to provide the non-Controlling Party with notice and a copy of a substantially completed draft of any priority Patent application at least thirty (30) days prior to the filing of any such priority Patent application by the Controlling Party and consider in good faith any comment from the non-Controlling Party; (ii) the Controlling Party shall notify the non-Controlling Party prior to the filing of a Patent application by the Controlling Party; (iii) the Controlling Party shall consult with the non-Controlling Party promptly following the filing of the priority Patent application to mutually determine in which countries it shall file convention Patent applications; (iv) the Controlling Party shall provide the non-Controlling Party promptly with copies of all communications received from or filed in patent offices with respect to such filings; and (v) the Controlling Party shall provide the non-Controlling Party a reasonable time prior to taking or failing to take action that would affect the scope and/or validity of rights under any Joint Patent Rights (including but not limited to substantially narrowing or canceling any claim without reserving the right to file a continuing or divisional Patent application, abandoning any Patent or not filing or perfecting the filing of any Patent application in any country), but in no event less than sixty (60) days prior to the next deadline for any action that may be taken with the applicable patent office, with notice of such proposed action or inaction so that the non-Controlling Party has a reasonable opportunity to review and make comments, and take such actions as may be appropriate in the circumstances. In the event that the Controlling Party materially breaches the foregoing obligations and such breach is not cured within thirty (30) days of a written notice from the non-Controlling Party to the Controlling Party describing such breach, or in the event that the Controlling Party fails to undertake the filing of a Patent application within the earlier of (i) ninety (90) days of a written request by the non-Controlling Party to do so and (ii) sixty (60) days prior to the expiration of any period during which the Controlling Party is required to file such Patent application in order to maintain its rights in such Patent application, the non-Controlling Party may assume the Controlling Party’s responsibility for filing, prosecution and maintenance of any such Joint Patent Right, and will thereafter be deemed the Controlling Party for purposes hereof (and will, except as provided in Section 13.2(e), undertake such filings, prosecutions and maintenance in both Parties’ names). Notwithstanding the foregoing, the Controlling Party may withdraw from or abandon any Joint Patent Rights on thirty (30) days’ prior notice to the other Party (provided that such notice shall be given no later than sixty (60) days prior to the next deadline for any action that may be taken with respect to such Joint Patent Rights with the applicable patent office), providing the non-Controlling Party the right to assume the prosecution or maintenance thereof.
(d)    Each Party agrees to cooperate with the other with respect to the preparation, filing, prosecution and maintenance of the Regeneron Collaboration Patent Rights, Regeneron Licensed Patent Rights, Company Collaboration Patent Rights and Joint Patent Rights pursuant to this Section 13.2, including, without limitation, the execution of all such documents and instruments and the performance of such acts (and causing its relevant employees to execute such documents and instruments and to perform such acts) as may be reasonably necessary in order to permit the other Party to continue any preparation, filing, prosecution or maintenance of Regeneron Collaboration Patent Rights, Regeneron Licensed Patent Rights, Company Collaboration Patent Rights and/or Joint Patent Rights that such Party has elected not to pursue as provided for in Sections 13.2(a), 13.2(b) or 13.2(c), as applicable. The JCC, with the approval of the JSC, will determine which of the Company Collaboration Patent Rights, Regeneron Collaboration Patent Rights, Regeneron Licensed Patent Rights and Joint Patent Rights for which to seek an extension of term in the Territory and the applicable Party will file for said patent term extension, and Regeneron will determine which of the Company Collaboration Patent Rights, Regeneron Collaboration Patent Rights, Regeneron Licensed Patent Rights and Joint Patent Rights for which to seek an extension of term in the Excluded Territory and will file for said patent term extension.
(e)    All Out-of-Pocket Costs incurred in the filing, prosecution and maintenance of any Company Collaboration Patent Rights, Regeneron Collaboration Patent Rights, Regeneron Licensed Patent Rights and Joint Patent Rights, in each case, in the Territory, and any extensions thereof, pursuant to this Section 13.2 shall be shared by the Parties as part of Other Shared Expenses. Notwithstanding the foregoing, (i) each Party shall be responsible for its own costs and expenses incurred in the filing, prosecution and maintenance of any Company Collaboration Patent Rights, Regeneron Collaboration Patent Rights and Regeneron Licensed Patent Rights (and any extensions thereof) in the Excluded Territory and (ii) the Parties will share equally all costs and expenses incurred in the filing, prosecution and maintenance of any Joint Patent Rights (and any extensions thereof) in the Excluded Territory (provided that if a Controlling Party abandons the prosecution and/or maintenance of any Joint Patent Right in the Excluded Territory and the other Party elects to continue the prosecution and maintenance thereof, then such other Party shall be responsible for the costs and expenses of such prosecution and maintenance); provided, however, that if the non-Controlling Party fails to pay its share of all costs and expenses incurred in the filing, prosecution and maintenance of any Joint Patent Rights (and any extensions thereof) in the Excluded Territory, such Joint Patent Right shall cease to be a Joint Patent Right and the non-Controlling Party shall assign to the Controlling Party, without additional consideration, all of its right, title and interest in and to such Joint Patent Right in the Excluded Territory.

13.3    Interference, Opposition and Reissue.
(a)    Each Party will notify the other within ten (10) days of receipt by such Party of information concerning the request for, or filing or declaration of, any interference, opposition, post-grant review, inter-partes review, derivation, reissue or reexamination relating to Regeneron Collaboration Patent Rights, Regeneron Licensed Patent Rights, Company Collaboration Patent Rights and/or Joint Patent Rights. For Regeneron Collaboration Patent Rights, Regeneron Licensed Patent Rights, Company Collaboration Patent Rights or Joint Patent Rights in the Territory and for Company Collaboration Patent Rights and/or Joint Patent Rights in the Excluded Territory, the Parties will thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. Decisions on whether to initiate or how to respond to such a proceeding, as applicable, and the course of action in such proceeding, including settlement negotiations and terms, will be made (i) with respect to Regeneron Collaboration Patent Rights and Regeneron Licensed Patent Rights, by Regeneron in consultation with Company, (ii) with respect to Company Collaboration Patent Rights, by Company in consultation with Regeneron and (iii) with respect to Joint Patent Rights, jointly by the Parties. Regeneron may have certain obligations under Section 12.3 of the Aventis Agreement with respect to any such proceeding described in this Section 13.3(a) and, notwithstanding anything to the contrary herein, Regeneron shall have the right to comply with its obligations and exercise its rights thereunder.
(b)    All Out-of-Pocket Costs incurred in connection with any interference, opposition, post-grant review, inter-partes review, derivation, reissue and/or reexamination proceeding relating to the Regeneron Collaboration Patent Rights, Regeneron Licensed Patent Rights, Company Collaboration Patent Rights and/or Joint Patent Rights, in each case, in the Territory pursuant to this Section 13.3 shall be shared by the Parties as part of Other Shared Expenses. Notwithstanding the foregoing, (i) each Party shall be responsible for its own costs and expenses incurred in connection with any interference, opposition, reissue and/or reexamination proceeding relating to the Regeneron Collaboration Patent Rights, Regeneron Licensed Patent Rights, and/or Company Collaboration Patent Rights and (ii) the Parties will share equally all costs and expenses incurred in connection with any interference, opposition, reissue and/or reexamination proceeding relating to the Joint Patent Rights in the Excluded Territory.
13.4    Coordination with IP Provisions in the PDGF Agreement and the EYLEA Agreement. To the extent any Patent and/or invention with respect to a Licensed Product is implicated by both the intellectual property ownership and litigation provisions of this Agreement, the PDGF Agreement and/or the EYLEA Agreement, Article XIII and Article XIV shall govern if such Patent Right and/or invention is related primarily to an ANG2 Product (including, for clarity, a Fixed Combination ANG2 Product), Article XIII and Article XIV of the PDGF Agreement shall govern if such Patent Right and/or invention is related primarily to a PDGF Product and Article XII and Article XIII of the

EYLEA Agreement shall govern if such Patent Right and/or invention is related primarily to EYLEA.
Article XIV
INTELLECTUAL PROPERTY LITIGATION

14.1    Enforcement of Patents.
(a)    In the event that either Party or any of its Affiliates becomes aware of an actual or suspected infringement or unauthorized use, as applicable, of a Company Collaboration Patent Right, a Regeneron Collaboration Patent Right, a Regeneron Licensed Patent Right and/or a Joint Patent Right, in each case, by a Third Party’s activities (an “Infringement”), the Party that became aware of such Infringement shall promptly notify the other Party in writing and shall provide such other Party with all available evidence supporting such Infringement.
(b)    If the Infringement is with respect to (i) a Company Collaboration Patent Right, a Regeneron Collaboration Patent Right, a Regeneron Licensed Patent Right, and/or a Joint Patent Right in the Field in the Territory, (ii) Joint Patent Rights outside of the Field, (iii) Company Collaboration Patent Rights or Joint Patent Rights in the Field in the Excluded Territory or (iv) except as set forth in Section 14.1(d), Company Collaboration Patent Rights outside the Field, as soon as reasonably practicable after the receipt of such notice, the Parties shall cause the JSC to meet and consider the appropriate course of action with respect to such Infringement. The Parties shall at all times cooperate, share all material notices and filings in a timely manner, provide all reasonable assistance to each other and use Commercially Reasonable Efforts to mutually agree upon an appropriate course of action with respect to such Infringement, including, as appropriate, the preparation of material court filings and any discussions concerning prosecution and/or settlement of any such claim. Regeneron may have certain obligations under Article 13 of the Aventis Agreement with respect to any such Infringement described in this Section 14.1 and, notwithstanding anything to the contrary herein, Regeneron shall have the right to comply with its obligations and exercise its rights thereunder. Final decisions on whether to initiate a proceeding with respect to such Infringement, and the course of action in such proceeding, including whether to prosecute any such Infringement as a defense or counterclaim in connection with any Third Party infringement claims pursuant to Section 14.3 and/or any settlement negotiations and terms, will be made with respect to (i) Regeneron Collaboration Patent Rights and Regeneron Licensed Patent Rights in the Field in the Territory, Company Collaboration Patent Rights and Joint Patent Rights in the Field in the Excluded Territory, Joint Patent Rights outside the Field and, except as set forth in Section 14.1(d), Company Collaboration Patent Rights outside the Field, by Regeneron in consultation with Company, (ii) Company Collaboration Patent Rights in the Field in the Territory by Company in consultation with Regeneron and (iii) Joint Patent Rights in the Field in the Territory by the Controlling Party in consultation with the other Party. Without limiting the preceding sentence, any disagreement between the Parties concerning the enforcement specified above shall be referred to the Executive Officers for resolution. The Party controlling the prosecution of any Infringement pursuant to this Section 14.1 shall be referred to as the “Lead Litigation Party”. The non-Lead Litigation Party will provide reasonable assistance to the Lead Litigation Party in prosecuting any action, and if required by Law, will join in the action. Although the Lead Litigation Party has the right to select counsel of its own choice, it shall first consult with the other Party and consider in good faith the recommendations of the other Party. Subject to any obligations under any New License and/or Existing License, the amount of any recovery from any such Infringement action (whether by way of settlement or otherwise) shall be retained as follows: (i) for (A) Company Collaboration Patent Rights and/or Joint Patent Rights in the Field in the Excluded Territory, (B) Joint Patent Rights that relate to an ANG2 Product outside the Field in the Excluded Territory and (C) Company Collaboration Patent Rights that relate to an ANG2 Product outside the Field in the Excluded Territory, by Regeneron, and (ii) for (A) Company Collaboration Patent Rights, Regeneron Collaboration Patent Rights and/or Regeneron Licensed Patent Rights in the Field in the Territory, (B) Joint Patent Rights in the Field in the Territory, (C) Joint Patent Rights outside the Field in the Territory, (D) Joint Patent Rights that relate to a product that is not an ANG2 Product and (E) except as set forth in Section 14.1(d), Company Collaboration Patent Rights outside the Field in the Territory, shall be shared equally by the Parties; provided, however, that notwithstanding anything to the contrary in this Section 14.1(b), any recoveries for lost sales or profits of a product from any Infringement action hereunder shall be paid solely to or retained solely by the Party that is selling (or has the right to sell) such product.
(c)    With respect to any actual or suspected Infringement of (i) Regeneron Collaboration Patent Rights and Regeneron Licensed Patent Rights outside the Field, (ii) Regeneron Collaboration Patent Rights and Regeneron Licensed Patent Rights in the Excluded Territory, and/or (iii) Regeneron Non-Collaboration Patent Rights, Regeneron shall have sole discretion and control of any actions taken with respect to such Infringement. Company shall promptly notify Regeneron in writing of any such Infringement of which it or any of its Affiliates becomes aware and shall provide Regeneron with all available evidence supporting such Infringement. Company shall, at Regeneron’s cost, provide reasonable assistance to Regeneron in prosecuting any action with respect to such Infringement, and if required by Law, will join in the action. The amount of any recovery from any such Infringement action (whether by way of settlement or otherwise) shall be retained solely by Regeneron, subject to any obligations under any New License and/or Existing License.
(d)    With respect to any actual or suspected infringement of (i) Company Collaboration Patent Rights outside the Field that relate to a product that is not an ANG2 Product and/or (ii) Company Non-Collaboration Patent Rights, Company shall have sole discretion and control of any actions taken with respect to such infringement. Regeneron shall promptly notify Company in writing of any such infringement of which it or any of its Affiliates becomes aware and shall provide Company with all available evidence supporting such infringement. Regeneron shall, at Company’s cost, provide reasonable assistance to Company in prosecuting any action with respect to such infringement, and if required by Law, will join in the action. The amount of any recovery from any such infringement action (whether by way of settlement or otherwise) shall be retained solely by Company, subject to any obligations under any New License and/or Existing License.
(e)    All Out-of-Pocket Costs incurred in connection with any Infringement litigation under Section 14.1(b) with respect to (i) Company Collaboration Patent Rights, Regeneron Collaboration Patent Rights, Regeneron Licensed Patent Rights and/or Joint Patent Rights in the Field in the Territory and/or (ii) Company Collaboration Patent Rights and Joint Patent Rights outside the Field in the Territory shall be shared by the Parties as part of Other Shared Expenses. All internal and out-of-pocket costs and expenses incurred by Regeneron in connection with any Infringement litigation under Section 14.1(c) and/or any Infringement litigation under Section 14.1(b) with respect to (i) Company Collaboration Patent Rights and/or Joint Patent Rights in the Field in the Excluded Territory, (ii) Joint Patent Rights outside the Field in the Excluded Territory and/or (iii) except as set forth in Section 14.1(d), Company Collaboration Patent Rights outside the Field in the Excluded Territory shall be the responsibility of Regeneron. All internal and out-of-pocket costs and expenses incurred by Company in connection with any Infringement litigation under Section 14.1(d) shall be the responsibility of Company.
(f)    For the avoidance of doubt, neither Party will enter into any settlement of any Infringement suit referenced in this Section 14.1 that materially adversely affects the other Party’s rights and/or obligations with respect to the applicable Licensed Product in the Field in the Territory or the Excluded Territory and/or the commercialization of any PDGF Product and/or EYLEA in the Field in the Territory or the Excluded Territory pursuant to the PDGF Agreement or the EYLEA Agreement, as applicable, without the other Party’s prior written consent.
14.2    Patent Marking. Each Party shall comply with the patent marking statutes in each country in which a Licensed Product in the Field is made, offered for sale, sold and/or imported by such Party, its Affiliates or Sublicensees.
14.3    Third-Party Infringement Claims; New Licenses.
(a)    If either Party or its Affiliates becomes aware of an allegation that the Development, Manufacture and/or Commercialization of any Licensed Product in the Field under this Agreement infringes or otherwise violates the intellectual property rights of any Third Party, then such Party shall promptly notify the other Party in writing of this allegation. If such allegation is with respect to Infringement or a violation in the Territory, as soon as reasonably practicable after the receipt of such notice and at all times thereafter, the Parties shall meet and consider the appropriate course of action with respect to such allegation of infringement. In any such instance, each Party shall have the right to defend and control the defense of any such action naming it as a defendant at its sole cost and expense, using counsel of its own choice; provided, however, that the Parties shall at all times cooperate, share all material notices and filings in a timely manner, provide all reasonable assistance to each other and use Commercially Reasonable Efforts to mutually agree upon an appropriate course of action, including, as appropriate, the preparation of material court filings and any discussions concerning a potential defense or settlement of any such claim; provided further that any counterclaim or defense alleging Infringement (or infringement) shall be governed by Section 14.1. The rights and obligations in this Section 14.3 shall apply even if only one Party defends any claimed infringement action commenced by a Third Party in the Territory claiming that the Development, Manufacture and/or Commercialization of any Licensed Product in the Field under this Agreement infringes or otherwise violates any intellectual property rights of any Third Party. Regeneron may have certain obligations under Article 13 of the Aventis Agreement with respect to any allegation described in this Section 14.3 and, notwithstanding anything to the contrary herein, Regeneron shall have the right to comply with its obligations and exercise its rights thereunder.
(b)    Except as otherwise set forth in this Agreement, all Out-of-Pocket Costs (except for the expenses of the non-controlling Party’s counsel, if only one Party defends a claim) incurred in connection with any litigation referred to in this Section 14.3 shall be shared by the Parties as Other Shared Expenses.
(c)    For the avoidance of doubt, neither Party will enter into any settlement of any suit involving Licensed Products that materially adversely affects the other Party’s rights and/or obligations with respect to the applicable Licensed Product in the Field in the Territory or the Excluded Territory and/or the commercialization of any PDGF Product and/or EYLEA in the Field in the Territory or the Excluded Territory pursuant to the PDGF Agreement and/or the EYLEA Agreement, as applicable, without the other Party’s prior written consent. Furthermore, neither Party shall enter into any Third Party intellectual property license requiring the payment of royalties or other amounts based on the Development, Manufacture and/or Commercialization of Licensed Products in the Field in the Territory under this Agreement (or with respect to Company, in the Field in the Excluded Territory) without the other Party’s prior written consent.
(d)    License fees, royalties and other payments under Existing Licenses and New Licenses to the extent attributable to, and based on, the Manufacture of Commercial Supply Requirements and/or the Commercialization of Licensed Products in the Field in the Territory shall be shared by the Parties as Other Shared Expenses.
14.4    Invalidity or Unenforceability Defenses or Actions.
(a)    In the event that a Third Party asserts, as a defense or as a counterclaim in any Infringement action (or infringement action) under Section 14.1, that any Regeneron Collaboration Patent Rights, Regeneron Licensed Patent Rights, Company Collaboration Patent Rights and/or Joint Patent Rights are invalid and/or unenforceable, then the Party first becoming aware of such claim shall promptly give written notice to the other Party. Subject to the assistance and coordination provisions described in Sections 14.1(b) through 14.1(d), the Party having the final decision-making authority on responding to such defense or defending against such counterclaim (as applicable), including the right to settle or otherwise compromise such claim, will be made by the Party controlling and/or having final decision-making authority with respect to the Infringement action (or infringement action) as set forth in Sections 14.1(b) through 14.1(d), in consultation with the other Party.
(b)    If a Third Party asserts, in a declaratory judgment action or similar action or claim filed by such Third Party, that any Regeneron Collaboration Patent Rights, Regeneron Licensed Patent Rights, Company Collaboration Patent Rights and/or Joint Patent Rights, in each case, in the Territory or the Excluded Territory are invalid and/or unenforceable, then the Party first becoming aware of such action or claim shall promptly give written notice to the other Party. The Party having the final decision-making authority on controlling the defense of such action or claim, including settlement negotiations and terms, will be (i) with respect to Company Collaboration Patent Rights and Joint Patent Rights in the Excluded Territory, and Regeneron Collaboration Patent Rights and Regeneron Licensed Patent Rights, Regeneron in consultation with Company, (ii) with respect to Company Collaboration Patent Rights in the Territory, Company in consultation with Regeneron, and (iii) with respect to Joint Patent Rights in the Territory, the Parties jointly. Any such Party controlling the defense against any such action or claim in the Territory shall use legal counsel mutually agreeable by the Parties, and the Parties shall at all times cooperate, share all material notices and filings in a timely manner, provide all reasonable assistance to each other and use Commercially Reasonable Efforts to mutually agree upon an appropriate course of action, including, as appropriate, the preparation of material court filings and any discussions concerning a potential defense or settlement of any such claim.
(c)    All Out-of-Pocket Costs incurred in connection with responding to or defending against any action or claim that any Regeneron Collaboration Patent Rights, Regeneron Licensed Patent Rights, Company Collaboration Patent Rights and/or Joint Patent Rights are invalid and/or unenforceable pursuant to this Section 14.4 shall be shared by the Parties in the same way the Parties share costs with respect to Infringement (or infringement) litigation as specified in Section 14.1(e).
(d)    For the avoidance of doubt, neither Party will enter into any settlement of any suit referenced in this Section 14.4 that materially adversely affects the other Party’s rights and/or obligations with respect to the applicable Licensed Product in the Field in the Territory or the Excluded Territory, including admitting the invalidity and/or unenforceability of any Regeneron Collaboration Patent Rights, Regeneron Licensed Patent Rights, Company Collaboration Patent Rights and/or Joint Patent Rights, and/or the commercialization of any PDGF Product and/or EYLEA in the Field in the Territory or the Excluded Territory without the other Party’s prior written consent.

Article XV
BOOKS, RECORDS AND INSPECTIONS; AUDITS AND ADJUSTMENTS

15.1    Books and Records. Each Party shall, and shall cause each of its respective Affiliates to, keep proper books of record and account in which full, true and correct entries (in conformity with the Accounting Standards) shall be made for the purpose of determining the amounts payable and/or owed pursuant to this Agreement. Each Party shall, and shall cause each of its respective Affiliates to, permit auditors, as provided in Section 15.2, to visit and inspect, during regular business hours and under the guidance of officers of the Party being inspected, and to examine the books of record and account of such Party or such Affiliate to the extent relating to this Agreement and to discuss the affairs, finances and accounts of such Party or such Affiliate to the extent relating to this Agreement with, and be advised as to the same by, its and their officers and independent accountants.
15.2    Audits and Adjustments.
(a)    Each Party shall have the right (at its costs), upon no less than thirty (30) days’ advance written notice and at such reasonable times and intervals and to such reasonable extent as the investigating Party shall request, not more than once during any Contract Year, to have the books and records of the other Party and its Affiliates to the extent relating to this Agreement for the preceding two (2) years audited by an independent “Big Four” (or equivalent) accounting firm of its choosing under reasonable appropriate confidentiality provisions, for the sole purpose of verifying the accuracy of all financial, accounting and numerical information and calculations provided, and payments made, under this Agreement; provided that no period may be subjected to audit more than one (1) time unless a material discrepancy is found in any such audit of such period, in which case additional audits of such period may be conducted until no material discrepancies are found.
(b)    The results of any such audit shall be delivered in writing to each Party and shall be final and binding upon the Parties, unless disputed by a Party within ninety (90) days of receipt thereof. Unless otherwise mutually agreed by the Parties, any disputes regarding the results of any such audit (each such dispute, an “Audit Dispute”) shall be subject to dispute resolution in accordance with Section 11.4 (subject to, and without limitation of, Section 4.10(b)), except to the extent any such dispute, controversy or claim constitutes a Legal Dispute, in which event the provisions of Section 11.3 shall apply. If the audited Party or its Affiliates have underpaid or over billed an amount due under this Agreement resulting in a cumulative discrepancy during any year of more than ten percent (10%), the audited Party shall also reimburse the other Party for the costs of such audit (with the cost of the audit to be paid by the auditing party in all other cases). Such accountants shall not reveal to the Party seeking verification the details of its review, except for such information as is required to be disclosed under this Agreement, and shall be subject to the confidentiality provisions contained in Article XVII.

(c)    If any examination or audit of the records described above discloses an under- or over-payment of amounts due hereunder, then, unless the result of the audit is to be contested pursuant to Section 15.2(b) above, the Party owing any money hereunder shall pay the same (plus interest thereon at the Default Interest Rate from the date of such underpayment through the date of payment of the amount required to be paid pursuant to this Section 15.2(c)) to the Party entitled thereto within thirty (30) days after receipt of the written results of such audit pursuant to this Section 15.2.
15.3    Accounting Standards. Except as otherwise provided herein, all costs and expenses and other financial determinations with respect to this Agreement shall be determined in accordance with the Accounting Standards.
Article XVI
REPRESENTATIONS AND WARRANTIES

16.1    Due Organization, Valid Existence and Due Authorization. Each Party hereto represents and warrants to the other Party, as of the Effective Date, as follows: (a) it is duly organized and validly existing under the Laws of its jurisdiction of incorporation; (b) it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement; (c) no action by any other person is necessary to enter into this Agreement; (d) the execution and performance by it of its obligations hereunder will not constitute a breach of, or conflict with, its organizational documents or any other agreement by which it is bound or any requirement of applicable Laws or regulations; (e) this Agreement is its legal, valid and binding obligation, enforceable in accordance with the terms and conditions hereof (subject to applicable Laws of bankruptcy and moratorium); (f) such Party is not prohibited by the terms of any agreement to which it is a party from granting the licenses granted to the other under Article V; and (g) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee in connection with this Agreement or the transactions contemplated hereby based on arrangements made by it or on its behalf. Company additionally represents and warrants to Regeneron that it has and will continue to have the resources and financial wherewithal to fully meet its obligations under this Agreement.
16.2    Knowledge of Pending or Threatened Litigation. Each Party represents and warrants to the other Party that, as of the Effective Date, there is no claim, announced investigation, suit, action or proceeding pending or, to such Party’s knowledge, threatened, against such Party before or by any Governmental Authority or arbitrator that, individually or in the aggregate, could reasonably be expected to (a) materially impair the ability of such Party to perform any of its obligations under this Agreement or (b) prevent or materially delay or alter the consummation of any or all of the transactions contemplated hereby. During the Term, each Party shall promptly notify the other Party in writing upon learning of any pending or threatened actions or proceedings described in this Section 16.2.

16.3    Additional Regeneron Representations and Warranties. Regeneron additionally represents and warrants to Company that, as of the Effective Date:
(a)    Regeneron has the right and authority to grant the rights and licenses granted pursuant to the terms and conditions of this Agreement and Regeneron has not granted any rights that remain in effect that conflict with the rights and licenses granted herein;
(b)    (i) Except as set forth in Schedules 4 and/or 6, Regeneron is the sole owner of the Regeneron Licensed Patent Rights existing as of the Effective Date, (ii) to Regeneron’s knowledge, its title in and to the owned Regeneron Licensed Patent Rights is free and clear of all liens, security interests and other encumbrances (other than unilateral creditor filings, as to which this representation and warranty is made only to Regeneron’s knowledge), and (iii) except for any Patents covered by any agreements identified in Schedules 4 and/or 6, no Third Party has any right, title or interest in the Territory in the Field with respect to the Regeneron Licensed Patent Rights existing at the Effective Date;
(c)    [***********], Regeneron has no knowledge that the making, using or selling of REGN 910 and REGN 910-3 in the Field in the Territory would infringe any valid claims of the Patents of any Third Party in the Territory, nor does it have knowledge that any Third Party is infringing or misappropriating any of the Regeneron Licensed Intellectual Property;
(d)    There are no judgments or settlements against or owed by Regeneron with respect to the Regeneron Licensed Intellectual Property that is owned by Regeneron;
(e)    There are no announced investigations, actions or other proceedings pending before or, to Regeneron’s knowledge, threatened by any Regulatory Authority or other government agency with respect to the Licensed Products, and Regeneron has not received written notice threatening any such investigation, action or other proceeding;
(f)    To the knowledge of Regeneron, the development, manufacture and commercialization of the Licensed Product in the Field that has been conducted by Regeneron and its Affiliates and its subcontractors was conducted in compliance in all material respects with applicable Laws; and
(g)    To Regeneron’s knowledge, each Existing License is in full force and effect as of the Effective Date. Regeneron has, to the extent contractually permitted, provided to Company, or allowed Company access to review, a true and complete copy of each Existing License as amended through the Effective Date. Regeneron will devote Commercially Reasonable Efforts to maintain the Existing Licenses in full force and effect and to perform its obligations thereunder and to keep Company informed of any material development pertaining thereto that would reasonably be expected to have a material adverse effect on Company’s rights and/or obligations under this Agreement. Regeneron shall not, without the prior written approval of Company, (i) amend any provision of an Existing License that would reasonably be expected to have a material adverse effect on Company’s rights and/or obligations under this Agreement or (ii) make any election or exercise any right or option to terminate in whole or in part any Existing License to the extent such election or exercise would reasonably be expected to have a material adverse effect on Company’s rights and/or obligations under this Agreement. To Regeneron’s knowledge, except as set forth in Schedules 4 and/or 6, Regeneron is not a party to any agreement with a Third Party that would limit in any material respect Company’s ability to exercise its rights under this Agreement with respect to the Licensed Products as such Licensed Products exist as of the Effective Date.
(h)    [***********].
(i)    Regeneron has made available to Company and/or its consultants, (i) a written summary of the clinical trial results with respect to the Phase 1 clinical trial (Protocol # REGN-OD-1403) for REGN910-3 in the Field, (ii) to the extent material, IND safety reports filed with the FDA with respect to the Phase 1 clinical trial (Protocol # REGN-OD-1403) for REGN910-3 in the Field and (iii) written material communications to and from the FDA with respect to REGN910-3 in the Field.
16.4    Disclaimer of Warranties. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE SUCCESS OR POTENTIAL SUCCESS OF THE DEVELOPMENT, COMMERCIALIZATION, MARKETING OR SALE OF ANY LICENSED PRODUCT IN THE FIELD. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
16.5    Mutual Covenants. Each Party hereby covenants to the other Party as of the Effective Date as follows:
(a)    it will not during the Term grant any right or license to any Third Party that would conflict with the rights granted to the other Party under this Agreement, and will not take any action that would materially conflict with or adversely affect its obligations to the other Party under this Agreement;
(b)    it will not use the Patents or Know-How of the other Party outside the scope of the licenses and rights granted to it by the other Party under this Agreement; and

(c)    in the course of the Development or Commercialization of a Licensed Product in the Field under this Agreement, it will not knowingly use and will not have knowingly used an employee or consultant who is or has been debarred pursuant to Section 306 of the FFDCA in the Excluded Territory or by a Regulatory Authority in the Territory under applicable Law or, to the best of such Party’s knowledge, is or has been the subject of a conviction described in Section 306 of the FFDCA or debarment proceedings by a Regulatory Authority in the Territory. It shall inform the other Party in writing immediately if it or any Person who is performing activities hereunder is debarred or is the subject of a conviction described in Section 306 of the FFDCA or under other applicable Law, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of such Party’s knowledge, is threatened, relating to the debarment or conviction of such Party or any Person performing activities hereunder.
Article XVII
CONFIDENTIALITY

17.1    Confidential Information. Each of Company and Regeneron acknowledges (subject to the further provisions of this Article XVII and the provisions of Article XX) that all Party Information provided to it (or its Affiliate) or otherwise made available to it by the other Party or its respective Affiliates pursuant to this Agreement (or, in the case of Company, Party Information provided to it under the confidentiality agreement between the Parties dated August 28, 2014, as subsequently amended) is confidential and proprietary to such other Party. Furthermore, each of Company and Regeneron acknowledges (subject to the further provisions of this Article XVII) that all New Information is confidential and proprietary to both Parties (and both Parties shall be deemed to be the receiving Party with respect thereto). Subject to the further provisions of this Article XVII, during the Term and for a period of ten (10) years thereafter each of Company and Regeneron shall (a) maintain in confidence and not disclose to any Third Party the Party Information of the other Party (or its Affiliates) and all New Information and (b) use the Party Information of the other Party (or its Affiliates) and New Information solely for the purpose of exercising its rights and performing its obligations hereunder. Each of Company and Regeneron covenants that during the Term and for a period of ten (10) years thereafter neither it nor any of its respective Affiliates shall disclose any Party Information of the other Party (or its Affiliates) or New Information to any Person except (x) to its employees, agents and/or any other Person under its authorization; provided such employees, agents and/or Persons are subject in writing to substantially the same confidentiality obligations as the Parties as set forth in this Article XVII, (y) as approved by both Parties in writing or (z) as expressly permitted pursuant to Section 17.3 or elsewhere in this Agreement. Company shall not during the Term and for a period of ten (10) years thereafter disclose or use any Company Collaboration Intellectual Property, Regeneron Collaboration Intellectual Property, Regeneron Licensed Intellectual Property, Joint Intellectual Property and/or New Information in connection with the research, development, manufacture, commercialization and/or other exploitation of any compound or product in the Field in the Territory or the Excluded

Territory (other than Licensed Products in the Field in the Territory as permitted under this Agreement) or any ANG2 Product outside the Field in the Excluded Territory.
17.2    Exclusions. Notwithstanding anything provided above, the confidentiality and non-use restrictions provided in this Article XVII shall not apply to Party Information or New Information that was or is (and such information shall not be considered confidential or proprietary under this Agreement):
(a)    already in the public domain as of the Effective Date or becomes publicly known through no act, omission or fault of the receiving Party or its Affiliate or any Person to whom the receiving Party or its Affiliate provided such information;
(b)    already in the possession of the receiving Party or its Affiliate at the time of disclosure by the disclosing Party, other than under an obligation of confidentiality; provided, however, that this exception shall not apply with respect to New Information;
(c)    disclosed to the receiving Party or its Affiliate on an unrestricted basis from a Third Party not under an obligation of confidentiality to the other Party or any Affiliate of such other Party with respect to such information; or
(d)    similar in nature to the purported Party Information or New Information but has been independently created outside of this Agreement, as evidenced by written or electronic documentation or other competent evidence, without any aid, application or use of the Party Information or New Information.
17.3    Permitted Disclosures and Uses.
(a)    Each Party may use and/or disclose Party Information of the other Party and New Information to the extent that such use or disclosure is:
(i)    necessary and/or useful to file, prosecute and/or defend Patents for which the Party has the right to assume filing, prosecution, defense and/or maintenance pursuant to this Agreement; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with applicable Law;
(ii)    required by a Governmental Authority, applicable Law (including the rules and regulations of any stock exchange or trading market on which the receiving Party’s (or its parent entity’s) securities are traded), or court order to be disclosed, provided that the receiving Party uses reasonable efforts to give the disclosing Party advance notice of such required disclosure in sufficient time to enable the disclosing Party to seek confidential treatment for such information or to request that the receiving

Party seek confidential treatment for such information, if applicable, and provided, further, that the receiving Party provides all reasonable cooperation to assist the disclosing Party to protect such information and limits the disclosure to that information that is required by Governmental Authority, applicable Law (including the rules or regulations of any stock exchange or trading market on which the receiving Party’s (or its parent entity’s) securities are traded) or court order to be disclosed. Moreover, either Party may use Party Information and New Information to enforce the terms of this Agreement if it gives reasonable advance notice to the other Party to permit the other Party a sufficient opportunity to take any measures to ensure confidential treatment of such information and the disclosing Party shall provide reasonable cooperation to protect the confidentiality of such information; or
(iii)    to the Regulatory Authorities as required in connection with any filing, application or request for Approval of a Licensed Product in the Territory pursuant to the terms of this Agreement; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with applicable Law.
(b)    Notwithstanding anything provided above or elsewhere in this Agreement, Regeneron and its Affiliates shall have the right to use and disclose any New Information and/or Party Information of Company, in each case, related to the Licensed Products (including the Manufacture and/or use thereof):
(i)    to Aventis and/or any other Third Party licensee and/or contractor of Regeneron engaged in, and for use in connection with, the Exploitation of ANG2 Products outside the Field under substantially the same confidentiality obligations as are set forth herein, except that the confidentiality obligations shall have a term of at least five (5) years;
(ii)    in connection with Regeneron’s Exploitation of ANG2 Products outside the Field, including, without limitation, to existing and/or potential distributors, Sublicensees, Affiliates, and/or collaboration partners, under substantially the same confidentiality obligations as are set forth herein, except that the confidentiality obligations shall have a term of at least five (5) years;
(iii)    in connection with Regeneron’s Exploitation of ANG2 Products in the Field in and/or for the Excluded Territory, including, without limitation, to existing and/or potential distributors, Sublicensees, Affiliates, and/or collaboration partners, under substantially the same confidentiality obligations as are set forth herein, except that the confidentiality obligations shall have a term of at least five (5) years;

(iv)    to the Regulatory Authorities as required in connection with any filing, application or request for regulatory approval in the Excluded Territory; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with applicable Law; or
(v)    in accordance with Article XX and Schedule 7, Schedule 8 or Schedule 9, as applicable.
17.4    Injunctive Relief. Each Party acknowledges that damages resulting from breach of this Article XVII or Section 3.7 would not be an adequate remedy and that, notwithstanding the provisions of Article XI, in the event of any such disclosure or any indication of an intent to disclose such Party Information and/or New Information and/or Confidential Property and Information in breach of this Article XVII, or breach of Section 3.7, the Party owning such Party Information (or each Party with respect to New Information) or Regeneron (in the case of Confidential Property and Information) shall be entitled to obtain, by way of private litigation, injunctive relief, whether preliminary or permanent, and/or specific performance in addition to any other rights and/or remedies (which may include reasonable royalties, notwithstanding anything to the contrary in Section 21.15) to which such non-breaching Party may be entitled in law or equity, and reasonable attorneys’ fees. In any such action for equitable relief in a court of competent jurisdiction, both Parties agree to waive any requirement that the other (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm.
17.5    Publication of New Information. During the Term, if either Company or Regeneron (the “Publishing Party”) desires to disclose any New Information in scientific journals, publications and/or scientific presentations, the Publishing Party shall provide the other Party an advance copy of any proposed publication and/or summary of a proposed oral presentation relating to the New Information prior to submission for publication and/or disclosure. Such other Party shall have a reasonable opportunity to recommend any changes it reasonably believes are necessary (a) to prevent any specific, material adverse effect to it or any Licensed Product as a result of the publication and/or disclosure and/or (b) to enable the Parties to obtain patent protection if either Party deems it necessary (such recommendation of changes to include a description of the specific material adverse effect or patentability issues, as applicable) to which the Publishing Party shall give due consideration and shall not unreasonably reject such comments. Disputes concerning publication shall be resolved by the JDC (other than Legal Disputes).
17.6    Other Publications or Disclosures.
(a)    The Parties will mutually agree upon the contents of a joint press release with respect to the execution of this Agreement that shall be issued simultaneously by both Parties on the Effective Date. During the Term, Company and Regeneron agree not to (and to ensure that their respective Affiliates do not) issue any other press releases or public announcements concerning this Agreement or any other activities contemplated hereunder without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed), except as required by a Governmental Authority or applicable Law (including the rules and regulations of any stock exchange or trading market on which a Party’s (or its parent entity’s) securities are traded); provided that the Party intending to disclose such information shall use reasonable efforts to provide the other Party advance notice of such required disclosure, an opportunity to review and comment on such proposed disclosure (which comments shall be considered in good faith by the disclosing Party) and all reasonable cooperation to assist the other Party to protect such information and shall limit the disclosure to that information that is required to be disclosed. Notwithstanding the foregoing, without prior submission to or approval of the other Party, either Party may issue press releases and/or public announcements that incorporate information concerning this Agreement and/or any activities contemplated hereunder which information was included in a press release and/or public disclosure that was previously disclosed under the terms of this Agreement and/or that contain only non-material factual information regarding this Agreement and/or the Collaboration (e.g., that the Collaboration is ongoing in accordance with the terms of this Agreement).
(b)    Except as required by a Governmental Authority or applicable Law (including the rules and regulations of any stock exchange or trading market on which a Party’s (or its parent entity’s) securities are traded), or in connection with the enforcement of this Agreement, neither Party (or their respective Affiliates) shall disclose to any Third Party, under any circumstances, any financial terms of this Agreement that have not been previously disclosed publicly pursuant to this Article XVII without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; except for disclosures to Third Parties that are bound by obligations of confidentiality and nonuse substantially equivalent in scope to those included herein with a term of at least five (5) years. The Parties, through the Committees, shall establish mechanisms and procedures to ensure that there are coordinated timely corporate communications relating to the Licensed Products in the Field. Company acknowledges that Regeneron, as a publicly traded company, is legally obligated to make timely disclosures of all material events relating to Licensed Products. The Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement with the United States Securities and Exchange Commission or its equivalent in the Territory. Each Party will be entitled to make such filing but shall use reasonable efforts to obtain confidential treatment of confidential, including trade secret, information in accordance with applicable Law. The filing Party will provide the non-filing Party with an advance copy of this Agreement marked to show provisions for which the filing Party intends to seek confidential treatment and will reasonably consider the non-filing Party’s timely comments thereon.
17.7    Disclosure of Collaboration Know-How and Joint Inventions. During the Term and any applicable wind-down and/or transition periods after termination hereunder, Company shall disclose and/or make available to Regeneron any

Company Collaboration Know-How and Joint Inventions as may be reasonably requested by Regeneron. During the Term, Regeneron shall disclose and/or make available to Company any Regeneron Collaboration Know-How and Joint Inventions as may be reasonably requested by Company.
Article XVIII
INDEMNITY

18.1    General Indemnity.
(a)    Company will defend, indemnify and hold harmless Regeneron, its Affiliates and its and their respective officers, directors, employees, (sub)licensees and agents (“Regeneron Indemnitees”) from and against all claims, demands, liabilities, damages, penalties, fines, costs and expenses, including reasonable attorneys’ and expert fees and costs, and costs and/or amounts paid to settle (collectively, “Damages”), arising from a Third Party’s claim, action, suit, judgment or settlement (a “Third Party Claim”) against a Regeneron Indemnitee that is due to or based upon (i) the gross negligence, recklessness, bad faith, intentional wrongful acts and/or omissions by or of any Company Indemnitee in the performance of this Agreement, (ii) violations of Law by any Company Indemnitee in the performance of this Agreement, and/or (iii) material breach of the terms of, and/or the inaccuracy of any representation and/or warranty made by it in, this Agreement by any Company Indemnitee, in each case ((i), (ii) and (iii)), including, without limitation, in connection with its Development, Manufacture and/or Commercialization of any Licensed Product in the Field, except to the extent that such Damages arise out of, and are allocable to, the gross negligence, recklessness, bad faith, intentional wrongful acts and/or omissions and/or violations of Law in the performance of this Agreement and/or breach of this Agreement committed by Regeneron and/or any other Regeneron Indemnitee.
(b)    Regeneron will defend, indemnify and hold harmless Company, its Affiliates and its and their respective officers, directors, employees, Sublicensees and agents (“Company Indemnitees”) from and against all Damages arising from a Third Party Claim against a Company Indemnitee that is due to or based upon (i) the gross negligence, recklessness, bad faith, intentional wrongful acts and/or omissions by or of any Regeneron Indemnitee in the performance of this Agreement, (ii) violations of Law by any Regeneron Indemnitee in the performance of this Agreement, and/or (iii) material breach of the terms of, and/ or the inaccuracy of any representation and/or warranty made by it in, this Agreement by any Regeneron Indemnitee, in each case ((i), (ii) and (iii)), including, without limitation, in connection with its Development, Manufacture and/or Commercialization of any Licensed Product in the Field, except to the extent that such Damages arise out of, and are allocable to, the gross negligence, recklessness, bad faith, intentional wrongful acts, and/or omissions and/or violations of Law in the performance of this Agreement and/or breach of this Agreement committed by Company and/or any other Company Indemnitee.

18.2    Additional Indemnity.
(a)    In the event of any Third Party Claim alleging that the Development and/or Manufacture of any Licensed Product in the Excluded Territory and/or the Territory under this Agreement and/or the Commercialization of any Licensed Product in the Field in the Territory under this Agreement, in each case, infringes a Patent of a Third Party for which neither Party is entitled to indemnification hereunder, each Party shall indemnify the other Party for [***********] of all Damages therefrom, and during the Term such Damages shall be treated as Other Shared Expenses; provided, that with respect to any Damages attributable to the Manufacture of Licensed Product in the Excluded Territory, such Damages shall be allocated between the Territory and the Excluded Territory (i) if such Damages are allocable between the Territory and the Excluded Territory pursuant to a formula or mechanism expressly set forth in the applicable settlement agreement or judgment (e.g., as a result of a royalty based on net sales or a flat fee per unit manufactured), then pursuant to such formula or mechanism and (ii) otherwise, as agreed by the Parties and in the absence of agreement, such matter shall be referred to the Executive Officers for resolution pursuant to Section 4.10(b).
(b)    Without limiting Company’s obligations under Section 18.1(a), Company shall defend, indemnify and hold harmless the Regeneron Indemnitees from and against all Damages arising from a Third Party Claim arising from Company’s and/or its Affiliates’ and/or Sublicensees’ Commercialization of Licensed Products in the Field in the Territory, except that Regeneron shall indemnify Company Indemnitees under Section 18.1(b) for all such claims arising from, and to the extent allocable to, the gross negligence, recklessness, bad faith, intentional wrongful acts and/or omissions and/or violations of Law in the performance of this Agreement and/or breach of this Agreement committed by Regeneron and/or any other Regeneron Indemnitee.
(c)    Without limiting Regeneron’s obligations under Section 18.1(b), Regeneron shall defend, indemnify and hold harmless the Company Indemnitees from and against all Damages arising from a Third Party Claim arising from Regeneron’s and/or its Affiliates’ and/or Sublicensees’ commercialization of Licensed Products in the Field in the Excluded Territory, except that Company shall indemnify Regeneron Indemnitees under Section 18.1(a) for all such claims arising from, and to the extent allocable to, the gross negligence, recklessness, bad faith, intentional wrongful acts and/or omissions, and/or violations of Law in the performance of this Agreement and/or breach of this Agreement committed by Company and/or any other Company Indemnitee.
(d)    Damages from Third Party Claims arising from the Development of any Licensed Product in the Field under this Agreement for which neither Party is entitled to indemnification under this Article XVIII shall be treated as Development Costs.
(e)    Notwithstanding anything to the contrary in this Article XVIII, neither Party shall be responsible to indemnify the other Party (or the Regeneron Indemnitees or Company Indemnitees, as the case may be) from Third Party Claims resulting from, and to the extent allocable to, the negligence, recklessness, bad faith, intentional wrongful acts and/or omissions, and/or violations of Law committed by Third Parties contracted to Manufacture any part of the Clinical Supply Requirements and/or Commercial Supply Requirements pursuant to Article IX; provided, however, that nothing in this Section 18.2(e) limits either Party’s indemnification obligations to the extent any Third Party Claims arise from the negligence, recklessness, bad faith, intentional wrongful acts or omissions, or violations of Law committed directly by the Party that is responsible for contracting with such Third Party Manufacturer(s) pursuant to Article IX.
(f)    In the event that this Agreement terminates pursuant to the terms hereof, Regeneron shall defend, indemnify and hold harmless the Company Indemnitees from and against all Damages arising from or occurring as a result of a Third Party Claim against a Company Indemnitee that is due to or based upon a Licensed Product that is sold, and/or the Development, Manufacture and/or commercialization of such Licensed Product administered, in each case, by or on behalf of Regeneron and/or its Affiliates and/or Sublicensees (other than Company and its Affiliates) solely after the effective date of termination of this Agreement, except that Company shall indemnify Regeneron Indemnitees under Section 18.1(a) for all such claims arising from, and to the extent allocable to, the gross negligence, recklessness, bad faith, intentional wrongful acts and/or omissions and/or violations of Law in the performance of this Agreement and/or breach of this Agreement committed by Company or any other Company Indemnitee.
18.3    Insurance. Immediately upon First Commercial Sale of the first Licensed Product in the Territory, during the Term and thereafter for a period of five (5) years after the expiration of this Agreement or the earlier termination thereof, each Party shall use Commercially Reasonable Efforts to obtain and maintain (either directly or as a named insured on a Third Party insurance policy or policies), at its sole cost and expense, product liability insurance (including any self-insured arrangements) in amounts, respectively, that are reasonable and customary for comparable products in the pharmaceutical industry for companies of comparable size and activities at the respective place of business of each Party; provided, however, that Regeneron shall not be required to obtain or maintain such insurance in an amount greater than [***********] per incident and in the aggregate. Such product liability insurance or self-insured arrangements shall insure against personal injury, physical injury and/or property damage arising out of, for Regeneron, the Manufacture of Licensed Products (if applicable) and sale, distribution and marketing of Licensed Products in the Excluded Territory, and for Company, the sale, distribution and marketing of Licensed Products in the Territory. Any insurance proceeds received by a Party in connection with any Damages shall be retained by such Party and shall not reduce any obligation of the other Party with respect to such Damages.
18.4    Indemnity Procedure. The Party entitled to indemnification under this Article XVIII (an “Indemnified Party”) shall notify the Party potentially responsible for such indemnification (the “Indemnifying Party”) within five (5) Business Days of becoming aware of any claim or claims asserted or threatened against the Indemnified Party that could give rise to a right of indemnification under this Agreement; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its indemnity obligation hereunder except to the extent that such failure materially prejudices its rights hereunder. For the avoidance of doubt, the indemnification procedures in this Section 18.4 shall not apply to claims for which each Party indemnifies the other Party [***********] of all Damages under the terms of Section 18.2(a).
(a)    If the Indemnifying Party has acknowledged in writing to the Indemnified Party the Indemnifying Party’s responsibility for defending such claim, the Indemnifying Party shall have the right to defend, at its sole cost and expense, such claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party; provided, however, that the Indemnifying Party may not enter into any compromise or settlement without the Indemnified Party’s prior written consent, not to be unreasonably withheld or delayed, unless (i) such compromise or settlement includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim; and (ii) such compromise or settlement does not (A) include any admission of legal wrongdoing by the Indemnified Party, (B) require any payment by the Indemnified Party that is not indemnified hereunder or (C) result in the imposition of any equitable relief against the Indemnified Party. If the Indemnifying Party does not elect to assume control of the defense of a claim or if a good faith and diligent defense is not being or ceases to be materially conducted by the Indemnifying Party, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, upon ten (10) Business Days’ prior written notice to the Indemnifying Party of its intent to do so, to undertake the defense of such claim for the account of the Indemnifying Party (with counsel reasonably selected by the Indemnified Party and approved by the Indemnifying Party, such approval not to be unreasonably withheld or delayed); provided that the Indemnified Party shall keep the Indemnifying Party apprised of all material developments with respect to such claim and promptly provide the Indemnifying Party with copies of all correspondence and documents exchanged by the Indemnified Party and the opposing party(ies) to such litigation. The Indemnified Party may not compromise or settle such litigation without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.
(b)    Except as otherwise provided in clause (c), the Indemnified Party may participate in, but not control, any defense or settlement of any claim controlled by the Indemnifying Party pursuant to this Section 18.4 and shall bear its own costs and expenses with respect to such participation; provided, however, that the Indemnifying Party shall bear such costs and expenses if counsel for the Indemnifying Party shall have reasonably determined that such counsel may not properly represent both the Indemnifying and the Indemnified Party.

(c)    Regardless of whether the Indemnifying Party assumes the defense of any claim pursuant to this Section 18.4, the Indemnified Party shall and shall cause each indemnitee to, cooperate in the defense and/or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such claim and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and to the extent the Indemnified Party is entitled to indemnification pursuant to this Article XVIII, the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable and verifiable out-of-pocket expenses in connection with providing such assistance.
Article XIX
FORCE MAJEURE

Neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, without limitation, embargoes, acts of terrorism, acts of war (whether war be declared or not), insurrections, strikes, riots, civil commotions or acts of God (“Force Majeure”). Such excuse from liability and responsibility shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the affected Party has not caused such event(s) to occur. The affected Party will notify the other Party of such Force Majeure circumstances as soon as reasonably practical and will make every reasonable effort to mitigate the effects of such Force Majeure circumstances.
Article XX
TERM AND TERMINATION

20.1    Term/Expiration of Term.
(a)    The “Term” of this Agreement shall commence on the Effective Date and, unless this Agreement is earlier terminated as provided hereafter, shall end at such time as neither Party, nor either Party’s Affiliates or Sublicensees, is Developing or Commercializing any Licensed Product in the Field in the Territory under this Agreement and such cessation of Development and Commercialization activities is acknowledged by both Parties in writing to be permanent; provided, that if at any time during the Term Company loses the exclusive legal right to Commercialize Licensed Product in the Field in any Major Market Country, whether due to expiration of Regeneron Collaboration Patent Rights, Regeneron Licensed Patent Rights, Joint Patent Rights or Company Collaboration Patent Rights, or expiration of any statutory marketing exclusivity period for Licensed Product in such Major Market Country, the Parties shall meet to discuss and attempt to enter into an amendment to this Agreement for the purpose of simplifying the governance structure hereunder.
(b)    Upon expiration of the Term, except as set forth in this Agreement (including Sections 20.7 and 20.8), all licenses and rights granted by a Party to the other Party hereunder shall automatically terminate and revert to the granting Party.
20.2    Termination For Material Breach. Upon and subject to the terms and conditions of this Section 20.2, this Agreement shall be terminable by a Party in its entirety if the other Party commits a material breach of this Agreement. Such notice of termination shall set forth in reasonable detail the facts underlying or constituting the alleged breach (and specifically referencing the provisions of this Agreement alleged to have been breached), and the termination that is the subject of such notice shall be effective ninety (90) days after the date such notice is given unless the breaching Party shall have cured such breach within such ninety (90)-day period (or, if such material breach, by its nature, is a curable breach but such breach is not curable within such ninety (90)-day period, such longer period not to exceed one hundred eighty (180) days so long as the breaching Party is using Commercially Reasonable Efforts to cure such breach, in which event if such breach has not been cured at the end of such one hundred eighty (180) day period, such termination shall be effective on the earlier of the expiration of such one hundred eighty (180)-day period or such time as the breaching Party ceases to use Commercially Reasonable Efforts to cure such breach), provided that (a) the Parties shall meet within fifteen (15) Business Days after delivery of such notice to the breaching Party to discuss in good faith such alleged breach and (b) in the event the Parties are unable to resolve such dispute within twenty (20) Business Days of meeting to discuss such dispute, either Party may require that the matter be submitted to the Executive Officers for resolution, and the Executive Officers shall diligently and in good faith attempt to resolve the referred dispute within fifteen (15) Business Days of receiving such written notification for a period of fifteen (15) Business Days. Should such Executive Officers fail to resolve the dispute within the appointed time, then, without limiting the foregoing, either Party may pursue any and all legal and equitable remedies available to it under applicable Law, subject to Sections 21.1 and 21.15. In the case of breach of a payment obligation hereunder, the ninety (90)-day period referred to in the second sentence of this Section 20.2 shall instead be thirty (30) days (and the last parenthetical clause in such sentence shall not apply). For purposes of this Section 20.2, the term “material breach” shall mean a substantial violation of any material provision of this Agreement that would materially adversely affect the non-breaching Party.
20.3    Termination for Insolvency. Either Party shall have the right to terminate this Agreement in its entirety, effective immediately, upon written notice to the other Party, if, at any time, (a) the other Party shall file in any court and/or agency pursuant to any statute and/or regulation of any state or country, a petition in bankruptcy or insolvency and/or for reorganization and/or for an arrangement and/or for the appointment of a receiver or trustee of the Party and/or of its assets, (b) the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed or stayed within ninety (90) days after the filing thereof and/or (c) the other Party shall make a general assignment for the benefit of creditors.
20.4    Termination for Breach of Standstill. Notwithstanding anything to the contrary herein, Regeneron will have the unilateral right to terminate this Agreement in its entirety, effective immediately, upon written notice to Company, if Section 21.16 of this Agreement shall have been breached by Company or any of its Affiliates. For the avoidance of doubt, Company or its Affiliates will not be deemed to have breached Section 21.16, and Regeneron shall not have the right to terminate this Agreement, as a result of an inadvertent breach of Section 21.16 arising from (a) any discussion with any Third Parties that are initiated by such Third Parties, are not publicly disclosed and do not result in any actions referred to in paragraphs (a) through (g) of Section 21.16 or (b) any informal discussions covering general corporate and/or other business matters the purpose of which is not to effectuate and/or lead to any of the actions referred to in paragraphs (a) through (g) of Section 21.16.
20.5    Termination for Termination of EYLEA Agreement. In the event that the EYLEA Agreement is terminated for any reason, this Agreement shall automatically terminate upon the effective date of the termination of the EYLEA Agreement and the provisions of Section 20.7(d) shall apply. For clarity, the termination of this Agreement for any reason shall not automatically terminate the EYLEA Agreement.
20.6    Other Termination. [***********].
20.7    Effect of Termination.
(a)    Except as set forth in Section 20.6, 20.7(b), 20.7(c), 20.7(d) and 21.18 below, upon termination of this Agreement (1) for any reason other than pursuant to Section 20.5 prior to expiration of the Term or (2) pursuant to Section 20.5 as a result of any termination of the EYLEA Agreement, other than Company’s termination of the EYLEA Agreement pursuant to Section 19.3 or 19.4 of the EYLEA Agreement, the provisions of Schedule 7 shall apply, and except to the extent required by Company to fulfill its obligations pursuant to Schedule 7, (i) all licenses and rights granted by Regeneron to Company hereunder shall automatically terminate, and revert to Regeneron, and (ii) the licenses and rights granted by Company and its Affiliates to Regeneron in Sections 5.2(b), 5.2(c), 5.2(d) and 12.5 shall survive the termination of this Agreement; provided, however, the licenses under Section 12.5 shall be expanded to cover the rights to make, have made, develop, use, sell, offer to sell, have sold, import and export Licensed Products inside and outside the Field on a worldwide basis and those licenses in Section 5.2(b)(ii) shall be expanded to include the Territory. If Regeneron terminates this Agreement pursuant to Section 20.2, 20.3, or 20.4 or this Agreement terminates pursuant to Section 20.5 (other than for Company’s termination of the EYLEA Agreement pursuant to Section 19.3 or 19.4 of the EYLEA Agreement) or Section 20.6(a) or Section

21.18 (only where Company is the subject party under Section 21.18), then Company shall pay to Regeneron, in addition to any other amount payable by Company to Regeneron under this Agreement, under Law, and/or pursuant to any contractual remedies available to Regeneron, an amount equal to (i) [***********] of the Development Costs incurred by Regeneron under the Global ANG2 Development Plan and (ii) [***********] of the Development Costs incurred by Regeneron under the Territory ANG2 Development Plan, during the period commencing on the effective date of such termination of this Agreement pursuant to Section 20.2, 20.3, 20.4, 20.5 (other than for Company’s termination of the EYLEA Agreement pursuant to Section 19.3 or 19.4 of the EYLEA Agreement), 20.6(a) or 21.18 (only where Company is the subject party under Section 21.18), as applicable, and ending on the six (6)-month anniversary of such date. Without limiting Section 20.8, to the extent this Section 20.7(a) is applicable, the following provisions of this Agreement shall survive the termination of this Agreement and shall continue to be enforceable: Section 7.17(b)(i) to the extent provided therein, 20.8, Article XIII and Article XIV, provided that Regeneron shall have the same rights, but not the obligation to prosecute, maintain, enforce and defend (and settle claims with respect thereto) the Company Collaboration Patent Rights (except as set forth in Section 14.1(d)), Regeneron Collaboration Patent Rights, Regeneron Licensed Patent Rights and Joint Patent Rights in the Territory and outside the Field on the same terms as Regeneron has with respect to the prosecution, maintenance, enforcement and defense of the Regeneron Collaboration Patent Rights, Regeneron Licensed Patent Rights, Company Collaboration Patent Rights and Joint Patent Rights, as applicable, in the Field in the Excluded Territory under Article XIII and Article XIV, mutatis mutandis, provided that notwithstanding Sections 13.2(e) (first sentence only), 13.3(b) (first sentence only), 14.1(e) (first sentence only), 14.3(b), 14.3(d), and 14.4(c) (first sentence only), (A) any costs and expenses in connection with the prosecution and maintenance (including any interference, opposition and/or reexamination) of the Regeneron Collaboration Patent Rights, Regeneron Licensed Patent Rights, Company Collaboration Patent Rights and/or Joint Patent Rights or the defense of any claim that any of the foregoing are invalid and/or unenforceable shall be treated as follows: (1) to the extent they are incurred with respect to Regeneron Collaboration Patent Rights and/or Regeneron Licensed Patent Rights, such costs and expenses shall be the responsibility of Regeneron; (2) to the extent they are incurred with respect to Company Collaboration Patent Rights, such expenses shall be shared equally in the Territory and be the responsibility of Company in the Excluded Territory, provided that if Company decides not to prosecute, maintain and/or defend any Company Collaboration Patent Right, then Regeneron shall have the right to take over the prosecution, maintenance and defense of such Company Collaboration Patent Right and upon Regeneron’s request Company shall assign such Company Collaboration Patent Right to Regeneron without additional consideration and Regeneron hereby grants Company (effective upon any such assignment) a non-exclusive license to all rights under such Patent except to the extent that Company grants in (A) Section 5.2 and this Section 20.7(a) or (B) Schedule 7 exclusive rights to Regeneron under the Company Collaboration Patent Rights; and (3) to the extent they are incurred with respect to Joint Patent Rights, the cost shall be shared equally unless the Controlling Party decides not to prosecute, maintain or defend any such rights, then the non-Controlling

Party shall have the right to take over the prosecution, maintenance and defense of such Joint Patent Rights, and upon the non-Controlling Party’s request the Controlling Party shall assign its interest in such Joint Patent Right to the non-Controlling Party without additional consideration and (B) any costs and expenses in connection with the enforcement (and any resulting recoveries) of the Regeneron Collaboration Patent Rights, Regeneron Licensed Patent Rights, Company Collaboration Patent Rights and/or Joint Patent Rights shall be the responsibility of the enforcing Party and the enforcing Party shall retain all recoveries with respect thereto; provided, however, that notwithstanding anything to the contrary in this Section 20.7(a), any recoveries for lost sales and/or profits of a product from any Infringement action hereunder shall be paid solely to or retained solely by the Party that is selling (or has the right to sell) such product.
(b)    Upon termination of this Agreement by Company pursuant to Section 20.2 or 20.3 or the termination of this Agreement pursuant to Section 20.5 as a result of Company’s termination of the EYLEA Agreement pursuant to Section 19.3 or 19.4 of the EYLEA Agreement, the provisions of Schedule 8 shall apply and the licenses from Company and its Affiliates to Regeneron referred to in Schedule 8 shall come into full force and effect, and all other licenses and rights granted (i) by Company to Regeneron hereunder shall automatically terminate and revert to Company (provided, however, that the licenses and rights with respect to the EYLEA Trademark(s) and the PDGF Trademarks granted by Company and its Affiliates to Regeneron in Section 12.5 shall survive the termination of this Agreement (provided, however, the licenses under Section 12.5 shall be expanded to cover the rights to make, have made, develop, use, sell, offer to sell, have sold, import and export Licensed Products inside and outside the Field on a worldwide basis) and (ii) by Regeneron to Company hereunder shall automatically terminate (except to the extent required by Company to fulfill its obligations pursuant to Schedule 8), and revert to Regeneron. Without limiting Section 20.8, the following provisions of this Agreement shall survive the termination of this Agreement by Company pursuant to Section 20.2, or 20.3 or the termination of this Agreement pursuant to Section 20.5 as a result of Company’s termination of the EYLEA Agreement pursuant to Section 19.3 or 19.4 of the EYLEA Agreement and shall continue to be enforceable: Section 20.8, Article XIII and Article XIV, provided that (A) Regeneron shall have the same rights, but not the obligation to prosecute, maintain, enforce and defend (and settle claims with respect thereto) the Regeneron Collaboration Patent Rights, Regeneron Licensed Patent Rights and Joint Patent Rights in the Territory and outside the Field on the same terms as Regeneron has with respect to the prosecution, maintenance, enforcement and defense of the Regeneron Collaboration Patent Rights, Regeneron Licensed Patent Rights, and Joint Patent Rights, as applicable, in the Field in the Excluded Territory under Article XIII and Article XIV, mutatis mutandis, and (B) the Parties shall have the same rights, but not the obligation to prosecute, maintain, enforce and defend (and settle claims with respect thereto) the Company Collaboration Patent Rights in the Field in the Territory on the same terms as the Parties have with respect to the prosecution, maintenance, enforcement and defense of the Company Collaboration Patent Rights in the Field in the Excluded Territory under Article XIII and Article XIV, mutatis mutandis, provided that notwithstanding Sections 13.2(e) (first sentence only),

13.3(b) (first sentence only), 14.1(e) (first sentence only), 14.3(b), 14.3(d), and 14.4(c) (first sentence only), (1) any costs and expenses in connection with the prosecution and maintenance (including any interference, opposition and/or reexamination) of the Regeneron Collaboration Patent Rights, Regeneron Licensed Patent Rights, Company Collaboration Patent Rights and/or Joint Patent Rights and/or the defense of any claim that any of the foregoing are invalid and/or unenforceable shall be treated as follows: (X) to the extent they are incurred with respect to Regeneron Collaboration Patent Rights and/or Regeneron Licensed Patent Rights, such costs and expenses shall be the responsibility of Regeneron; (Y) to the extent they are incurred with respect to Company Collaboration Patent Rights, such expenses shall be the responsibility of Company, provided that if Company decides not to prosecute, maintain and/or defend any Company Collaboration Patent Right, then Regeneron shall have the right to take over the prosecution, maintenance and defense of such Company Collaboration Patent Right and upon Regeneron’s request Company shall assign such Company Collaboration Patent Right to Regeneron without additional consideration and Regeneron hereby grants Company (effective upon any such assignment) a non-exclusive license to all rights under such Patent except to the extent that Company grants in (A) Section 5.2 or (B) Schedule 8 exclusive rights to Regeneron under the Company Collaboration Patent Rights; and (Z) to the extent they are incurred with respect to Joint Patent Rights, the cost shall be shared equally unless the Controlling Party decides not to prosecute, maintain and/or defend any such rights, then the non-Controlling Party shall have the right to take over the prosecution, maintenance and defense of such Joint Patent Rights, and upon the non-Controlling Party’s request the Controlling Party shall assign its interest in such Joint Patent Right to the non-Controlling Party without additional consideration and (2) any costs and expenses in connection with the enforcement (and any resulting recoveries) of the Regeneron Collaboration Patent Rights, Regeneron Licensed Patent Rights, Company Collaboration Patent Rights and/or Joint Patent Rights shall be the responsibility of the enforcing Party and the enforcing Party shall retain all recoveries with respect thereto; provided, however, that notwithstanding anything to the contrary in this Section 20.7(b), any recoveries for lost sales and/or profits of a product from any Infringement action hereunder shall be paid solely to or retained solely by the Party that is selling (or has the right to sell) such product.
(c)    Upon termination of this Agreement by Company pursuant to Section 20.6(a), the provisions of Schedule 9 shall apply, and, the licenses from Company and its Affiliates to Regeneron referred to in Schedule 9 shall come into full force and effect. Notwithstanding the foregoing provisions of this Section 20.7(c), the following provisions of this Agreement shall survive the termination of this Agreement by Company pursuant to Section 20.6(a) and shall continue to be enforceable: Sections 8.1(d), 8.2(b) (solely for the benefit of Regeneron), the licenses and rights granted by Company and its Affiliates to Regeneron in Section 12.5 (provided, however, the licenses under Section 12.5 shall be expanded to cover the rights to make, have made, develop, use, sell, offer to sell, have sold, import and export Licensed Products inside and outside the Field on a worldwide basis), this Section 20.7(c), Section 20.8, Article XVII, and Article XXI. Notwithstanding the foregoing, Article XIII and Article XIV shall survive the termination of this Agreement and continue to be enforceable, provided that Regeneron shall have the same rights, but not the obligation, to prosecute, maintain, enforce and defend (and settle claims with respect thereto) the Company Collaboration Patent Rights (except as set forth in Section 14.1(d)), Regeneron Collaboration Patent Rights, Regeneron Licensed Patent Rights and Joint Patent Rights in the Field in the Territory and outside the Field on the same terms as Regeneron has with respect to the prosecution, maintenance, enforcement and defense of the Regeneron Collaboration Patent Rights, Regeneron Licensed Patent Rights, Company Collaboration Patent Rights and Joint Patent Rights, as applicable, in the Field in the Excluded Territory under Article XIII and Article XIV, mutatis mutandis; provided, that notwithstanding Sections 13.2(e) (first sentence only), 13.3(b) (first sentence only), 14.1(e) (first sentence only), 14.3(b), 14.3(d), and 14.4(c) (first sentence only), (A) any costs and expenses in connection with the prosecution and maintenance (including any interference, opposition and/or reexamination) of the Regeneron Collaboration Patent Rights, Regeneron Licensed Patent Rights, Company Collaboration Patent Rights and/or Joint Patent Rights and/or the defense of any claim that any of the foregoing are invalid and/or unenforceable shall be treated as follows: (1) to the extent they are incurred with respect to Regeneron Collaboration Patent Rights and/or Regeneron Licensed Patent Rights, such costs and expenses shall be the responsibility of Regeneron; (2) to the extent they are incurred with respect to Company Collaboration Patent Rights, such expenses shall be shared equally in the Territory and be the responsibility of Company in the Excluded Territory, provided that if Company decides not to prosecute, maintain and/or defend any Company Collaboration Patent Right, then Regeneron shall have the right to take over the prosecution, maintenance and defense of such Company Collaboration Patent Right and upon Regeneron’s request Company shall assign such Company Collaboration Patent Right to Regeneron without additional consideration and Regeneron hereby grants Company (effective upon any such assignment) a non-exclusive license to all rights under such Patents except to the extent that Company grants in (A) Section 5.2 or (B) Schedule 9 exclusive rights to Regeneron under the Company Collaboration Patent Rights; and (3) to the extent they are incurred with respect to Joint Patent Rights, the cost shall be shared equally unless the Controlling Party decides not to prosecute, maintain and/or defend any such rights, then the non-Controlling Party shall have the right to take over the prosecution, maintenance and defense of such Joint Patent Rights, and upon the non-Controlling Party’s request the Controlling Party shall assign its interest in such Joint Patent Right to the non-Controlling Party without additional consideration and (B) any costs and expenses in connection with the enforcement (and any resulting recoveries) of the Regeneron Collaboration Patent Rights, Regeneron Licensed Patent Rights, Company Collaboration Patent Rights and/or Joint Patent Rights shall be the responsibility of the enforcing Party and the enforcing Party shall retain all recoveries with respect thereto; provided, however, that notwithstanding anything to the contrary in this Section 20.7(c), any recoveries for lost sales and/or profits of a product from any Infringement action hereunder shall be paid solely to or retained solely by the Party that is selling (or has the right to sell) such product.

(d)    Upon termination of this Agreement pursuant to Section 20.5, (i) the provisions of Section 20.7(b) shall apply in the event that the EYLEA Agreement was terminated by Company pursuant to Section 19.3 or 19.4 of the EYLEA Agreement and (ii) the provisions of Section 20.7(a) shall apply in the event that the EYLEA Agreement was terminated for any other reason.
20.8    Survival of Obligations. Except as otherwise provided in this Article XX, Schedule 7, Schedule 8 or Schedule 9, upon expiration or termination of this Agreement, the rights and obligations of the Parties hereunder shall terminate, and this Agreement shall cease to be of further force or effect, provided that notwithstanding any expiration or termination of this Agreement:
(a)    neither Company nor Regeneron shall be relieved of any obligations (including payment obligations) of such Party arising prior to such expiration or termination, including, without limitation, the payment of any non-cancelable costs and expenses incurred as part of a Plan (even if such costs and expenses arise following termination or expiration, as the case may be);
(b)    subject to the provisions of this Article XX, including Schedule 7, Schedule 8 and Schedule 9 to the extent applicable, the following provisions shall survive the expiration or termination of this Agreement and shall continue to be enforceable: Sections 5.4, 7.17(b), 7.17(c) (excluding clauses (A) and (B)), 8.1(c) (solely for the benefit of Regeneron and, insofar as necessary to fulfill its ongoing regulatory obligations, Company), 8.5, 10.7, 10.8, 10.9, 10.11 and 11.3 (provided that the Parties shall use reasonable efforts to resolve any Legal Disputes themselves, not through the JSC, prior to escalation to the Executive Officers), 11.4 (solely with respect to Audit Disputes), 12.1, 12.5 (as provided in Section 20.7), 12.6 (solely for the purposes described therein), 13.4, 15.1, 15.2, 20.7, 20.8 and Article XVII (excluding Section 17.5, Section 17.6(a) and the second sentence of Section 17.7), Article XVIII (other than Section 18.2(a) through (e), which shall survive solely to the extent related to Licensed Product sold, or in connection with the Development of such Licensed Product, administered on or prior to the effective date of the termination of this Agreement), Article XXI, and solely with respect to Joint Inventions and Joint Patent Rights, Article XIII and Article XIV (as provided in Section 20.7), and any other provisions that by their nature are intended to survive any such expiration or termination; and
(c)    such expiration or termination and this Article XX shall be without prejudice to any rights and/or remedies a party may have for breach of this Agreement.
20.9    Termination of the PDGF Agreement. In the event that the PDGF Agreement is terminated for any reason, this Agreement shall continue in full force and effect except that all licenses and other rights granted by Regeneron to Company hereunder with respect to the PDGF Products and/or the PDGF Regulatory Documentation shall automatically terminate and revert to Regeneron.

Article XXI
MISCELLANEOUS

21.1    Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction and/or interpretation of this Agreement to the substantive law of another jurisdiction. Except as set forth in Article XI, the Parties irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of general jurisdiction of the State of New York and the United States District Court for the Southern District of New York solely and specifically for the purposes of any action or proceeding (other than appeals therefrom) arising out of or in connection with this Agreement, and agree not to commence any action or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 21.3 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.
21.2    Waiver. Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any subsequent breach of the same or any other provision. No delay or omission by a Party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such Party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.
21.3    Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant Party set forth on Schedule 10 attached hereto and shall be (a) delivered personally, (b) sent by registered or certified mail, return receipt requested, postage prepaid, (c) sent via a reputable nationwide overnight courier service or (d) sent by facsimile transmission, with a confirmation copy to be sent by registered or certified mail, return receipt requested, postage prepaid. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) Business Day after it is sent via a reputable nationwide overnight courier service or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is made during regular business hours of the recipient on a Business Day; or otherwise, on the next Business Day following such transmission). Either Party may change its address by giving notice to the other Party in the manner provided above.
21.4    Entire Agreement. This Agreement contains the complete understanding of the Parties with respect to the subject matter hereof and thereof and supersedes all prior understandings and writings relating to the subject matter hereof and thereof.
21.5    Amendments. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of Company and Regeneron.
21.6    Headings. Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.
21.7    Severability. If, under applicable Laws, any provision hereof is invalid and/or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Laws in such jurisdiction; provided that the Parties shall consult and use all reasonable efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either Party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.
21.8    Registration and Filing of the Agreement. To the extent that a Party concludes in good faith that it is or may be required to file or register this Agreement or a notification thereof with any Governmental Authority in accordance with applicable Laws, such Party may do so subject to the provisions of Section 17.6. The other Party shall promptly cooperate in such filing or notification and shall promptly execute all documents reasonably required in connection therewith. The Parties shall promptly inform each other as to the activities and/or inquiries of any such Governmental Authority relating to this Agreement, and shall promptly cooperate to respond to any request for further information therefrom.
21.9    Assignment. Except as otherwise expressly provided herein, neither this Agreement nor any of the rights and/or obligations hereunder may be assigned by either Company or Regeneron without (a) the prior written consent of Regeneron in the case of any assignment by Company or (b) the prior written consent of Company in the case of an assignment by Regeneron, except in each case ((a) or (b)), (i) to an Affiliate of the assigning Party that has and will continue to have the resources and financial wherewithal to fully meet its obligations under this Agreement, or (ii) to any other party who acquires all or substantially all of the business of the assigning Party by merger, sale of assets or otherwise; provided, that in each case ((i) or (ii)), (X) [***********] and (Y) the assigning Party shall remain primarily liable hereunder notwithstanding any such assignment and any such Affiliate or other party to whom this Agreement is assigned shall agree in writing to be bound by the terms of this Agreement. Any attempted assignment in violation hereof shall be void.
21.10    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, and shall also inure to the benefit of the Regeneron Indemnitees and Company Indemnitees to the extent provided in the last sentence of Section 21.13.
21.11    Affiliates. Each Party may, and to the extent it is in the best interests of the Licensed Products in the Field in the Territory shall, perform its obligations hereunder through one or more of its Affiliates. Without limiting the foregoing, each Party shall take reasonable efforts to ensure that each of its Affiliates engaged in the development and/or commercialization of ophthalmic products and/or technologies and that have know-how and/or technologies that are materially useful for the Development and/or Commercialization of Licensed Products, engage in the Development and/or Commercialization of Licensed Products or otherwise license their Know-How under this Agreement. Each Party absolutely, unconditionally and irrevocably guarantees to the other Party prompt performance when due and at all times thereafter of the responsibilities, liabilities, covenants, warranties, agreements and undertakings of its Affiliates pursuant to this Agreement. Without limiting the foregoing, neither Party shall cause or permit any of its Affiliates to commit any act (including any act or omission) that such Party is prohibited hereunder from committing directly. If an Affiliate of a Party will engage in the Development, Manufacture and/or Commercialization of a Licensed Product and/or will otherwise license its Know-How under this Agreement, then such Party shall enter into a separate agreement with such Affiliate pursuant to which the obligations of such Party hereunder shall be binding on such Affiliate and that shall provide that the other Party is a third-party beneficiary of such agreement entitled to enforce such agreement and this Agreement against such Affiliate.
21.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but that together shall constitute one and the same instrument. This Agreement may be executed by facsimile, PDF format via email or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.
21.13    Third-Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any Party hereto. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any Party hereto. Notwithstanding the foregoing, Article XVIII is intended to benefit, in addition to the Parties, the other Regeneron Indemnitees and Company Indemnitees as if they were parties hereto, but this Agreement is enforceable only by the Parties.

21.14    Relationship of the Parties. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other Party except as provided for in this Agreement. Neither Company nor Regeneron shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee compensation or benefits of the other Party’s employees. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Regeneron’s legal relationship under this Agreement to Company, and Company’s legal relationship under this Agreement to Regeneron, shall be that of an independent contractor. Nothing in this Agreement shall be construed to establish a relationship of partners or joint ventures between the Parties or any of their respective Affiliates.
21.15    Limitation of Damages. IN NO EVENT SHALL REGENERON OR COMPANY BE LIABLE FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OR LOST PROFITS SUFFERED BY THE OTHER PARTY, REGARDLESS OF THE THEORY OF LIABILITY (INCLUDING CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE) AND REGARDLESS OF ANY PRIOR NOTICE OF SUCH DAMAGES. HOWEVER, NOTHING IN THIS SECTION 21.15 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS AND OBLIGATIONS OF EITHER PARTY HEREUNDER WITH RESPECT TO THIRD PARTY CLAIMS.
21.16    Standstill Agreement. During the period commencing on the Effective Date and expiring on the date which is five (5) years after the end of the Term, neither Company nor any of its Affiliates (for purposes of this Section 21.16, Company, together with such Affiliates, being referred to as the “Investor”) shall:
(a)    directly or indirectly, acquire beneficial ownership of Shares of Then Outstanding Capital Stock or any securities convertible into or exchangeable for Shares of Then Outstanding Capital Stock, or make a tender, exchange or other offer to acquire Shares of Then Outstanding Capital Stock, if after giving effect to such acquisition (and assuming the conversion of all convertible securities), the Investor would beneficially own (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) twenty percent (20%) or more of the Shares of Then Outstanding Capital Stock; provided, however, that notwithstanding the provisions of this Section 21.16, if the number of shares constituting Shares of Then Outstanding Capital Stock is reduced or if the aggregate ownership of the Investor is increased as a result of a recapitalization of Regeneron, Investor shall not be required to dispose of any of its holdings of Shares of Then Outstanding Capital Stock even though such action resulted in Investor’s ownership totaling twenty percent (20%) or more of the Shares of Then Outstanding Capital Stock;

(b)    directly or indirectly, propose or nominate for election to the Board of Directors of Regeneron any Person whose nomination has not been approved by a majority of the Board of Directors of Regeneron, or vote or cause to be voted in favor of such Person for election to the Board of Directors of Regeneron any Shares of Then Outstanding Capital Stock;
(c)    directly or indirectly, accept or support a tender, exchange or other offer or proposal by any other Person or group (an “Offeror”) the consummation of which would result in a Change of Control of Regeneron (an “Acquisition Proposal”);
(d)    directly or indirectly, solicit proxies or consents or become a participant in a solicitation (as such terms are defined in Regulation 14A under the Securities Exchange Act) in opposition to the recommendation of a majority of the Board of Directors of Regeneron with respect to any matter, or seek to advise or influence any Person, with respect to voting of any Shares of Then Outstanding Capital Stock of Regeneron or any of its Affiliates;
(e)    deposit any Shares of Then Outstanding Capital Stock in a voting trust or subject any Shares of Then Outstanding Capital Stock to any arrangement or agreement with respect to the voting of such Shares of Then Outstanding Capital Stock;
(f)    act in concert with any Third Party to take any action in clauses (a) through (e) above;
(g)    request or propose that Regeneron or any of Regeneron’s officers or its Board of Directors amend, waive, or consider the amendment or waiver of any provisions set forth in this Section 21.16; or
(h)    enter into discussions, negotiations, arrangements or agreements with any Person relating to the foregoing actions referred to in clauses (a) through (g) above;
provided that the mere voting of any Shares of Then Outstanding Capital Stock held by the Company shall not constitute a violation of any of clauses (a) through (f) above.
21.17    Termination of Standstill. Provided Investor has not violated Section 21.16(d), (f) or (h) with respect to the Offeror referred to in this Section 21.17, the restrictions contained in Section 21.16 shall terminate upon the earlier to occur of (a) the public announcement by an Offeror of an Acquisition Proposal; (b) the acquisition by an Offeror (other than Dr. Leonard Schleifer or his Affiliates) of beneficial ownership of Shares of Then Outstanding Capital Stock, which, when combined with all other Shares of Then Outstanding Capital Stock beneficially owned by the Offeror, represents more than [***********] of the voting power represented by all issued and outstanding Shares of Then Outstanding Capital Stock; (c) the issuance by Regeneron to a Third Party (other than an underwriter in a public offering which promptly distributes such shares to the public) of Shares of Then Outstanding Capital Stock, which, when combined with all other Shares of Then Outstanding Capital Stock beneficially owned by such Third Party, represents more than [***********] of the voting power represented by all issued and outstanding Shares of Then Outstanding Capital Stock, if Regeneron does not enter into a standstill agreement with such Third Party for a time period and upon terms substantially similar to the provisions of Section 21.16; (d) a sale of all or substantially all of the assets of Regeneron (other than to a wholly owned subsidiary of Regeneron); or (e) a liquidation or dissolution of Regeneron, which would give rise to a termination of this Agreement pursuant to Section 20.3; provided, however, that if any of the transactions referred to in (a), (b) or (d) above terminates and Regeneron has not made a public announcement of its intent to solicit or engage in a transaction referred to in Section 21.16 (or has announced its decision to discontinue pursuing such a transaction) the consummation of which would result in a Change of Control of Regeneron, then the restrictions contained in Section 21.16 shall again be applicable.
21.18    Rejection of Agreement in Bankruptcy. In the event that this Agreement is rejected by a Party or its receiver or trustee under applicable bankruptcy Laws due to such Party’s bankruptcy, then all rights and licenses granted under or pursuant to this Agreement by such Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code and any similar Laws in any other country in the Territory, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code. The Parties agree that all intellectual property rights licensed hereunder, including, without limitation, any Patents in any country of a party covered by the license grants under this Agreement, are part of the “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code subject to the protections afforded the non-subject Party under Section 365(n) of the U.S. Bankruptcy Code, and any similar law or regulation in any other country. The Parties agree that this Agreement shall not be deemed terminated by virtue of any such rejection unless the non-subject Party fails to exercise its rights under Section 365(n)(1)(B) of the U.S. Bankruptcy Code (or its foreign equivalents). For clarity, if the non-subject Party fails to exercise such rights or such rights are not available in a country outside the United States, this Agreement shall be deemed terminated with respect to such country. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, if this Agreement is not terminated or deemed terminated, the non-subject Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (y) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue and continues to perform all of its obligations under this Agreement or (z) if not delivered under clause (y) above, immediately following the rejection of this Agreement by a Party or its receiver or trustee under applicable bankruptcy Laws due to such Party’s bankruptcy upon written request therefor by the non-subject Party.

21.19    Non-Solicitation. During the Term and for a period of two (2) years thereafter, neither Party shall solicit or otherwise induce or attempt to induce any employee of the other Party directly involved in the Development, Manufacture and/or Commercialization of any Licensed Product to leave the employment of the other Party and accept employment with the first Party. Notwithstanding the foregoing, this prohibition on solicitation does not apply to actions taken by a Party solely as a result of an employee’s affirmative response to a general recruitment effort carried through a public solicitation and/or general solicitation.
21.20    Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the words “will” and “shall” shall have the same meaning. The term “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term, irrespective of whether such term is used with “without limitation” or “without limiting” throughout this Agreement. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. This Agreement has been prepared jointly and will not be construed against either Party.
21.21    References. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule means references to such Article, Section or Schedule of this Agreement, (b) references in any section to any clause are references to such clause of such section and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

IN WITNESS WHEREOF, Company and Regeneron have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.
BAYER HEALTHCARE LLC

By:	/s/ Daniel Apel
Name:	Daniel Apel
Title:	President, BHC LLC

REGENERON PHARMACEUTICALS, INC.

By:	/s/ Robert E. Landry
Name:	Robert E. Landry
Title:	SVP-CFO Finance

SCHEDULE 1
Manufacturing Cost
“Manufacturing Cost” as used in this Agreement shall mean (a) with respect to any Formulated Bulk Product and/or comparator agent and/or placebos, the Fully Burdened Manufacturing Cost and (b) with respect to Finished Product and/or comparator agent and/or placebos, the Cost of Finishing, as provided in this Schedule 1.
A.    General Principles
1.    Regeneron or its Affiliates shall supply Formulated Bulk Product for Clinical Supply Requirements and Commercial Supply Requirements at the “Fully Burdened Manufacturing Cost”, defined and calculated as described in Section B below.
2.    To the extent that a Manufacturing Plan includes the use of Formulated Bulk Product, comparator agent and/or placebos and/or Finished Product that was Manufactured by Regeneron prior to the Effective Date or outside of the Collaboration (whether prior to or after the Effective Date), Regeneron or its Affiliates shall supply such Formulated Bulk Product, comparator agent, placebo and/or Finished Product at its actual average Fully Burdened Manufacturing Cost, calculated as described in Section B below, plus the Cost of Finishing, as described in Section C below.
3.    [***********]
4.    If a Manufacturing Plan calls for Regeneron or its Affiliates to reserve its facility to Manufacture Formulated Bulk Product and/or comparator agent and/or placebos, including, without limitation, purifying/processing the bulk drug substance, and the Parties subsequently amend the Manufacturing Plan such that the facility is not used as originally set forth therein, then Regeneron shall be reimbursed for what otherwise would have been its Fully Burdened Manufacturing Cost as if such facility had been used for Manufacturing as originally required in the Manufacturing Plan, except for such variable costs as are actually avoided and/or mitigated; provided, however, that Regeneron shall not be reimbursed hereunder if such amendment of the Manufacturing Plan has been agreed upon at least twelve (12) months prior to its effective date; provided, further, that Regeneron shall use its commercially reasonable efforts to minimize, avoid and/or mitigate the costs (e.g., by rescheduling production of other customers).
B.    [***********].

SCHEDULE 2
Quarterly True-Up
At the end of each Quarter, the Parties will calculate the net payment one Party shall be required to make to the other Party (the “Quarterly True-Up”) equal to (a) the Territory Profit Split for such Quarter (as set forth in Part I), plus (b) the Regeneron Reimbursement Amount for such Quarter (as set forth in Part II), plus or minus (c) the Global True-Up (as set forth in Part III). In the event that the Quarterly True-Up is an amount greater than zero, such amount shall be payable by Company to Regeneron in accordance with the terms set forth in Article X. In the event that the Quarterly True-Up is an amount less than zero, the absolute value of such amount shall be payable by Regeneron to Company in accordance with the terms set forth in Article X. An example of the Quarterly True-Up is shown in Part V.
For clarity, the payment of any Development Costs and other amounts by a Party to a Proposing Party pursuant to Section 6.3, in each case ((a) through (c)), shall not be subject to the Quarterly True-Up mechanism set forth in Article X and this Schedule 2.
I. TERRITORY PROFIT SPLIT
The “Territory Profit Split” shall mean fifty percent (50%) of Territory Profits in a Quarter. “Territory Profits” shall mean aggregate Net Sales in the Territory in the Quarter less the sum of aggregate COGS and aggregate Shared Promotion Expenses incurred by both Parties in the Territory in the Quarter.
An example of a calculation of the Territory Profit Split in a Quarter would be:

	Aggregate	Company	Regeneron	Territory Profit Split

Net Sales in the Territory	1000	1000

COGS	(50)	(50)	0
Shared Promotion Expenses	(350)	(300)	(50)

Territory Profits	600			300

II. REGENERON REIMBURSEMENT AMOUNT
[***********]
III. GLOBAL TRUE-UP
[***********]

IV. EXAMPLE OF QUARTERLY TRUE-UP

[***********]

SCHEDULE 3

Milestone Payments and Aventis ANG2 Royalties

I. REGENERON DEVELOPMENT MILESTONE PAYMENTS

Company shall pay to Regeneron each Regeneron Development Milestone Payment upon the achievement of the corresponding milestone event set forth below (each such milestone, a “Regeneron Development Milestone”) for the first Licensed Product to achieve each such milestone pursuant to the terms of Section 10.1(b). For clarity, each Regeneron Development Milestone Payment shall be payable only upon the first achievement of such Regeneron Development Milestone and no amounts shall be due for subsequent or repeated achievements of such milestone, whether for the same or a different Licensed Product.

Milestone	Payment	Milestone Event
1.	US $20,000,000	[***********]
2.	US $20,000,000	[***********]
3.	US $20,000,000	[***********]
4.	US $20,000,000	[***********]

II. AVENTIS ANG2 ROYALTIES

Company shall pay to Regeneron a royalty on Net Sales of each Licensed Product in the Field in the Territory during each Quarter during the ANG2 Royalty Term for so long as Regeneron is obligated to pay such royalties to Aventis under the Aventis First Amendment at the following rates:

Licensed Product	Royalty Rate
Monotherapy ANG2 Product	[***********]
ANG2 Product (other than a Monotherapy ANG2 Product that is a Licensed Product)	[***********]

Company shall pay the Aventis ANG2 Royalties to Regeneron pursuant to the terms of Section 10.1(c). Notwithstanding anything to the contrary in this Agreement (including this Section II of Schedule 3), Company shall be obligated to pay to Regeneron the Aventis ANG2 Royalties as and when Regeneron is obligated to pay such Aventis ANG2 Royalties to Aventis pursuant to the terms of the Aventis First Amendment. Notwithstanding the preceding sentence, Company shall not be obligated to pay Regeneron the Aventis ANG2 Royalties for any sales that occur (a) by Regeneron, its Affiliates or its sublicensees (other than Company) or (b) after the Term, except for sales that have been made by Company or its Affiliates or sublicensees. [***********].

SCHEDULE 4

Existing Licenses

[***********]

SCHEDULE 5

Initial Development Plan

[***********]

SCHEDULE 6

Regeneron Licensed Patent Rights

[***********]

SCHEDULE 7

General Termination Arrangements.

1.    Company shall promptly collect and return, and cause its Affiliates and Sublicensees to collect and return, to Regeneron or, at Regeneron’s request, destroy, all documents containing New Information and/or Party Information of Regeneron and its Affiliates, and shall immediately cease, and cause its Affiliates and Sublicensees to cease, all further use of any New Information and Party Information of Regeneron and its Affiliates. In addition, at Regeneron’s request, Company shall collect and transfer to Regeneron any remaining inventory of Licensed Product Promotional Materials, Licensed Product sales training materials, Licensed Product samples, and Licensed Product inventory. Regeneron and its Affiliates shall have the right to use and disclose any New Information and/or Party Information of Company, in each case, related to the Licensed Products (including the Manufacture and/or use thereof) in connection with Regeneron’s Development, Manufacture and/or Commercialization of Licensed Products in the Field in the Territory, including, without limitation, to existing and/or potential distributors, Sublicensees, Affiliates, and/or collaboration partners, under substantially the same confidentiality obligations as are set forth in Article XVII except that the confidentiality obligations shall have a term of at least five (5) years. Notwithstanding the foregoing, Company may retain copies of any New Information to the extent required by Law, as well as retain one (1) copy of such information solely for legal archive purposes.

2.    Company shall grant, and does hereby grant, to Regeneron and its Affiliates a worldwide, fully paid-up, royalty-free, (a) exclusive right and license, with the right to sublicense unless otherwise restricted by any Existing License and/or New License, under the Company Collaboration Intellectual Property, Company’s interest in the Joint Intellectual Property, and the Product Trademark(s) to make, have made, develop, use, sell, offer to sell, have sold, import and export ANG2 Products in the Field in the Territory; (b) co-exclusive (with Company and its Affiliates) right and license, with the right to sublicense unless otherwise restricted by any Existing License and/or New License, under the Company Collaboration Intellectual Property, Company’s interest in the Joint Intellectual Property and the Product Trademark(s) to make, have made, develop, use, sell, offer to sell, have sold, import and export ANG2 Products that are not Licensed Products outside the Field in the Territory; (c) non-exclusive right and license, with the right to sublicense unless otherwise restricted by any Existing License and/or New License, under Company EYLEA Intellectual Property, Company PDGF Intellectual Property, EYLEA Trademark(s) and PDGF Trademark(s) to make, have made, develop, use, sell, offer to sell, have sold, import and export (1) ANG2 Products in the Field in the Territory and (2) ANG2 Products outside the Field in the Territory; and (d) non-exclusive right and license, with the right to sublicense unless otherwise restricted by any Existing License or New License, under Company Non-Collaboration Patent Rights and Company Future Non-Collaboration Patent Rights to make, have made, develop, use, sell, offer to sell, have sold, import and export Licensed Products for use in the Field, provided, however, such license with respect to Company Future Non-Collaboration Patent Rights shall be limited only to Licensed Products that are (A) in substantially the form and formulations and (B) for substantially the indications and using such modes of administration and (C) using substantially those Manufacturing processes as are used to Manufacture the Licensed Product, in each case ((A), (B) and (C)) as the Licensed Product existed on the earlier of (1) the first Marketing Approval anywhere in the world and (2) four (4) years after the termination date.

3.    Company shall use Commercially Reasonable Efforts to provide cooperation and assistance reasonably requested by Regeneron to enable Regeneron (or its nominee) to assume with as little disruption as reasonably possible, the continued Development, Manufacture, and Commercialization of the Licensed Products in the Field. Such cooperation and assistance shall be provided in a prompt and timely manner (having regard to the nature of the cooperation and/or assistance requested) and shall include, without limitation, the following:

(a)    Company shall transfer and assign to Regeneron (or its nominee) all Marketing Approvals, Pricing Approvals, and other regulatory filings (including Registration Filings) made or obtained by Company or its Affiliates or any of its Sublicensees to the extent specifically relating to Licensed Products.

(b)    Company shall assign and transfer to Regeneron (or its nominee) Company’s entire right, title and interest in and to all Product Trademarks, Product Domain Names and Promotional Materials relating to Licensed Products; provided that nothing herein is intended to convey any rights in or to Company’s corporate name and logos or any trade names or domain names except for the limited rights set forth herein.

(c)    Company shall provide to Regeneron (or its nominee) a copy (or originals to the extent required by any Regulatory Authority in connection with the Development, Manufacture and/or Commercialization of the Licensed Products in the Field in the Territory) of all information (including any New Information) in its possession and/or under its control to the extent directly relating to any Licensed Products in the Field, including, without limitation, all information contained in the regulatory and/or safety databases, all in the format then currently maintained by Company, provided that all such information shall be in a format that is reasonably accessible to Regeneron using non-proprietary systems and Regeneron shall be responsible for any costs associated with Company converting such information into a format reasonably accessible to Regeneron.

(d)    Company shall use Commercially Reasonable Efforts for a period up to twelve (12) months from the applicable date of termination (subject to extension as reasonably requested by Regeneron to the extent necessitated by regulatory delays outside Regeneron’s reasonable control) to assign to Regeneron any applicable sublicenses to the extent related to any Licensed Product and/or contracts relating to significant services to be performed by Third Parties to the extent related to the

Development, Manufacture and/or Commercialization of any Licensed Product in the Field in the Territory, as reasonably requested by Regeneron and subject to the German Employee Invention Act.

(e)    Without limitation of Company’s other obligations under this Schedule 7, to the extent Company or its Affiliate is Manufacturing (in whole or in part) Licensed Products for use in the Field in accordance with a Manufacturing Plan (or is designated to assume such responsibilities), Company (or its Affiliate) will perform such Manufacturing responsibilities and supply Regeneron with Clinical Supply Requirements and/or Commercial Supply Requirements of Licensed Products, and Regeneron shall purchase such Licensed Products, at the same price, and on such other terms and conditions on which Company was supplying, or in the absence of termination would have been required to supply, such Licensed Products, [***********] the effective date of termination of this Agreement or such shorter period if Regeneron notifies Company that Regeneron is able to Manufacture or have Manufactured Licensed Products on comparable financial terms.

4.    Company shall grant, and does hereby grant, to Regeneron and its Affiliates a worldwide, fully paid-up, royalty-free, right of reference and use, with the right to grant further rights of reference and use unless otherwise restricted by any Existing License and/or New License, under the EYLEA Regulatory Documentation and the PDGF Regulatory Documentation to Exploit ANG2 Products in the Territory and the Excluded Territory. In addition, Company shall permit Regeneron, upon Regeneron’s reasonable notice and during regular business hours, to access and review and copy any EYLEA Regulatory Documentation and the PDGF Regulatory Documentation and, to the extent not transferred pursuant to paragraph 3, information, data and materials of the types identified above that relate to Licensed Products. Without limiting the provisions of Section 20.8, the following provisions shall survive any termination of this Agreement triggering the application of this Schedule 7 and shall continue to be enforceable: Sections 8.1(d), 8.2(b) (solely for the benefit of Regeneron), and 8.3 (third, fourth and last sentences only).

5.    Without limitation of the generality of the foregoing, the Parties shall use Commercially Reasonable Efforts to complete the transition of the Development, Manufacture and Commercialization of the Licensed Products in the Field hereunder to Regeneron (or its sublicensee or Third Party designee) as soon as is reasonably possible.

6.    Notwithstanding anything to the contrary in this Schedule 7, Regeneron shall not be required to provide Company any consideration in exchange for the licenses, transfers, assignments and/or other rights granted to it pursuant to the provisions of this Schedule 7; provided, however, that, except as provided in Article XX, Regeneron shall be solely responsible for paying (a) any royalties, fees and/or other consideration that Company may be obligated to pay to a Third Party in respect of any such transfer or sublicense to Regeneron of such licenses or other rights and (b) all amounts owed to Third Parties and all reasonable Out-of-Pocket Costs and FTE costs incurred by

Company in meeting its obligations under any Existing Licenses and/or New Licenses, in each case, as a result of Regeneron’s (or its Affiliate’s or Sublicensee’s) Development, Manufacturing and Commercializing of Licensed Products in the Field in the Territory.

SCHEDULE 8

Company Termination Arrangements for Regeneron Breach or Insolvency

1.    Company shall promptly collect and return, and cause its Affiliates and Sublicensees to collect and return, to Regeneron or, at Regeneron’s request, destroy, all documents containing New Information and/or Party Information of Regeneron and its Affiliates, and shall immediately cease, and cause its Affiliates and Sublicensees to cease, all further use of any New Information and Party Information of Regeneron and its Affiliates. In addition, at Regeneron’s request, Company shall collect and transfer to Regeneron any remaining inventory of Licensed Product (other than Fixed Combination ANG2 Products) Promotional Materials, Licensed Product (other than Fixed Combination ANG2 Products) sales training materials, Licensed Product (other than Fixed Combination ANG2 Products) samples, and Licensed Product (other than Combination ANG2 Products) inventory. Regeneron and its Affiliates shall have the right to use and disclose any New Information and/or Party Information of Company, in each case, related to the Licensed Products (other than Fixed Combination ANG2 Products) (including the Manufacture and/or use thereof) in connection with Regeneron’s Development, Manufacture and/or Commercialization of Licensed Products (other than Combination ANG2 Products) in the Field in the Territory, including, without limitation, to existing and/or potential distributors, Sublicensees, Affiliates, and/or collaboration partners, under substantially the same confidentiality obligations as are set forth in Article XVII except that the confidentiality obligations shall have a term of at least five (5) years. Notwithstanding the foregoing, Company may retain copies of any New Information to the extent required by Law, as well as retain one (1) copy of such information solely for legal archive purposes.

2.    Company shall grant, and does hereby grant, to Regeneron and its Affiliates (a) a fully paid-up, royalty-free, exclusive right and license, with the right to sublicense unless otherwise restricted by any Existing License and/or New License, under the Company Collaboration Intellectual Property and Company’s interest in the Joint Intellectual Property to make, have made, develop, use, sell, offer to sell, have sold, import and export ANG2 Products (other than Combination ANG2 Products) in the Field in the Territory and ANG2 Products inside and outside the Field in the Excluded Territory, in each case, including, without limitation, for use with EYLEA and/or any PDGF Product (but not as a Combination ANG2 Product in the Territory); (b) a fully paid-up, royalty-free, exclusive right and license, with the right to sublicense unless otherwise restricted by any Existing License and/or New License, under the Company Collaboration Intellectual Property and Company’s interest in the Joint Intellectual Property to make, have made, develop, use, sell, offer to sell, have sold, import and export Licensed Products (other than Combination ANG2 Products) outside the Field in the Territory and Licensed Products inside and outside the Field in the Excluded Territory, in each case, including, without limitation, for use with EYLEA and/or any PDGF Product (but not as a Combination ANG2 Product in the Territory); (c) a fully paid-up, royalty-free, co-exclusive (with Company and its Affiliates) right and license, with the right to sublicense unless otherwise restricted by any Existing License and/or New License, under the Company Collaboration Intellectual Property and Company’s interest in the Joint Intellectual Property to make, have made, develop, use, sell, offer to sell, have sold, import and export ANG2 Products that are not Licensed Products outside the Field in the Territory, including, without limitation, for use with EYLEA and/or any PDGF Product (but not as a Combination ANG2 Product in the Territory); (d) a fully paid-up, royalty-free, non-exclusive right and license, with the right to sublicense unless otherwise restricted by any Existing License and/or New License, under Company EYLEA Intellectual Property and Company PDGF Intellectual Property to make, have made, develop, use, sell, offer to sell, have sold, import and export ANG2 Products (other than Combination ANG2 Products) inside and outside the Field in the Territory, including, without limitation, for use with EYLEA and/or any PDGF Product (but not as a Combination ANG2 Product in the Territory); (e) a fully paid-up, royalty-free, exclusive right and license, with the right to sublicense unless otherwise restricted by any Existing License and/or New License, under Company EYLEA Intellectual Property and Company PDGF Intellectual Property to make, have made, develop, use, sell, offer to sell, have sold, import and export ANG2 Products inside and outside the Field in the Excluded Territory, including, without limitation, for use with EYLEA and/or any PDGF Product and (f) a worldwide, fully paid-up, royalty-free, right of reference and use, with the right to grant further rights of reference and use unless otherwise restricted by any Existing License and/or New License, under the EYLEA Regulatory Documentation and PDGF Regulatory Documentation to Exploit ANG2 Products (other than Combination ANG2 Products in the Field in the Territory) inside and outside the Field in the Territory, and ANG2 Products inside and outside the Field in the Excluded Territory, in each case, including, without limitation, for use with EYLEA and/or any PDGF Product (but not as a Combination ANG2 Product or a Combination PDGF Product in the Field in the Territory).

3.    Company shall provide reasonable cooperation and assistance reasonably requested by Regeneron to enable Regeneron (or its nominee) to Develop, Manufacture and Commercialize the Licensed Products (other than Combination ANG2 Products) in the Field in the Territory including, without limitation, for use with EYLEA and/or any PDGF Product for a period of six (6) months after the effective date of termination of this Agreement. Such cooperation and assistance shall be provided in a prompt and timely manner (having regard to the nature of the cooperation and/or assistance requested) and shall include, without limitation, the following:

(a)    Company shall transfer and assign to Regeneron (or its nominee) all Marketing Approvals, Pricing Approvals, and other regulatory filings (including Registration Filings) made and/or obtained by Company or its Affiliates or any of its Sublicensees to the extent specifically relating to Licensed Products, including, without limitation, for use with EYLEA or any PDGF Product (other than Fixed Combination ANG2 Products in the Territory).

(b)    Company shall assign and transfer to Regeneron (or its nominee) Company’s entire right, title and interest in and to all Product Trademarks, Product Domain Names and Promotional Materials relating to Licensed Products, including, without limitation, for use with EYLEA and/or any PDGF Product (other than Fixed Combination ANG2 Products in the Territory); provided that nothing herein is intended to convey any rights in or to Company’s corporate name and logos and/or any trade names or domain names except for the limited rights set forth herein.

(c)    Company shall provide to Regeneron (or its nominee) a copy (or originals to the extent required by any Regulatory Authority in connection with the Development, Manufacture and/or Commercialization of the Licensed Products, including, without limitation, for use with EYLEA and/or any PDGF Product (other than Fixed Combination ANG2 Products in the Territory) of all information (including any New Information) in its possession and/or under its control to the extent directly relating to any Licensed Products, including, without limitation, for use with EYLEA and/or any PDGF Product (other than Fixed Combination ANG2 Products in the Territory) in the Field, including, without limitation, all information contained in the regulatory and/or safety databases, all in the format then currently maintained by Company.

(d)    Company shall use Commercially Reasonable Efforts for a period up to twelve (12) months from the applicable date of termination (subject to extension as reasonably requested by Regeneron to the extent necessitated by regulatory delays outside Regeneron’s control) to assign to Regeneron any applicable sublicenses to the extent related to any Licensed Product, including, without limitation, for use with EYLEA or any PDGF Product (other than Fixed Combination ANG2 Products in the Territory) and/or contracts relating to significant services to be performed by Third Parties to the extent related to the Development, Manufacture and/or Commercialization of any Licensed Product, including, without limitation, for use with EYLEA and/or any PDGF Product (other than Fixed Combination ANG2 Products in the Territory) in the Field in the Territory, as reasonably and promptly requested by Regeneron and subject to the German Employee Invention Act.

(e)    Without limitation of Company’s other obligations under this Schedule 8, to the extent Company or its Affiliate is Manufacturing (in whole or in part) Licensed Products, including, without limitation, for use with EYLEA and/or any PDGF Product (other than Fixed Combination ANG2 Products in the Territory) for use in the Field in accordance with a Manufacturing Plan (or is designated to assume such responsibilities), Company (or its Affiliate) will perform such Manufacturing responsibilities and supply Regeneron with Clinical Supply Requirements and/or Commercial Supply Requirements of Licensed Products, including, without limitation, for use with EYLEA and/or any PDGF Product (other than Combination ANG2 Products in the Territory), and Regeneron shall purchase such Licensed Products, including, without limitation, for use with EYLEA and/or any PDGF Product (other than Combination ANG2 Products in the Territory), at the same price, and on such other terms and conditions on which Company was supplying, or in the absence of termination would have been required to supply, such Licensed Products (other than Fixed Combination ANG2 Products), [***********] the effective date of termination of this Agreement or such shorter period if Regeneron notifies Company that Regeneron is able to Manufacture or have Manufactured Licensed Products, including, without limitation, for use with EYLEA and/or any PDGF Product (other than Combination ANG2 Products in the Territory) on comparable financial terms.

4.    In addition, Company shall permit Regeneron, upon Regeneron’s reasonable notice and during regular business hours, to access and review and copy any EYLEA Regulatory Documentation and/or PDGF Regulatory Documentation and, to the extent not transferred pursuant to paragraph 3, information, data and materials of the types identified above that relate to Combination ANG2 Products; provided, however, that with respect to the Territory, Regeneron shall only have the right to use such information, data and materials to develop and commercialize Licensed Products that are not Combination ANG2 Products and Regeneron shall not have the right to use such information, data and materials to develop and commercialize Combination ANG2 Products in the Territory. Without limiting the provisions of Section 20.8, the following provisions shall survive any termination of this Agreement triggering the application of this Schedule 8 and shall continue to be enforceable: Sections 8.1(d), 8.2(b) (solely for the benefit of Regeneron), and 8.3 (third, fourth and last sentences only) (provided, however, that nothing in Section 8.3 shall be intended to grant Regeneron rights to exploit Combination ANG2 Products in the Territory).

5.    Notwithstanding anything to the contrary in this Schedule 8, Regeneron shall not be required to provide Company any consideration in exchange for the licenses, transfers, assignments or other rights granted to it pursuant to the provisions of this Schedule 8; provided, however, that, except as otherwise provided in this Agreement, Regeneron shall be solely responsible for paying (a) any royalties, fees and/or other consideration that Company may be obligated to pay to a Third Party in respect of any such transfer and/or sublicense to Regeneron of such licenses or other rights; and (b) all amounts owed to Third Parties and all reasonable Out-of-Pocket Costs and FTE costs incurred by Company in meeting its obligations under any Existing Licenses and/or New Licenses, in each case, as a result of Regeneron’s (or its Affiliate’s or Sublicensee’s) Development, Manufacturing and Commercializing of Licensed Products in the Field in the Territory.

6.    Without limitation of the generality of the foregoing, the Parties shall use Commercially Reasonable Efforts to complete the transition of the Development, Manufacture and Commercialization of the Licensed Products, including, without limitation, for use with EYLEA and/or any PDGF Product (other than Combination ANG2 Products in the Territory) in the Field hereunder to Regeneron (or its sublicensee or Third Party designee) as soon as is reasonably possible.

7.    Notwithstanding anything to the contrary contained in this Schedule 8, the restrictions on Regeneron’s rights with respect to Combination ANG2 Products contained in this Schedule 8, including with respect to Regeneron’s right to make, have made, develop, use, sell, offer to sell, have sold, import and export Combination ANG2 Products, shall not apply from and after the expiration or earlier termination for any reason of the EYLEA Agreement or, solely with respect to Combination ANG2 Products that include one or more PDGF Licensed Products but not Aflibercept, the PDGF Agreement.

SCHEDULE 9

Safety Termination Arrangements

1.    Company shall promptly collect and return, and cause its Affiliates and Sublicensees to collect and return, to Regeneron or, at Regeneron’s request, destroy, all documents containing New Information and/or Party Information of Regeneron and its Affiliates, and shall immediately cease, and cause its Affiliates and Sublicensees to cease, all further use of any New Information and Party Information of Regeneron and its Affiliates. In addition, at Regeneron’s request, Company shall collect and transfer to Regeneron any remaining inventory of Licensed Product (other than Fixed Combination ANG2 Products) Promotional Materials, Licensed Product (other than Fixed Combination ANG2 Products) sales training materials, Licensed Product (other than Fixed Combination ANG2 Products) samples, and Licensed Product (other than Fixed Combination ANG2 Products) inventory. Regeneron and its Affiliates shall have the right to use and disclose any New Information and/or Party Information of Company, in each case, related to the Licensed Products (other than Fixed Combination ANG2 Products) (including the Manufacture and/or use thereof) in connection with Regeneron’s Development, Manufacture and/or Commercialization of Licensed Products (other than Combination ANG2 Products) in the Field in the Territory, including, without limitation, to existing and/or potential distributors, Sublicensees, Affiliates, and/or collaboration partners, under substantially the same confidentiality obligations as are set forth in Article XVII except that the confidentiality obligations shall have a term of at least five (5) years. Notwithstanding the foregoing, Company may retain copies of any New Information to the extent required by Law, as well as retain one (1) copy of such information solely for legal archive purposes.

2.    Company shall grant, and does hereby grant, to Regeneron and its Affiliates (a) a fully paid-up, royalty-free, exclusive right and license, with the right to sublicense unless otherwise restricted by any Existing License and/or New License, under the Company Collaboration Intellectual Property and Company’s interest in the Joint Intellectual Property to make, have made, develop, use, sell, offer to sell, have sold, import and export ANG2 Products (other than Combination ANG2 Products) in the Field in the Territory and ANG2 Products inside and outside the Field in the Excluded Territory, in each case, including, without limitation, for use with EYLEA and/or any PDGF Product (but not as a Combination ANG2 Product in the Territory); (b) a fully paid-up, royalty-free, exclusive right and license, with the right to sublicense unless otherwise restricted by any Existing License and/or New License, under the Company Collaboration Intellectual Property and Company’s interest in the Joint Intellectual Property to make, have made, develop, use, sell, offer to sell, have sold, import and export Licensed Products (other than Combination ANG2 Products) outside the Field in the Territory and Licensed Products inside and outside the Field in the Excluded Territory, in each case, including, without limitation, for use with EYLEA and/or any PDGF Product (but not as a Combination ANG2 Product in the Territory); (c) a fully paid-up, royalty-free, co-exclusive (with Company and its Affiliates) right and license, with the right to sublicense unless otherwise restricted by any Existing License and/or New License, under the Company Collaboration Intellectual Property and Company’s interest in the Joint Intellectual Property to make, have made, develop, use, sell, offer to sell, have sold, import and export ANG2 Products that are not Licensed Products outside the Field in the Territory, including, without limitation, for use with EYLEA and/or any PDGF Product (but not as a Combination ANG2 Product in the Territory); (d) a fully paid-up, royalty-free, non-exclusive right and license, with the right to sublicense unless otherwise restricted by any Existing License and/or New License, under Company EYLEA Intellectual Property and Company PDGF Intellectual Property to make, have made, develop, use, sell, offer to sell, have sold, import and export ANG2 Products (other than Combination ANG2 Products) inside and outside the Field in the Territory, including, without limitation, for use with EYLEA and/or any PDGF Product (but not as a Combination ANG2 Product in the Territory); (e) a fully paid-up, royalty-free, exclusive right and license, with the right to sublicense unless otherwise restricted by any Existing License and/or New License, under Company EYLEA Intellectual Property and Company PDGF Intellectual Property to make, have made, develop, use, sell, offer to sell, have sold, import and export ANG2 Products inside and outside the Field in the Excluded Territory, including, without limitation, for use with EYLEA and/or any PDGF Product; (f) a fully paid-up, royalty-free, non-exclusive right and license, with the right to sublicense unless otherwise restricted by any Existing License and/or New License, under the Company Non-Collaboration Patent Rights, Company Future Non-Collaboration Patent Rights and Party Information of Company to make, have made, develop, use, sell, offer to sell, have sold, import and export Licensed Products (other than Combination ANG2 Products) in the Field in the Territory and Licensed Products in the Field in the Excluded Territory, including, without limitation, for use with EYLEA and/or any PDGF Product (but not as a Combination ANG2 Product that is a Licensed Product in the Territory), provided, however, that such license with respect to Company Future Non-Collaboration Patent Rights shall be limited to the Licensed Product (A) in substantially the form and formulation, (B) for substantially those indications and using such modes of administration and (C) using substantially those Manufacturing processes as are used to Manufacture the Licensed Product, in each case ((A), (B) and (C)), as such Licensed Product existed on the earlier of (1) first Marketing Approval anywhere in the world and (2) four (4) years after the termination date; and (g) a worldwide, fully paid-up, royalty-free, right of reference and use, with the right to grant further rights of reference and use unless otherwise restricted by any Existing License and/or New License, under the EYLEA Regulatory Documentation and the PDGF Regulatory Documentation to Exploit ANG2 Products (other than Combination ANG2 Products in the Field in the Territory) inside and outside the Field in the Territory and ANG2 Products inside and outside the Field in the Excluded Territory, in each case, including, without limitation, for use with EYLEA and/or any PDGF Product (but not as a Combination ANG2 Product) in the Field in the Territory.

3.    Company shall provide cooperation and assistance reasonably requested by Regeneron to enable Regeneron (or its nominee) to assume with as little disruption as reasonably possible, the continued Development, Manufacture, and Commercialization of the Licensed Products, including, without limitation, for use with EYLEA and/or any PDGF Product (other than Combination ANG2 Products in the Territory) in the Field. Such cooperation and assistance shall be provided in a prompt and timely manner (having regard to the nature of the cooperation or assistance requested) and shall include, without limitation, the following:

(a)    Company shall transfer and assign to Regeneron (or its nominee) all Marketing Approvals, Pricing Approvals, and other regulatory filings (including Registration Filings) made and/or obtained by Company or its Affiliates or any of its Sublicensees to the extent specifically relating to Licensed Products, including, without limitation, for use with EYLEA and/or any PDGF Product (other than Fixed Combination ANG2 Products in the Territory).

(b)    Company shall assign and transfer to Regeneron (or its nominee) Company’s entire right, title and interest in and to all Product Trademarks, Product Domain Names and Promotional Materials relating to Licensed Products, including, without limitation, for use with EYLEA and/or any PDGF Product (other than Fixed Combination ANG2 Products in the Territory); provided that nothing herein is intended to convey any rights in or to Company’s corporate name and logos and/or any trade names or domain names except for the limited rights set forth herein.

(c)    Company shall provide to Regeneron (or its nominee) a copy (or originals to the extent required by any Regulatory Authority in connection with the Development, Manufacture and/or Commercialization of the Licensed Products, including, without limitation, for use with EYLEA and/or any PDGF Product (other than Fixed Combination ANG2 Products in the Territory) in the Field in the Territory) of all information (including any New Information) in its possession and/or under its control to the extent directly relating to any Licensed Products, including, without limitation, for use with EYLEA and/or any PDGF Product (other than Fixed Combination ANG2 Products in the Territory) in the Field, including, without limitation, all information contained in the regulatory and/or safety databases, all in the format then currently maintained by Company, provided that all such information shall be in a format that is reasonably accessible to Regeneron using non-proprietary systems and Regeneron shall be responsible for any costs associated with Company converting such information into a format reasonably accessible to Regeneron.

(d)    Company shall use Commercially Reasonable Efforts for a period up to twelve (12) months from the applicable date of termination (subject to extension as reasonably requested by Regeneron to the extent necessitated by regulatory delays outside Regeneron’s reasonable control) to assign to Regeneron any applicable sublicenses to the extent related to any Licensed Products, including, without limitation, for use with EYLEA and/or any PDGF Product (other than Fixed Combination ANG2 Products in the Territory) and/or contracts relating to significant services to be performed by Third Parties to the extent related to the Development, Manufacture and/or Commercialization of any Licensed Products, including, without limitation, for use with

EYLEA and/or any PDGF Product (other than Fixed Combination ANG2 Products in the Territory) in the Field in the Territory, as reasonably requested by Regeneron and subject to the German Employee Invention Act.

(e)    Without limitation of Company’s other obligations under this Schedule 9, to the extent Company or its Affiliate is Manufacturing (in whole or in part) Licensed Products, including, without limitation, for use with EYLEA and/or any PDGF Product (other than Fixed Combination ANG2 Products in the Territory) for use in the Field in accordance with a Manufacturing Plan (or is designated to assume such responsibilities), Company (or its Affiliate) will perform such Manufacturing responsibilities and supply Regeneron with Clinical Supply Requirements and/or Commercial Supply Requirements of Licensed Products, including, without limitation, for use with EYLEA and/or any PDGF Product (other than Combination ANG2 Products in the Territory), and Regeneron shall purchase such Licensed Products, including, without limitation, for use with EYLEA and/or any PDGF Product (other than Combination ANG2 Products in the Territory), at the same price, and on such other terms and conditions on which Company was supplying, or in the absence of termination would have been required to supply, such Licensed Products, including, without limitation, for use with EYLEA and/or any PDGF Product (other than Fixed Combination ANG2 Products in the Territory), [***********] the effective date of termination of this Agreement or such shorter period if Regeneron notifies Company that Regeneron is able to Manufacture or have Manufactured Licensed Products, including, without limitation, for use with EYLEA and/or any PDGF Product (other than Combination ANG2 Products in the Territory) on comparable financial terms.

4.    In addition, Company shall permit Regeneron, upon Regeneron’s reasonable notice and during regular business hours, to access and review and copy any EYLEA Regulatory Documentation and/or PDGF Regulatory Documentation and, to the extent not transferred pursuant to paragraph 3, information, data and materials of the types identified above that relate to Combination ANG2 Products. Without limiting the provisions of Section 20.8, the following provisions shall survive any termination of this Agreement triggering the application of this Schedule 9 and shall continue to be enforceable: Sections 8.1(d), 8.2(b) (solely for the benefit of Regeneron), and 8.3 (third, fourth and last sentences only).

5.    Without limitation of the generality of the foregoing, the Parties shall use Commercially Reasonable Efforts to complete the transition of the Development, Manufacture and Commercialization of the Licensed Products, including, without limitation, for use with EYLEA and/or any PDGF Product (other than Combination ANG2 Products in the Territory) in the Field hereunder to Regeneron (or its sublicensee or Third Party designee) as soon as is reasonably possible.

6.    Notwithstanding anything to the contrary in this Schedule 9, Regeneron shall not be required to provide Company any consideration in exchange for the licenses, transfers, assignments and/or other rights granted to it pursuant to the provisions of this Schedule 9; provided, however, that, except as provided in Article XX, Regeneron shall be solely responsible for paying (a) any royalties, fees and/or other consideration that Company may be obligated to pay to a Third Party in respect of any such transfer or sublicense to Regeneron of such licenses and/or other rights; and (b) all amounts owed to Third Parties and all reasonable Out-of-Pocket Costs and FTE costs incurred by Company in meeting its obligations under any Existing Licenses and/or New Licenses, in each case, as a result of Regeneron’s (and/or its Affiliate’s and/or Sublicensee’s) Development, Manufacturing and Commercializing of Licensed Products in the Field in the Territory.

7.    Notwithstanding anything to the contrary contained in this Schedule 9, the restrictions on Regeneron’s rights with respect to Combination ANG2 Products contained in this Schedule 9, including with respect to Regeneron’s right to make, have made, develop, use, sell, offer to sell, have sold, import and export Combination ANG2 Products, shall not apply from and after the expiration or earlier termination for any reason of the EYLEA Agreement or, solely with respect to Combination ANG2 Products that include one or more PDGF Licensed Products but not Aflibercept, the PDGF Agreement.

SCHEDULE 10

Notices

(a)    If to Company:
Bayer HealthCare LLC
100 Bayer Boulevard
Whippany, New Jersey 07981-0915
U.S.A.

With copy to:
Bayer HealthCare AG
51368 Leverkusen, Germany
Attention: General Counsel

(b)    If to Regeneron:
Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591
U.S.A.
Attention: President
Copy: General Counsel

SCHEDULE 1.105

Licensed Products

REGN 910

REGN 910-3 (combination with EYLEA)